Exhibit 99.38

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET S.p.A. - via Paleocapa, 3 - 20121 Milan

Share Capital Euros 614,238,333.28 fully paid up

Tax Code, VAT number and inscription number in the

Milan Enterprises Register: 09032310154

Website: www.mediaset.it

Table of Contents

Consolidated Financial Statements 2017

Directors’ report on operations

Corporate Boards	1

Financial Highlights	2

Directors’ Report on Operations	4

General economic trends	7
Development in the legislative framework in the television sector	8
Mediaset shares	10
Significant Events and Key Corporate Transaction for the year	12
The Main Group companies	15
Group Profile and Performance Review by Business Segment	16
Consolidated Performance by Geographical Area and Business Segment	50
Economic Results	51
Balance Sheet and Financial Position	61
Parent Company Performance	66
Economic Results	67
Balance Sheet and Financial Position	68
Reconciliation between Consolidated and Parent Company Net Profit and Shareholders’ Equity	70
Disclosure of the Main Risks and Uncertainties to which the Group is exposed	71
Human Resources:	79
Group	80
Parent Company	82
Disclosure Required by article 2428 of the Italian Civil Code	85
Other Information	88
Events after 31 December 2017	91
Forecast for the year	92

Draft resolution	93

Mediaset Group

2017 Consolidated Annual Report

Consolidated Financial Statements
Consolidated Statement of Financial Position	95
Consolidated Statement of Income	97
Consolidated Statement of Comprehensive Income	98
Consolidated Statement of Cash Flows	99
Consolidated Statement of Changes in Shareholders’ Equity	100
Consolidated Statement of Financial Position and Statement of Income according to Consob Resolution n. 15519 dated 27 July 2006	101

Explanatory Notes
General Information	104
Basis of Presentation and Accounting Policies for the preparation of the Financial Statements	104
Summary of the Accounting Standards and Measurement Criteria	105
Key Information relating to the scope of consolidation	124
Business Combination	129
Segment Reporting	133
Notes on main Asset Items	139
Notes on main Shareholders’ Equity and Liability Items	155
Notes on the main Items of the Statement of Income	158
Cash Flow Statement	160
Disclosures on Financial Instruments and Risk Management Policies	182
Share-based Payments	199
Related Party Transactions	203
Commitments	204
List of Equity Investments included in the Group’s Consolidated Financial Statements at 31December 2017	205

Certification on the Consolidated Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	209

Indipendent Auditors’ Report	213

Mediaset S.p.A.

2017 Annual Report

Financial Statements
Statement of Financial Position	224
Statement of Income	226
Statement of Coprehensive Income	227
Statement of Cash Flows	228
Statement of Changes in Shareholders’ Equity	229
Statement of Financial Position according to Consob resolution n. 15519 of 27 July 2006	230
Statement of Income according to Consob resolution n. 15519 of 27 July 2006	231

Explanatory Notes
General Information	234
Adoption of International Accounting Standards	234
Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria	234
Other Information	248
Notes on main Asset Items	254
Notes on main Shareholders’ Equity and Liability Items	266
Notes on the main Items of the Statement of Income	284
Investment Commitments and Guarantees	295
Disclosures on Financial Instruments and Risk Management Policies	297
Attachments	310

Report of the Statutory Auditors and the External Auditors	315

Certification on the Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	337

Summary Tables of main economic and financial data of Companies Included in the Consolidation Area	341

Extract from the Resolutions adopted by the Shareholders’ Meeting	355

Compensation Report

Report on Corporate Governance and the Company’s Ownership Structure

MEDIASET GROUP

MEDIASET

Mediaset Group
Annual Report 2017

MEDIASET GROUP

MEDIASET

Mediaset Group
Consolidated Annual Report 2017

Directors' Report on Operations

CORPORATE BOARDS

Board of Directors	Chairman
Fedele Confalonieri
Deputy Chairman and
Chief Executive Officer
Pier Silvio Berlusconi
Directors
Giuliano Adreani
Marina Berlusconi
Franco Bruni
Pasquale Cannatelli*
Mauro Crippa
Bruno Ermolli
Marco Giordani
Fernando Napolitano
Gina Nieri
Michele Perini
Alessandra Piccinino
Niccolo’ Querci
Stefano Sala
Carlo Secchi
Wanda Ternau

Executive Committee	Fedele Confalonieri
Pier Silvio Berlusconi
Giuliano Adreani
Marco Giordani
Gina Nieri

Risk and Control Committee	Carlo Secchi (Chairman)
Franco Bruni
Fernando Napolitano

Compensation Committee	Michele Perini (Chairman)
Bruno Ermolli
Fernando Napolitano

Governance	Carlo Secchi (Chairman)
and Appointments Committee	Michele Perini
Wanda Ternau

Committee of Independent Directors for	Michele Perini (Chairman)
Related-party transactions	Alessandra Piccinino
Carlo Secchi

Board of Statutory Auditors	Mauro Lonardo (Chairman)
Francesca Meneghel (Regular Auditor)
Ezio Maria Simonelli (Regular Auditor)
Stefano Sarubbi (Alternate Auditor)
Flavia Daunia Minutillo (Alternate Auditor)
Riccardo Perotta (Alternate Auditor)

Independent Auditors	Deloitte & Touche S.p.A.

* The non-executive director Pasquale Cannatelli resigned from office on 25 January 2018

FINANCIAL HIGHLIGHTS

Net Consolidated Revenues

mio €

5,000
4,000
3,000
2,000
1,000
-
3,414.7
3,414.4
3,524.8
3,631.0
2013
2014
2015
2016
2017

EBIT

mio €

400
0
-400
246.3
248.7
230.7
-189.3
316.5
2013
2014
2015
2016
2017
2012

Net Result

mio €

250.0
100.0
-50.0
-200.0
-350.0
8.9
23.7
3.8
-294.5
90.5
2013
2014
2015
2016
2017

Net Financial Position

2013
2014
2015
2016
2017
0.0
-750.0
-1,500.0
-2,250.0
-1,459.0
-861.3
-859.4
-1,162.4
-1,392.2

Main Income Statement Data

€ mio

	2013	2014	2015 (1)	2016	2017

Net Consolidated Revenues	3,414.7	3,414.4	3,524.8	3,667.0	3,631.0
Italy	2,588.5	2,483.4	2,554.2	2,675.9	2,636.2
Spain	826.8	932.1	971.9	992.0	996.3
EBIT (2)	246.3	248.7	230.7	(189.3)	316.5
Italy	176.1	104.3	26.1	(413.7)	70.9
spain	70.2	144.8	205.2	224.4	245.3
EBT	100.2	138.5	196.5	(274.5)	296.5
Net Result	8.9	23.7	3.8	(294.5)	90.5

Main Balance Sheet and Financial Data

	2013	2014	2015 (1)	2016	2017

Net Invested Capital (1)	4,436.7	3,906.8	3,806.8	3,698.3	3,774.6
Total Net Shareholders’ Equity	2,977.7	3,045.5	2,947.4	2,535.9	2,382.5
Net Group shareholders’ Equity	2,119.9	2,322.8	2,293.8	1,947.7	1,916.6
Minorities Shareholders’ Equity	857.8	722.6	653.6	588.2	465.9
Net Financial Position (2)	(1,459.0)	(861.3)	(859.4)	(1,162.4)	(1,392.2)
Operating Cash Flow (2)	1,139.3	1,226.5	1,282.3	1,140.7	1,315.7
Investments	549.4	1,705.2	741.8	710.4	625.6
Dividens paid by the Parent Company	—	—	22.7	22.7	—
Dividens paid by Subsidiares	4.1	—	44.2	83.3	175.6

Personnel (3)

	2013	2014	2015	2016	2017

Mediaset Group Personnel (headcount)	5,693	5,559	5,484	5,519	5,470
Italy	4,401	4,299	4,210	4,245	4,197
Spain	1,292	1,260	1,274	1,274	1,273
Mediaset Group Personnel (average)	5,882	5,711	5,680	5,660	5,582
Italy	4,574	4,437	4,402	4,385	4,302
Spain	1,308	1,274	1,278	1,275	1,280

Main Indicators

	2013	2014	2015 (1)	2016	2017

EBIT/Net Revenues	7.2%	7.3%	6.6%	n.a.	8.7%
Italy	6.8%	4.2%	1.0%	n.a.	2.7%
Spain	8.5%	15.5%	21.1%	22.6%	24.6%
EBT/Net Revenues	2.9%	4.1%	5.6%	n.a.	8.2%
Net Result/Net Revenues	0.3%	0.7%	0.1%	n.a.	2.5%
ROI (4)	4.7%	4.7%	4.4%	n.a.	5.5%
ROE (5)	0.3%	0.9%	0.1%	n.a.	4.7%
Number of shares (6)	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064
EPS (euro)	0.01	0.02	0.00	n.a.	0.08
Dividend per share (euro)	—	0.02	0.02	—	—

(1) As envisaged on IFRS 3 paragraph 49, comparative amounts have been restated.

(2) The figures refers to average economic results as well as balance sheet and financial data. Their relative recognition criteria (pursuant CONSOB Resolution n. 6064293 of 28th July 2006 and CESR Recommendation of 3rd November 2005 concerning non GAAP measures) are described on the Directors’ Report on Operation.

(3) Include temporary and permanent workforce

(4) Group EBIT / Average Net Capital Invested

(5) Group Net Result / Group Average Net Equity.

(6) Spot datum at 31/12 net of treasury shares.

DIRECTORS’ REPORT ON OPERATIONS

Shareholders,

In an increasingly dynamic and complex competitive scenario, during the past year the Mediaset Group operated in accordance with the guidelines of the 2020 Mediaset Plan, focusing on the following core objectives:

•                  consolidation of the cross-media advertising leadership position built up over the past few years, by diversifying into radio broadcasting, and launching innovative magazines, DVDs and advertising products to combine the complementarity of the large-scale coverage offered by television with an increased focus on the targeted audiences.

•                  an editorial focus on original entertainment content and self produced Italian films, accompanied by a programme of optimising and reviewing the related investments

•                  transforming the business pay model to a format that depends less on football content and gradually focusing more on a content-provider approach and opening up the single technology platform developed by Premium

•                  pursuing additional efficiency improvements in terms of the organisation and the optimisation of processes.

The pursuit of these actions saw a clear improvement in the consolidated financial results and cash flow even in 2017 by benefiting — despite a context in which the trend in the television advertising market is still below expectations — from the positive contribution of advertising revenues in Italy and Spain, and the significant reduction in operating costs, for which the trends in Italy was also affected by the write-downs and provisions made in 2016.

The consolidated financial results for the year are summarised below:

•                  consolidated net revenues amounted to 3,631.0 million ( -1.0% compared to the previous year);

•                  Ebit showed a positive result of EUR316.5 million, a clear improvement on the -EUR189.3 million recorded in the previous year, a result that was affected by the EUR256.7 billion of write-downs and provisions; the consolidated operating profit was 8.7%.

•                  Net income from continuing operations, before taxes and minority interests was EUR 296.5 million, compared to the -274.5 million on 31 December 2016. The figure was driven by a significant drop in financial expenses, which in the previous year had been affected by one-off costs of EUR41.7 hedging contracts and the early termination of credit lines related to the Vivendi agreement, and the closure in February 2017 of the 300 million bond issued by Mediaset S.p.A. in 2010;

•                  the Group’s net result was positive at 90.5 million, compared to the loss of -EUR294.5 million recorded in 2016.

•                  consolidated net financial debt increased from 1,162.4 million euro on 31 December 2016 to 1,392.2 million euro on 31 December 2017. The core cash flow from business in Italy and Spain was, overall, positive at EUR 181.8 million, a clear improvement compared to the EUR58.8 million of 2016. During the year, a total of EUR149.5 million of investments were made, in relation to the increase in the controlling share in Mediaset España and Ei Towers by means of the buyback of own shares, investments in business combinations, equity investments and other strategic assets

Consolidated Annual Report 2017 — Directors’ Report on Operations

totalling EUR96.3 million, and outflows totalling EUR175.6 million relating to the payout of dividends to minority interests by the subsidiaries Mediaset España and EiTowers.

•                  on 31 December 2017 the workforce of the Mediaset Group companies in the consolidation area was 5,470 employees (5,519 on 31 December 2016)

•                  the parent company Mediaset S.p.A., closed the year ending 31 December 2017 with a positive result of EUR69.2 million compared to a loss of EUR151 million in 2016.

Breaking down consolidated performance by geographical area:

In Italy:

•                  the consolidated net revenues from the Group’s Italian operations amounted to EUR 2,636.2 million, a reduction of -1.5% compared to 2016. This figure was driven by the exceptional returns on the Italian films distributed by Medusa and Taodue during the early part of last year;

•                  the gross advertising revenues, including free and pay-TV channels and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from Mediamond amounted to EUR 2,095.4 million, in 2017, an increase of +0.4% compared to 2016. Based on Nielsen data, the advertising market contracted by 1.9% compared to 2016.

•                  in 2017 the total audience over the 24-hour period was 9.9 million viewers. Mediaset networks have improved their audiences compared to 2016, maintaining leadership on the commercial target with 33.8% of the early evening share and 33.3% over the 24-hour period. Canale 5 was the most watched Italian network by the commercial target audience both in the early evening slot (16.5%) and over the 24-hour period (15,9%);

•                  the core revenues from the pay channels amounted to EUR 587.4 million compared to the EUR619.8 million in 2016.

•                  the revenues of EI Towers compared to other broadcasters and telecommunications operators amounted to EUR 80.9 million, an increase compared to the 72.0 million in 2016;

•                  the Ebit for Italian operations as a whole was positive, at EUR 70.9 million compared to the -413.7 million in 2016, thanks to the significant reduction in overall operating costs (personnel costs, purchases, services and other charges, amortisation and depreciation of rights and other fixed assets). Operating costs in particular, regarding the integrated television activities, showed a reduction of -2.6% with the same perimeter and excluding, over the two years, the effects of the write-downs made in 2016 and other one-off costs.

•                  the net result shows a loss of -9.9 million euro (-380.1 million euro in 2016).

In Spain:

•                  the consolidated net revenues of the Mediaset España Group amounted to EUR 996.3 million, an increase of 0.4% compared to 2016;

•                  the gross advertising revenues amounted to EUR 969.7 million, an increase of 0.7% compared to 2016. In a macroeconomic environment in strong recovery, Mediaset España maintained its leadership in its television market, with a share of 43.3%. Based on Infoadex data, the television advertising investments in Spain increased by 1.0% in 2017;

•                  in 2017 the total free-to-air television offer of the Mediaset España Group, including not only the general-interest channels Telecinco and Cuatro but also the special-interest channels Factoria De Ficcion, Boing, Divinity, Energy and Be Mad, obtained on average audience share out of total viewers, over the 24-hour period, of 28.8% and 30.4% on the commercial target;

•                  the total costs (personnel costs, other operating costs, amortisation and depreciation) of EUR 750.9 million, a reduction of -2.2% compared to the same period in the previous year. Over the past seven years the constant optimisation and control of costs has led to a reduction of 23.4% in the total cost, without affecting the quality of the television offer and also considering the expansion compared 2010 (2 more channels);

•                  As a result of this performance the Ebit stood at EUR 245.3 million compared to the 224.4 million of 2016, corresponding to an operating profit of 24.6% compared to the 22.6% of the previous year;

•                  net profit came to EUR197.5 million compared to the 171.0 million for the previous year.

When defining the period for approving the 2017 consolidated financial reports, Mediaset took up the option available under Article 2364 (2) of the civil code, mainly in order to guarantee that the directors had the maximum amount of information and market results at their disposal in order to prepare the plans underlying the main valuation processes required when drafting the annual financial statements, in a context of major uncertainty with particular regard to the allocation of the rights to the Serie A football championship for 2018-2021.

GENERAL ECONOMIC TRENDS

World economic growth consolidated its expansive cycle in 2017 on a widespread level, with world GDP rising by +3.5%, driven by the strong performance of advanced economies. International trade rose by around 5.4% in volume. The implicit volatility of stock market prices fell to an all-time low, with international financial markets showing substantial stability.

The USA posted GDP growth of +2.3% in 2017, which was driven by all components of domestic demand and job market growth. Other positive factors included expectations of tax reforms, in particular the prospect of a lower tax burden on enterprises. Japan also posted an acceleration in growth, with GDP rising by +1.7%, driven in particular by growth in external demand. In the United Kingdom, growth rates slowed but were still healthy (GDP +1.7%), buoyed by good growth in productive investments and the labour market, with unemployment levels now at a record low. One element characterising all the major advanced economies (with the exception of the United Kingdom, due to the depreciation of the pound) is low inflation, which has remained below the 2% mark.

The economic recovery gained pace strongly across the member nations of the European Monetary Union, with annual GDP growth at its highest for the past ten years at 2.5%.

In all the major EMU economies, growth was driven by the continuation of the stimulus injected by the ECB’s expansionary monetary policy stance (although a progressive cut-back in programmes has been announced as of 2018) and by the positive impact of world economic growth on domestic demand and exports. GDP growth in 2017 was higher than the previous year in Germany (+2.5%), France (+2.0%) and Italy (+1.5%).

Italy was part of the positive picture of broad-based economic recovery, although its GDP growth rate of +1.5% was the lowest of the advanced economies in the EMU. The positive performance in the Italian economy was driven primarily by growth in domestic demand, led by business investment, with gross fixed investment rising by +3.9%, thanks to tax incentives. Overall, investment growth, net of the construction sector, rose by 4.6%, remaining higher than in other major European countries. Domestic consumption (+1.3%) and household spending (+1.4%) grew at rates substantially in line with the previous year, despite a slight slowdown in growth in real disposable income (estimated by some economic observers at +0.4% in 2017, versus +1.6% in 2016). The trend reveals a declining propensity to save, driven by stable employment levels and the recovery in consumer confidence, which is showing progressively greater optimism over economic prospects and the labour market (substantially stable from 57.2% in 2016 to 58% in 2017). The breakdown of household consumption by main product sectors shows that growth was strongest for durable consumer goods (+4.5%), with services also performing well (+1.7%). Consumption in the food sector continued to be weak, however, at +0.4%. The foreign markets, whose contribution to the growth of GDP in 2017 was essentially zero, saw a particularly strong trend in the second half of the year: exports grew by +5.2% year on year in volume, driven by trade with both EU trading partners and non-EU countries such as the USA, Russia and China. Overall, growth in Italian exports was led by almost all product sectors, with the strongest figures posted by chemicals, pharmaceuticals, automobiles and refined petroleum products.

In 2017 the Spanish economy gained a further 3.1%, confirming the positive trend of the two previous years, and the upturn that began in 2013 which has remained stable. All this was despite the crisis in Catalonia, the effects of which on the company’s economy are considered to be temporary and limited, according to forecasts. The growth in household consumption was estimated at about 2.5%, and although this figure is lower than the previous year it does incorporate growth in a segment of GDP this is significant for the advertising industry.

DEVELOPMENTS IN THE LEGISLATIVE FRAMEWORK FOR THE TELEVISION SECTOR

Reported below are the main changes in the legislative framework in Italy for 2017.

Contribution fees for use of broadcasting rights of digital terrestrial television frequencies

On 13 April the Italian Ministry of Economic Development issued a decree (published in the Italian Official Gazette on 22/05/2017) revising the contribution fees for digital terrestrial television broadcasting rights due for 2017 by broadcasters. The decree raised the fees to EUR 2,042,058 for each national network (multiplex), thereby increasing the amounts (of EUR 1,966,990) set in the Decree of 4 August 2016 for the years 2014, 2015 and 2016. As in previous years, Elettronica Industriale paid the amounts due for 2017 on a precautionary basis by the deadline set at 31 July and, in line with the actions already taken in 2016 for the previous years, it filed an appeal with the Lazio Regional Administrative Court.

Mediaset/Vivendi

On 18 April AGCOM (the Italian Media Authority) handed down its decision finding that Vivendi’s position did not comply with the provisions of paragraph 11 of Article 43 of the Italian Legislative Decree No. 177 of 31 July 2015, due to the equity interests held by the company in Telecom Italia S.p.A. and Mediaset S.p.A., and ordered Vivendi to unwind this unlawful position within the next 12 months.

Vivendi has challenged the decision with the Lazio regional Administrative Court, where the appeal is still pending.

On 13 September, AGCOM took note of the plan submitted by Vivendi in compliance with the challenged decision; the plan sets out the conditions for the identification of an independent entity for the transfer of the Mediaset shares exceeding one-tenth of the total voting rights that can be exercised at the shareholders’ meeting of the company.

Refarming of the 700 MHz band

The 2018 Budget Law (Italian Law No. 205 of 27 December 2017) set out the steps and methods identified to proceed with the deployment of 5G technology, in line with the Action Plan announced by the European Commission (COM-2016 588 final and EU Decision 2017/899 of the European Parliament and of the Council).

Among its various provisions, the law provides for the repurposing of the 700 MHz frequency band (694-790 MHz frequencies), currently assigned to digital terrestrial television broadcasting, for 5G broadband communication services.

To achieve that objective, AGCOM (the Italian Media Authority) is to adopt, by 31 May 2018, a new National Frequency Allocation Plan (NFAP 2018) that takes into account the most advanced technology codes and standards, including DVB-T2 technology) for the most efficient use of the spectrum.

By 30 June 2018, the Ministry of Economic Development will establish a Road Map setting out the deadlines and technical areas for the progressive switch off and release of the frequencies by broadcasters.

On the basis of the 2018 NFAP and the conversion and allocation procedures to be identified by the Ministry by 30 September 2018 for the refarming of television frequency rights to DVB-T2 broadcasters, and considering the relative criteria to be set by AGCOM by that same date, the Ministry will release 470-694 MHz band frequencies (UHF channels 21-48) by 28 February 2019. The deadline to end all television broadcasting on the 700 MHz frequency band is 30 June 2022.

Radio advertising and self-promotion

In January 2018 AGCOM ordered R.T.I. to stop the self-promotion on television channels of our radio programmes, a practice that it is has legitimately adopted since March 2016. The direction taken by the Authority, which to date has only been shown towards our broadcasters, in practice does not permit, beyond the transmission time limits for advertising, cross-platform promotion, which is widely and essentially used by all the various broadcasters in the Italian television sector.

The decision will now be examined by the administrative court, with the hearing set for 28 November 2018.

European product scheduling and investment

Legislative Decree No. 204 of 7 December 2017 implemented the provisions of the Media Services Consolidation Act, implementing the delegated law on cinema (Art. 34 of the law of 14 November 2016), with regard to investment quotas and scheduling of European audiovisual productions by television broadcasters.

The law entered into force in January 2018, but will be the subject of a series of implementing decrees and regulations to be adopted over the year by the Ministry of Economic Development, the Ministry of Culture and the Italian Media Authority. The new framework introduces higher quotas for linear broadcast service providers.

Specifically, the quota of scheduling reserved for European productions has been raised from a current 50% of the air time covered by the quota system, to 53% for 2019, 56% for 2020 and 60% for 2021 and beyond; the investment quotas in independent producers’ works have similarly been raised, from a current 10% of the broadcaster’s revenues, net of pay TV revenues for sports programmes, to 12.5% starting from 2020.

Investment quotas in original Italian cinema productions by independent producers have instead been raised from a current 3.2% of the broadcaster’s earnings, as calculated for European productions, to 3.5% for 2019, 4% for 2020, and 4.5% for 2021 and beyond.

Finally, new subquotas have been identified for the scheduling of original Italian television production and cinema productions and a more restrictive and detailed system introduced for non-linear broadcast services.

MEDIASET SHARES

Stock market performance

European financial markets showed relative stability over 2017, despite political developments in three of the largest European Union Member States. Italy saw a change in its executive following the outcome of the constitutional referendum, which was followed by a long process for the approval of a new electoral law and the announcement of a date for future elections, which was set for the following year. General elections were instead held in France in May, which delivered a clear-cut majority in parliament that was positively welcomed by markets, and in Germany in September, where the outcome was much more uncertain, although markets responded with confidence in a stable resolution of the problem. The market recovery was also underpinned, however, by the ECB’s continuing quantitative easing programme and action on interest rates.

The FTSE MIB closed the year with a positive performance of +11.69%. In 2017, the index fell to a minimum of 18,590.73 on 31 January and peaked at 23,046.05 on 02 November, averaging 21,103.79 for the year.

Mediaset shares performed in line with other European broadcasters over the year, despite a price adjustment at the start of 2017 in response to the rapid entry of a new shareholder in the ownership structure. The shares closed 2017 with a negative performance of -22.21%.

The trend for the media sector was substantially stable until the start of the summer, when investors began to lower their expectations of advertising market returns, which affected the performance of all major European media equities.

Stocks on the British and German markets in particular were affected more than their peers, in part due to the political uncertainty hovering over those countries (the Brexit negotiation process in the UK and general elections in Germany, where the outcome delivered no clear winner able to form government on its own). ITV closed the year with a decidedly negative performance (-23.87%), followed by Prosieben, which closed 2017 at -23.57%. A more moderate response was seen to the two Spanish broadcasters Mediaset España and Atresmedia, which closed 2017 respectively at -16.36% and -16.27%. The only European broadcasters that posted growth for the year in their stock prices were French broadcasters, where investors responded positively to signs of recovery in the advertising market and to the outcome of the May general elections. TF1 performed strongly posting growth of +27.25%, followed by M6 at +20.81%.

In 2017, the average price of Mediaset shares was EUR 3.5, with a low of EUR 2.9 recorded on 10 November and a high of EUR 4.4 recorded on 11 January.

Mediaset share price	2017	2016	2015

Maximum Price (EUR)	4.4	4.6	4.9
	11st January	21st December	16th July
Minimum Price (EUR)	2.9	2.2	3.2
	10th November	28th November	6th January
Opening Price 1/1 (EUR)	4.2	3.7	3.4
Closing Price 31/12 (EUR)	3.2	4.1	3.8
Average Volume (m)	5.2	9.5	10.2
Maximum Volume (m)	29.0	140.0	46.9
	10th October	13th December	11st November
Minimum Volume (m)	1.4	1.3	2.7
		30th May	16th December
Number of ordinary shares (m) *	1,136.4	1,136.4	1,136.4

Capitalisation 31/12 (EUR m) *	3,670.6	4,670.6	4,354.7

*own shares not included

Mediaset versus the main market indices (2017)

Mediaset versus other major European broadcasters (2017)

SIGNIFICANT EVENTS AND KEY CORPORATE TRANSACTIONS FOR THE YEAR

Details are provided below of the significant events and transactions for the year.

On 12 January Mediaset acquired an equity investment in Studio 71, the leading multichannel network in Europe — and one of the largest five in the world — controlled by the German group ProSiebenSat.1Media.

The multichannel networks and Studio 71 operate on the leading free video broadcasting platforms (starting with YouTube), which assures the talent creators greater visibility and monetisation thanks to the networks’ critical mass. Studio 71 obtains more than 6 billion video views per month and has a presence in five countries with around 200 staff. In Italy, it already manages an inventory of over 40 million videos viewed per month.

Mediaset (with an initial share of 5.5%) and the French group TF1 (6.1%) made an investment in the company for a total of EUR 50 million, valued at EUR 400 million, with the aim of creating the most important European digital content operator in close synergy with general-interest television and developing a free access advertising video on demand (AVOD) business model. Publitalia ‘80 will be the network’s exclusive agency for Italy, thus strengthening its increasingly cross-media focus.

As a result of the agreements signed, on 4 August was established the joint venture “Studio 71 Italia” in which Mediaset is a leading shareholder (49%) and through which the entire Italian business of Studio 71 is managed.

On 17 January the Board of Directors of Mediaset approved the guidelines for the growth and economic and financial targets for 2017-2020, which forecast an increase in Mediaset’s share of the total advertising market from a current 37.4% to 39% and an expected improvement of EUR 468 million in the EBIT of Italian media operations by 2020.

On 1 February Mediaset redeemed EUR 300 million at maturity of the corporate bond that had originally been issued on February 2010, by using existing credit facilities.

On 18 April the Italian Media Authority ascertained that Vivendi’s position was not compliant with the provisions of paragraph 11 of Article 43 of the Italian Legislative Decree no. 177 of 31 July 2015, due to the equity interests held by the company in Telecom Italia S.p.A. and Mediaset S.p.A. and ordered Vivendi to unwind this unlawful position within the next 12 months, submitting within 60 days an action plan that the company intends to implement.

On 4 May the subsidiary RTI S.p.A. purchased 100% of the company Unione Trasmissioni Televisive S.r.l. which holds the authorisation for the broadcasting of the general national digital terrestrial channel Retecapri, associated with LCN 20, Retecapri +1 (LCN 120), Retecapri HD (LCN 121). On 8 November the resolution was passed for the merger of that company into RTI S.p.A.

On 25 July Publitalia 80 and Publiespana S.A. formed the joint venture AdTech Ventures S.p.A. The company will have a 33.3% share in the joint venture European Broadcaster Exchange (EBX), in which both TF1 (France) and ProsiebenSat1 (Germany) will have the same percentage holding. This innovative joint venture will meet the increasing demand for brand safety and high quality, large-scale pan-European video campaigns. EBX’s activities will focus primarily on programmatic video campaigns requiring the automated management of databases for the sale and purchase of digital advertising space.

EBX will be based in London, where major media agencies specialised in planning pan-European campaigns are located. The agreement has been authorised by the Directorate-General for Competition of the European Commission. The strategic alliance between broadcasters of the calibre of Mediaset Italy, Mediaset España, ProSiebenSat.1 and TF1 will enable an audience of over 250 million people to be reached, forming the critical mass needed to take on the global web giants. The joint innovation strategy will open up new opportunities for investors, as the programmatic video advertising market is growing fast, currently at a level of 45% per year in Western Europe alone. The open model gives other European media groups the option to join EBX in the future.

EBX will activate a platform for the sale of digital video advertisements, which investors will be able to access to purchase international campaigns. EBX will also see the partners work together more closely and strategically to promote technological development in on-line advertising through Ad Exchange.

On 31 July, RadioMediaset S.p.A., after obtaining the necessary authorisations, acquired the companies Radio Subasio Srl and Radio Aut Srl, which control the regional broadcasters Radio Subasio, the leading broadcaster in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The acquisition became effective as of 1 August and was closed at a purchase price of EUR 25 million (which may be raised by a maximum of EUR 5 million over the next few years, if set performance targets are reached). The deal further strengthens the geographical coverage and broadcast offering of RadioMediaset’s radio broadcasting business, which is underpinned by the national broadcasters Radio105, Virgin and R101. The acquisitions qualify as business combinations and, in accordance with IFRS 3, final allocation of the purchase price paid has been completed. At the reporting date of these consolidated financial statements, the purchase price was allocated to intangible assets, including EUR 5.0 million for the Radio Subasio trademark and EUR 22 million for the radio transmission frequencies. The transaction, including the net cash and cash equivalents of the companies acquired, had a negative impact on the consolidated net financial position at the acquisition date of EUR 22.9 million.

On 28 August Mediaset España S.A. concluded the share buy-back plan approved by the Shareholders’ Meeting on 27 April 2017 with the purchase of 9,282,275 shares, equal to 2.756% of the share capital, for a total outlay of EUR 100 million. As a result of the buy-back plan, the equity interest held by the Group in Mediaset España rose to 51.63% from 50.208% at 31 December 2016. The Shareholders’ Meeting held on 18 April 2018 resolved to reduce share capital by cancelling own shares in portfolio.

On 13 September AGCOM took note of the plan submitted by Vivendi in compliance with the challenged decision; the plan sets out the conditions for the identification of an independent entity for the transfer of the Mediaset shares exceeding one-tenth of the total voting rights that can be exercised at the shareholders’ meeting of the company.

On 14 November Channel 4 announced it had joined EBX, the new digital advertising partnership set up by Mediaset Italia, Mediaset España, ProSiebenSat 1 and TF1.

The Ad Exchange platform will open the doors for the Mediaset Group, ProSiebenSat.1, TF1 and Channel 4 to enter for the first time the international digital advertising market, giving them the chance to compete more efficiently with global players.

The participation of Mediaset, ProSiebenSat.1 and TF1 in the joint venture has been approved by the relevant authorities. Channel 4 will be subject to the same competition and anti-trust procedures.

The subsidiary EI Towers S.p.A. concluded its share buy-back plan during the year, in implementation of the decisions adopted by the Shareholders’ Meeting on 20 April 2017 and the Board of Directors on 4 May 2017. Under the plan a total of 951,107 shares were bought back, equal to 3.37% of the share capital.

At 31 December 2017, treasury shares in portfolio amounted to 1,364,540 in total, equal to 4.83% of the share capital, representing a total outlay of EUR 49.1 million. As a result of the buy-back plan, the equity interest held by the Group in EI Towers rose to 42.03% from 40.6% at 31 December 2016.

Over the year, EI Towers made various acquisitions of surface rights to land and rooftops bearing television and telephone towers, equity investments and business units, for a total value of EUR 19.0 million.

On 30 October 2017 the subsidiary EI Towers entered into a EUR 270 million loan agreement to fund the repayment of outstanding Eurobonds and support operational management. The four-year loan will be repaid at maturity in a single lump sum and is not secured by collateral, but entails a financial covenant requiring that the consolidated leverage ratio remains below 3.25.

On 29 November 2017 in the preliminary proceedings listed at case number C-265/16, the European Court of Justice held that the copyright prevented a commercial enterprise from providing a remote cloud-based service for recording TV programmes by actively intervening in the recording, without the copyright holder’s consent. The ruling is an important indication of the interpretation of copyright protection in cloud computing, as it clarifies that intellectual property is infringed if television programmes or other protected works are made available to the public using cloud technology, even at the request of individual users, without the consent of the rights holders. The European ruling originated from a case heard by the court of Turin between the British company VCast Ltd., which provided the disputed service, and RTI — Mediaset, which requested an injunction on that activity. The court granted an injunction on an urgent basis, and the same order was made by the courts of Milan and Rome in similar disputes.

On 21 December 2017 Mediaset won the exclusive television rights to broadcast the “Russia 2018” FIFA World Cup. For the first time ever, the Mediaset Group will be showing free-to-air all 64 matches of the 2018 FIFA World Cup football championship. The most important sporting event of 2018 will be broadcast completely free of charge and exclusively by Mediaset. Alongside Italy, “Russia 2018” will be shown free-to-air on the Spanish networks of Mediaset España, making the Mediaset Group the first and only free-to-air television broadcasting hub to show the sporting event.

THE MAIN GROUP COMPANIES

MEDIASET S.p.A.
100%
Mediaset Investment Sarl
99.20%
Videotime S.p.A.
100%
RTI S.p.A.
20.22%
6.45%
AUDITEL S.r.l.
100%
Mediaset Investment N.V.
100%
Publitalia '80 S.p.A.
50.21%
Mediaset España Comunicación S.A.
30%
Titanus Elios S.p.A.
100%
Videotime Produzioni S.p.A.
34.12%
Nessma Sa
32.30%
Nessma Broadcast S.r.l.
100%
Elettronica Industriale S.p.A.
40%
E.I. Tower S.P.A.
100%
Mediaset Premium S.p.A.
100%
Towertel S.p.A.
100%
E.I.T. Radio S.p.A.
95%
Nettrotter S.r.l.
100%
Radio Mediaset S.p.A.
80%
Monradio S.r.l
100%
Multiradio S.r.l
100%
Medusa Film S.p.A.
38.99%
Societa Funivie Maddalena S.p.A.
51%
BOING S.p.A
Monte Maddalena Telecomunicazioni S.p.A.
50%
50%
100%
Taodue S.r.l.
100%
MEDSET FILM S.a.s
49%
Studio 71 Italia S.r.l.
40%
Blasteem S.r.l.
20.24%
Superguida TV S.r.l
51%
Fascino Produzioni Gestione Teatro S.r.l.
48.16%
Tivù S.r.l.
100%
Radio Subasio S.r.l.
100%
Radio Aut S.r.l.
100%
Radio Engineering CO S.r.l.
99.99%
Virgin Radio Italy S.p.A.
30%
Publiea S.r.l
100%
Radio Studio 105 S.p.A.
100%
Radio 105 USA Corp
100%
Digitalia '08 S.r.l.
100%
Publieurope Ltd
European Broadcaster Exchange EBX Limited
33.33%
50%
Adtech Ventures S.p.A.
50%
Publiespaña SAU
100%
50%
Mediamond S.p.A.
Publimedia Gestion SAU
100%
Aunia Publicidad Interactiva SLU
50%
Netsonic S.L.
100%
99.90%
Netsonic S.A.C.
100%
Conecta Multiplataforma SA
100%
CONECTA 5 TELECINCO SAU
30%
Megamedia Television SL
100%
Grupo Editorial Tele 5 SAU
100%
Sogecable Editorial SLU
100%
Telecinco Cinema SAU
34%
Furia de Titanes II A.I.E.
100%
Mediacinco Cartera SL
100%
Advertisement 4 Adventure SLU
43.71%
Pegaso Television INC
30%
La Fabrica De La Tele SL
40%
Alea Media SA
30%
Producciones Mandarina SL
30%
Supersport Television SL
40%
Melodia Producciones SL
30%
Bulldog TV Spain SL
Companies consolidated on a line-by-line basis
Companies consolidated using equity method

GROUP PROFILE AND PERFORMANCE REVIEW BY BUSINESS SEGMENT

Mediaset is a multinational media group, which has been listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy, Mediaset has two main areas of business:

•                  Integrated television operations consisting of commercial television broadcasting over three of Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV), with a broad range of content also exclusively centred on soccer, cinema, TV series, documentaries and children’s television channels. Over the last two years Mediaset has also set up a radio segment, bringing together three of the largest national broadcasters.

•                  Network infrastructure services and management through the 40% holding in EI Towers (equivalent to an interest of 42.03% at 31 December 2017, net of treasury shares), the leading independent tower operator in Italy, engaged in network infrastructure management and the provision of electronic communications services for television and radio broadcasting and mobile transmissions. The company, which is listed on the Milan Stock Exchange, was created in 2012 following the merger between EI Towers, a Mediaset Group company - which had absorbed the Tower operations in 2011 - and the third-party company DMT.

•                  In Spain, Mediaset is the main shareholder of Mediaset España, with an interest of 50.208% at 31 December 2017 (51.63% interest net of treasury shares). Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange.

ITALY

INTEGRATED TELEVISION OPERATIONS

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximize their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in movie distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video - with the capacity to rebroadcast and amplify content and supply, as well as launching original products - and the offering of pay videostreaming on demand.

The integrated television model consists of the following main activities:

•                  content production and third-party acquisition;

•                  content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•                  other activities: radio stations, movie production and distribution, teleshopping, publishing activities, licensing and merchandising, foreign advertising concessions under the umbrella of the subsidiary Publieurope.

CONTENT PRODUCTION AND ACQUISITION

Productions

In 2017, RTI S.p.A. produced 321 television programmes.

The following table shows the number of productions made in 2017 by type, split by general interest channels, thematic channels, semi-generalist channels and pay TV channels.

	Numbers of in- house productions
	2017			2016
	Prime	Day		Prime	Day
Types	Time	Time	Total	Time	Time	Total
Film	—	—	—	—	—	—
Fiction	7	—	7	7	2	9
Cartoon	—	—	—	—	—	—
News	7	35	42	11	33	44
Sport	2	10	12	2	11	13
Entertainment	35	89	124	44	77	121
Education	—	5	5	2	5	7
Teleshopping	4	17	21	6	17	23
Promotion	—	10	10	—	12	12
Total Generalist Networks	55	166	221	72	157	229
Film	—	—	—	—	—	—
Fiction	—	—	—	—	—	—
Cartoon	—	—	—	—	—	—
News	—	3	3	—	2	2
Sport	—	6	6	—	3	3
Entertainment	2	33	35	3	39	42
Education	—	—	—	—	2	2
Teleshopping	—	1	1	—	1	1
Promotion	—	5	5	—	5	5

Total Multi-Channel	2	48	50	3	52	55

Film	—	—	—	—	—	—
Fiction	—	—	—	—	0	0
Cartoon	—	—	—	—	—	—
News	—	—	—	—	0	0
Sport	6	32	38	7	35	42
Entertainment	—	5	5	—	10	10
Education	—	—	—	—	—	—
Teleshopping	—	—	—	—	—	—
Promotion	—	7	7	—	6	6
Total Pay-tv Networks	6	44	50	7	51	58

TOTAL	63	258	321	82	260	342

A total of 18,096 hours of final programme time was produced in 2017, compared to 16,750 hours in 2016, as detailed in the following table:

	Hours of finished products
Types	2017	% wheight	2016	% wheight

Film	—	—	—	—
Fiction	86	0.5%	96	0.6%
Cartoon	—	—	—	—
News	3,730	20.6%	3,793	22.6%
Sport	406	2.2%	391	2.3%
Entertainment	2,489	13.8%	2,537	15.1%
Education	74	0.4%	60	0.4%
Teleshopping	35	0.2%	59	0.4%
Promotion	40	0.2%	34	0.2%
Total Generalist Networks	6,859	37.9%	6,969	41.6%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	3,802	21.0%	3,761	22.5%
Sport	211	1.2%	161	1.0%
Entertainment	1,139	6.3%	369	2.2%
Education	—	—	12	0.1%
Teleshopping	19	0.1%	12	0.1%
Promotion	9	—	8	—
Total Multi-Channel	5,180	28.6%	4,322	25.8%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	—	—	—	—
Sport	6,027	33.3%	5,418	32.3%
Entertainment	19	0.1%	29	0.2%
Education	—	—	—	—
Teleshopping	—	—	—	—
Promotion	11	0.1%	12	0.1%

Total Pay-tv Networks	6,057	33.5%	5,459	32.6%

TOTAL	18,096	100.0%	16,750	100.0%

Entertainment productions

Once again in 2017, Mediaset confirmed its leadership in entertainment for the general public, through a mix of evergreen programming and new self-produced or international formats.

Prime Time on Canale 5 and Italia Uno:

Canale5 has once again maintained its leadership over the commercial target, further developing its own creative faces and groups capable of intercepting and intriguing an ever consistent number of spectators, both young and old.

The range of different genres produced by Maria De Filippi’s Fascino production company Canale5 the first choice both in daytime and in prime time, with consistently high ratings both in the younger commercial target and in total individuals. C’è posta per te, now in its 16th season, still has 25.7% of the audience (peaks of 38% for women under 24), Amici gets 24.4% on average (30% for young people and with peaks of over 51% for young females), and Tu Si Que Vales not only continues to be effective, remaining first choice on Saturday night, but has also increased its audience share by 3.7 points compared to the previous season. Selfie also did well, attracting 33% of the under-19 female audience, as did the summer reality show Temptation Island, which with a 23% share improved by more than 3 points compared to last year.

The network’s leadership on reality shows remains strong: The return of Isola dei Famosi brought Canale5 to 22.4%, whose daily segments also benefitted Mediaset Extra, whose daytime audience share doubled. The second season of Grande Fratello Vip (27.5%, + 3.5 points on 2016) confirms Canale 5’s strength among the active public, with a strong grip on younger targets (over 45% on women under 19 years).

The entertainment offer linked to the network’s leading faces is expanding. For example, with the return of “Chi ha incastrato Peter Pan”, Paolo Bonolis got over 21% of the young male audience, and then 22.4% with the debut of the new show “Music” (confirmed also in autumn 2017). The same was true for Gerry Scotti, first with two new episodes of Little big show, then with the special prime time of Caduta Libera and the return of The Winner is, which attracted a 14.4% share.

Italia1 returned to growth thanks to new evenings of entertainment, accompanying the network’s traditional strong points.

The last year also saw a further growth in popularity of the investigative reporting of Le Iene, whose two weekly shows reached a share of 14%, with peaks of over 21% on 15/34.

Comedy was a marked success, with a variety of different types aimed at various targets:

•                  the cabaret show, Colorado, remained strong with nine prime time slots reaching 15% of men under 25;

•                  jokes made a return with Lo scherzo perfetto, which debuted with 17% of the network target;

•                  the irreverent Emigratis peaked at 38% of 15/19 year olds;

•                  the improvisation of Buona la prima reached 18.5% of 20/24 year olds;

•                  Pucci’s new one-man Big Show reached over 11% of under 35s with peaks of 17% among younger men.

Italia Uno also saw excellent performance in the music area with Bring the noise at 11% of young people and children and the return of Sarabanda’s 3 summer specials, which were well received by the network audience, with 22% on the 20/24 year-old audience.

Rete4’s prime time offering this year was focused on news and current affairs (Quinta Colonna, Quarto Grado, Il terzo Indizio…).

Events: Canale5 brought back music to prime time with a wide range of concerts thatthroughout the year: after the event Amiche in Arena in Primavera, summer began with the Wind Summer Festival (over 31% of 15/24-year-olds) and autumn and the festive season ended with special events dedicated to Zucchero, Elisa and Umberto Tozzi.

Daytime programmes: In addition to infotainment shows (Mattino Cinque, Pomeriggio Cinque, Verissimo and Domenica Live) Canale 5 was also popular for the shows Forum and Uomini e Donne (25.6%). The excellent daytime performance of the Saturday show of Amici is also notable, with a 23.2% share (45% of 15/24-year-olds).

Canale5 expanded its offering in the late-afternoon category by successfully launching a third new game: The Wall (20.8%), which adds to Caduta Libera (average of about 20%) and Avanti un altro! (24.5% with peaks among older adult women of al 27%).

Striscia la notizia performed strongly yet again. Antonio Ricci’s satirical news show, with 20.8% was almost always the leader in access prime time.

Access and Late Night: In the late-night slot, Canale 5 offered 24 in-depth evenings with Maurizio Costanzo’s talk show, adding to the talk show Matrix. Italia Uno’s late-night entertainment offering has continued to expand, with international formats like Carpool karaoke (22% of 15/19 year-olds) and Gogglebox at 19.6% of the network target, and with original productions like Emigratis (22% of 15/34-year-olds), Mai dire GF Vip and Tutta colpa di Darwin, which both achieved 18% of the young target.

In 2017, the number of productions financed in part or entirely through product placement also increased.

Branded content: now a part of the main generalist prime-time shows (from Amici to Gf, from Tu si Que Vales to Le Iene…) without compromising quality or performance.

There was a strong increase in branded content on Italia1, covering entire late evenings with Street food battle, which reached 14% of 15/34-year-olds), or daytime slots (Love Snack and Upgrade) on Italia Uno.

This approach also made it possible to improve the schedules of thematic channels with new productions (e.g. Let’s go now and Ti regalo una storia on La5).

News and Sport productions

In 2017, the integrated system model was further consolidated for News and Sports in the Mediaset networks and multimedia platforms.

The system is based on the various components:

Television news broadcasts: Tg5, leader in the commercial target audience (15/64) in the morning front page news (18,2%), morning (19,9% share), afternoon (18,7%) and evening (20,1%) editions; Studio Aperto, which successfully covers the young audiences (15/34) of Italia 1 in both the afternoon (16,7% share) and evening shows (8,8% share); Tg4 catches the core audience of Rete 4 (over 55), with a share of 8.5% of this target at 11.30 am and 5.1% share at 6.55 pm. Tg4 also covers the Rete 4’s access slot with Dalla Vostra parte, which got 6.6% of over 55s.

Infotainment and journalistic analysis, by Videonews: Canale 5 daytime with Mattino 5, Pomeriggio 5, Verissimo and Domenica Live, which respectively achieve 14.6%, 19.0%, 19.0% and 18.0% of the commercial target audience; Canale 5 late evening, with Supercinema, Top Secret, X-style and above all Matrix, which achieved 7.7% of the commercial target in “hard news” hosted by Nicola Porro and 9.9% of the Friday edition presented by Piero Chiambretti. In autumn 2017, the writers of Matrix created a daily radio spin-off on Radio 105

Rete 4 prime time with Quarto Grado and Quinta Colonna (9.1% and 6.9% of over 55s) and, with the summer repeats of Il Terzo Indizio, the spin-off of Quarto Grado (6.9% of over 55s); Rete 4 late evening, with reportage in Terra! and Confessione Reporter. Rete 4 daytime, with Dalla parte degli animali shown on Saturday in Prima TV (3.3% of over 55 network target) and with repeats on La5 (0.35% of commercial target). Splendor, aired on Iris in the late-night slot (0.77% share of the commercial target).

Sports information on generalist and free-to-view channels: 370 hours of news and columns, alongside the schedule of Champions League matches; In addition to the success of Tiki Taka in the Italia 1 late-night slot, managed by Videonews, there were a total of 270 hours of original product produced by the Motor Team: Superbike broadcast on Italia 1 (in simulcast with Italia 2) and Formula E (racing series for electric cars); new programmes and magazines: Tiki Taka News, E-Planet, High Lights Formula E; more than 1050 original news reports and about 1000 videolinks, phone interviews and guests for the TV news on Italia1, Italia2, Canale5, Rete4, Tgcom24, Premium Sport.

Journalistic coverage of events on the Premium Calcio pay channels: managed by the Premium Sport newsdesk: around 3200 hours of programming dedicated to the Italian soccer championship and the European cups, enriched by around 280 hours of specialist programmes.

The all-news system Tgcom24, in its various forms, including the television network (available on the DTT Channel 51 and SKY 509), the “breaking news” on the free generalist and thematic networks, on the RadioMediaset radio network and on the main national radio stations, the website Tgcom24.it, apps for smart phones and tablets and official profiles on social networks (Facebook, Twitter and also Instagram from the year in review).

It is also important to mention the performance of multimedia News and Sport, as shown by the indicator of the videos seen on the web and mobile at Tgcom24.it (24,9 million on average per month, +22% compared to 2016) and SportMediaset.it (8.1 million average per month, +74% on 2016). The multimedia offering of TGcom24 is followed by over 24.7 million unique users per month. Source: Shinystat

On the mobile front, the Tgcom24 App exceeded 5.5 million downloads, an increase of 6% compared to 2016, the SportMediaset App exceeded 3.5 million downloads, an increase of 9% compared to 2016.

Tgcom24 is also very popular on social networks. The official Facebook page has over 2 million fans (up 18% compared to 2016 - Facebook Insight) and the official Twitter profile has 945,000 followers (up 10% on 2016 - Twitter Insight).

The consolidation of the number of hours of in-house productions (in 2017 amounting to over 14,200 hours of in-house productions broadcast: about 7,600 hours of self-produced News and about 6,600 hours of self-produced Sport broadcast, including events, news and comment produced by both the Videonews Motor Team and the Premium Sport team) is the result of profound organisational, technological and logistical changes.

The News Mediaset agency. Established in March 2010 to bring together into a single unit some 110 journalists from Mediaset’s various publications. The agency provides a constant stream of news for Tgcom24 and supplies content to the three national television news broadcasts (Tg5, Tg4 and Studio Aperto) and for infotainment (Videonews). It also provides cross-media content for Web and mobile applications. The four newsrooms (Tg5, Tg4, Studio Aperto and Tgcom24) have a total staff of around

100 journalists. In 2017, News Mediaset focused more on product quality and better internal customer satisfaction; it produced approx. 37,000 content items for television, in addition to 950 breaking news items for free-to-air generalist and thematic TV channels. A considerable amount of multimedia content was also produced, over 14,600 videos (+31% over 2014), around 9,700 photogalleries; over 1100 SMS news alerts, providing content for new media platforms.

The Dalet digital production system. First introduced into newsrooms as of 2011, with a view to integrating all news reporting programmes into a single digital environment, the Dalet system today is fully up and running on the News in the Cologno Monzese and Rome Palatino production centres and in the 9 regional newsrooms. The newsrooms of the 2 production centres are synchronised, allowing all users to access the same content, regardless of location. The digitalisation of TG5 has reduced the use of post-production facilities and production costs. The extension of the digital system has made journalists even more autonomous in searching for video material, freeing up resources that are used more effectively in describing archive material. Thanks to the shared technology, the system enables real-time exchange of services and content without any physical transfer of materials, facilitating synergies between publications. In early 2017, the Dalet system was updated from version 3.5 to Galaxy.

As regards logistics, the production centre in Cologno Monzese houses TG4 and Studio Aperto at studio 4 (the only shared studio for two national news programmes), while Tgcom24 is produced in the in futuristic studio 15. The newsrooms are located in the technologically advanced spaces of Viale Europa 44.

Process innovations (organisational, technological and logistical) enabled a significant improvement in productivity compared to 2011, the year in which the Dalet production system was introduced: against a reduction of the total cost for News (approx. 10%), the number of hours produced in-house more than doubled from 3,767 to 7,559.

Tgcom24 strengthened its cross-media presence in 2017. Il Canale TV 51 DTT, che totalizza attualmente 3 milioni di contatti nel giorno medio, ha incrementato gli spazi dedicati alle dirette dal web grazie alla nuova postazione realizzata all’interno della redazione Internet, per arricchire l’offerta e sostenere il potenziamento del brand in Rete. In 2017, the TGCOM24.it website recorded approximately 9.7 billion page views (+52% compared to 2016), ranking second among online news sources and first on mobile.

In addition to web synergies, Tgcom24 has consolidated its collaboration with the RadioMediaset network, redeveloping the “Buone notizie dalla radio” show (developed with the editorial staff of Radio 101, 105 and Virgin Radio) with a new identity management. The brand also has a strong presence on RadioMediaset platforms (Radio 105, Virgin Radio, R101, Radio Subasio); Tgcom24 news shorts are broadcast simultaneously by 6 radio stations (in addition to those of the RadioMediaset, Radio Monte Carlo and RadioNorba networks) at 5 peak audience periods, potentially reaching over 10.7 million listeners a day and over 25.7 million listeners a week (Source: Radiomonitor).

To complete the picture of Tgcom24’s cross-media system, we also note breaking news items broadcast on the Mediaset Free Channels (generalist and thematic channels) that reach about 6 million people a day during the week and 8 million a day on weekends.

There has been particular focus on the development of institutional and educational partnerships. Tg dei Ragazzi, produced in collaboration with “la Città dei Bambini e dei Ragazzi”, at the Old Port of Genoa, has reached the end of its first trial year. Young aspiring journalists have followed a course delivered in partnership with Tgcom24, leading to the creation of a mini-weekly news show lasting about 15 minutes. On the institutional front, the partnership with the European Parliament has led to a cycle of programmes in the main European capitals, to give a voice to young people and European identities.

The Mediaset brand meteo.it is the leading Italian weather forecasting system, spread across TV, online, mobile and radio, and is completely free of charge.

meteo.it is a highly renowned and authoritative national scientific leader, as shown by over 10 million users who follow the Mediaset brand’s forecasts each day across the various multimedia platforms.

Some numbers:

•                  25 different TV productions per day, 365 days a year, to meet all the needs of the different TV channels of the Mediaset universe, totalling about 9,200 productions per year. In 2017, more than 100 special live events were broadcast during periods of bad weather, providing a public utility service;

•                  8 milion viewers everyday (unique users, unique contacts) receive the tv information of meteo.it (cumulated data derived from the meteo.it windows on Mediaset networks).

•                  50 radio broadcasts per day, divided between national and regional radio;

•                  Monthly traffic for www.meteo.it on the web and mobile is 2,051,000 unique users, with 14,538,000 page views (source: audiweb);

•                  1,250,000 users follow meteo.it on social media; of these, 64,000 have used meteo.it’s brand new Chatbot.

In 2017, in addition to consolidating the programs developed in collaboration with Publitalia and broadcast on generalist TV schedules (including Supercinema, Cotto e mangiato Menù, X-Style and Dalla parte degli animali), Production Partnership Coordination strengthened the European grant/financing section, already tested in 2016, creating 2 cycles of a weekly programme in partnership with the European Parliament entitled “Giovane Europa”. The format, broadcast on DTT channel 51 — TgCom24 is included in the institutional networks of the European Union.The process of training/updates on the Dalet Galaxy system, begun in 2011 and in 2017 involved 380 people (200 journalists and 180 technical production staff).

The entire newsroom staff of the journalistic publications and the Mediaset News agency are now able to use the new digital system in full: for visualizing and selecting images, editing and voice-over tasks, and scheduling and airing news reports.

In 2017, the use of Net Videoboxes (known as Totem) became further consolidated in the 9 regional newsrooms. These enable the establishment of audio-video links, without the need for technical staff, helping journalists to operate more independently.

During 2017, the use of Videoboxes also became standard in foreign editorial offices in London, Brussels, Jerusalem and New York (which has moved into the prestigious Reuters building). In all foreign offices, journalists have web-based access to the same digital system used in the production centres of Milan and Rome. This has enabled better working integration and therefore more effective use of resources.

The use of Field Units (known as Zainetti) has also become systematic and has been improved thanks to broadband. These units allow audio video links to be established very rapidly, with a high degree of flexibility and cost effectiveness, significantly increasing coverage of exceptional events throughout Italy. The New York desk has also acquired 2 dedicated Field Units.

The use of the Network as a means of transmission makes it possible to reduce satellite costs and therefore to be able to manage more locations at the same cost.

Filming production equipment was further enhanced with drone-mounted cameras. These remote-control cameras can shoot high definition video, from angles otherwise unattainable using conventional filming equipment. This has allowed us to significantly improve the quality of video news broadcasts.

Drama productions

RTI S.p.A. possess the know-how and the organisation to select projects and develop the production of highly popular drama series. These products are commissioned to major national partners and, in some cases, are sold abroad or leveraged via the web channel, thus contributing to covering production costs.

In 2017, the drama line was reviewed, which will have an increasing effect in the coming years both in terms of volumes and new titles.

RTI continued its strategy of filming drama productions where possible in Italy, avoiding the use of de-localisation by investing in professional expertise in the Italian production chain.

In 2017, RTI continued the production relationship with its subsidiary Taodue S.r.l., the leading Italian producer of drama content. Taodue S.r.l. developed audiovisual content on an exclusive basis for RTI, to be used mainly for television and cinema.

The continuing productive relationship with the parent company Taodue Film S.r.l. has led to the creation of the sequel to the drama “Solo”, which has been particularly successful among the public, and the production of new projects such as the “Liberi sognatori” Movie Collection - 4 TV films on the difficult relationship between civil society and the mafia.

Content acquisition

Acquisition of broadcasting rights (Movies, TV series)

The subsidiary RTI S.p.A. owns the biggest television rights library in Italy and one of the biggest in Europe.

The Company’s objective is to manage the Mediaset Group’s asset base of television broadcasting rights for Italy, by acquiring, developing and producing rights for domestic broadcasting on Free TV and Pay TV.

The following table provides a breakdown of the television rights acquired for broadcast on free-to-air and pay TV channels by the Mediaset Group at 31 December 2017:

TV rights library breakdown at 31 December	Free Tv		Pay Tv-PPV
2017	No. of titles	Episodes	No. of titles	Episodes
Film	3,347	3,347	2,370	2,370
Telefilm	769	13,801	537	9,112
Telenovelas	54	4,709	—	—
Mini-series	274	1,130	61	325
Soap	9	1,534	6	825
Tv movies	631	661	181	206
Documentaries	163	802	40	493
Others (Musicals, Variety, Short, Docum., ecc	125	268	200	858
Total	5,372	26,252	3,395	14,189

The television broadcasting rights library is constantly being expanded through acquisitions from:

•                  Major American movie studios R.T.I. S.p.A. has agreements with the main US producers and distributors (Universal, Warner Bros. International, Twentieth Century Fox, Paramount and Sony), under which rights are acquired for an average duration of 5 years, with permission for five or six television showings. In particular, there are strategic multi-year agreements in place with Warner Bros International Television Distribution Inc. and Universal, which on the basis of the volume deals signed, ensure the Group has exclusive access for Italy for all television platforms and exploitation windows, both in linear (Free/Pay) and non-linear pay (SvoD, On Demand) mode, to films and TV series distributed by the two US majors for the periods 2016-2020 and 2016-2018, which together cover between 40% and 50% of their global production output. In 2017, two major two-year packages were purchased with Twentieth Century Fox and Paramount, for the purchase of original film and free TV, pay TV and SVOD television products. In 2017, negotiations also began for an important 2018/19 Package of free TV rights with Disney, which for the first time will also include current animated films.

•                  International television producers: RTI S.p.A. has long-standing and significant arrangements with U.S. and European producers for the acquisition of television rights to highly-popular productions such as television movies, soap operas, mini-series and television series.

The serial nature of the majority of these works, produced in seasons, makes for a long-term producer/user relationship and enables audiences to be retained by the broadcasting network.

•                  Italian film producers/distributors: National operators provide packages consisting of both television broadcasting rights for self-produced films (which, together with European products, are particularly significant also in view of compliance with broadcasting and investment quotas established by the television broadcasting regulations) and broadcasting rights for international films.

In 2017, current films and libraries were purchased from Eagle Pictures under the three-year agreement for the supply of film products signed in 2015.

Ongoing arrangements for the acquisition of free-to-air and pay TV broadcasting rights are in place with the subsidiary Medusa Film S.p.A., a key player in the Italian film distribution market.

In 2017, RTI S.p.A. strived to further strengthen its free TV and pay TV broadcasting rights library.

The many agreements signed and projects developed include:

•                  acquisition for free TV and pay TV networks, by virtue of existing agreements, of availability for films including: Bridget Jones’s Baby, Jason Bourne, 50 Shades of Grey, Batman vs. Superman, Legend Of Tarzan, Irrational Man, Se Mi Lasci Non Vale,

•                  acquisition for free TV networks of availability for the films: Minions, Everest, My Great Fat Greek Wedding 2, Steve Jobs, Black Mass, Irrational Man, The Intern, Magic Mike XXL, Pan, Poveri Ma Ricchi, Se Mi Lasci Non Vale, Mission Impossible Rogue Nation, Terminator Genesys, Home, Parental Guidance;

•                  acquisition for Pay TV networks, by virtue of existing agreements, of availability films including: Manchester By The Sea, Pets, Sing, Nocturnal Animals, Fantastic Beasts and Where to Find them, Cafè Society, Che Vuoi Che Sia, Sully, War Dogs;

•                  the acquisition of availability of free TV and pay TV first-run series: Riverdale, Training Day, Will&Grace, Chicago Justice;

•                  acquisition of free and pay TV rights for new episodes of the most successful TV series, such as: Law & Order: Special Victims Unit, Suits, Chicago Fire, Chicago PD, Shades Of Blue, Mr. Robot, The Goldbergs, The Night Shift, The Big Bang Theory, The Last Ship, Arrow, Flash, DC Legends OF Tomorrow, Baby Daddy, Hamburg Dockland, Flikken Maastricht;

•                  the acquisition of availability of free TV first-run series: Riviera, The State, Victoria, Roots, Anger Management;

•                  acquisition of free TV rights for new episodes of the most successful TV series, such as: Bones, Simpsons, Last Man Standing;

•                  acquisition of Pay TV rights for first-run series: Claws, Famous In Love, Wrecked;

•                  acquisition of pay TV broadcasting rights for the new episodes of the series: Orange is The New Black, Animal Kingdom;

•                  acquisition, for SVOD, of access to first-run series: Clique, Chance;

•                  acquisition from Medusa Film S.p.A. of the following films, amongst others, for the current TV season: Youth, Ma che Bella Sorpresa, Belli di Papà, Vacanze ai Caraibi.

Acquisition of sports broadcasting rights

On 18 September 2017, Formula E Operations Ltd and RTI Spa signed a contract for the audiovisual rights to the”FIA Formula E Championship” comprising specific live events (“Races”), highlights, previews, reviews and associated magazines, for the seasons 2017-18, 2018-19 and 2019-2020, to be exercised exclusively in Italy (only for live coverage) over free tv.

On 21 December 2017 FIFA-Federation Internationale de Football Associations and RTI Spa signed a contract relating to the audiovisual rights of the “2018 World Cup” (FIFA World Cup 2018), to be exercised exclusively on free TV and pay TV in Italy.

On the basis of licence agreements mainly entered into in previous years, at the date of this report the Group holds the exploitation rights relating to the following major sporting events:

Serie A league championship for the 2015/2018 seasons, assigned on 27 June 2014 in relation to the tender called on 19 May 2014 by the Lega Nazionale Professionisti Serie A and the subsequent exclusive sub-licensing agreement between RTI and SKY, for each of the three seasons for exclusive use of the group’s digital terrestrial pay TV platform and the non-exclusive use of the IPTV, Web and mobile platforms for all the live games of the eight main Italian teams of the Serie A League Championship, in addition to the Live Premium service and highlights of all matches.

Exclusive license for the 2015-2018 seasons for all the broadcasting rights for stock images, training sessions and media package rights for the 15 Serie A teams, to be used over the free digital terrestrial and pay TV platform, under the agreement signed on 3 March 2015 between RTI and Infriont Italy Srl. (Contract subsequently assigned to Mediaset Premium).

Broadcasting rights for the Serie A 2015-2018 seasons for the C Package, relating to ancillary, exclusive rights over extra content and interviews that can be used as addition material, and in relation to the broadcasting rights of the B Package already awarded, assigned to Mediaset Premium by LNP on 22 May 2015.

Non-exclusive license to all the broadcasting rights for stock images, training sessions and interviews to be used over the free and pay TV digital terrestrial platform for Juventus for the 2015/2018 seasons, under the agreement signed on 4 September 2015 between Juventus FC and Mediaset Premium.

Non-exclusive rights for the Domestic TV Package, including highlights of Serie A, the Coppa Italia and Supercoppa Italiana for the 2015-2018 football seasons, over free and/or pay TV, restricted to 5 channels, under the agreement signed on 26 September 2015 between Mediaset Premium and LNP Serie A.

UEFA Champions League for seasons 2015/2018: assigned by UEFA on 10 February 2014 at the end of a tender open to all operators relating to the exclusive broadcasting rights for Italy on all platforms for all live matches and highlights. Mediaset has the exclusive rights for the live broadcast of all matches in pay TV and for a live game per round and all matches in delayed broadcast on free-to-air TV, plus highlights and live streaming of the games on all fixed and mobile devices.

Broadcasting rights for the Uefa Youth League over the free, pay TV and PPV digital terrestrial platform for the three seasons 2015-2018.

Exclusive rights for the 3 seasons 2015-2018 to broadcast a total of three hours of programs each week from the “Arsenal Channel” including delayed broadcasts of Arsenal’s Premier League and Champions League matches and other FA Cup matches and archive materials; the rights are to be exercised over the free and/or pay digital terrestrial platform, including simulcast internet and mobile rights

Exclusive rights for the 3 seasons 2015-2018 for the live broadcasting of the French first division (Ligue 1 - 10 matches per week plus highlights) and Coupe de Ligue matches (minimum 10 per season), plus weekly previews and archive programmes, over the free and/or pay digital terrestrial platform, including internet and mobile rights;

Exclusive rights to the 3 seasons 15-18 for the live broadcasting of the Scottish Premier Football League matches (55 matches per season), plus highlights, exclusively over the pay digital terrestrial TV platform, including internet rights.

Superbike: contract for the 2016-2017 and 2018 seasons of Suberbike, comprising Superbike (WSBK), World Supersport Championship (SSP), Superstock 1000 FIM CUP, European Superstock Championship 600, with associated exploitation rights for free and pay digital terrestrial TV (exclusive rights), and free IPTV, web and mobile phone platforms (non-exclusive rights), both through free-to-air channels (Italia 1 and Italia 2) and through the pay platform.

LINEAR AND NON LINEAR, FREE-TO-AIR AND PAY PER VIEW CONTENT DISTRIBUTION

Free-to-air and pay linear offering

Mediaset Group’s free-to-air offering currently consists of 12 channels covering all major targets for advertisers, including three long-standing general interest channels (Canale 5, Italia 1 and Rete 4), and the thematic and semi-generalist channels Boing, Cartoonito, Iris, La 5, Mediaset Extra, Italia 2, Top Crime, TgCom 24, R101 TV and Canale 20.

The Group’s general interest channels — Canale 5, Italia 1 and Rete 4 — are controlled by RTI S.p.A., which is responsible for the creation and development of programme schedules, the production of original content and the acquisition of television rights. The Mediaset networks’ overall offering is designed to attract audiences between the ages of 15 and 64, which is the target audience of greatest interest for advertisers and a segment in which Mediaset is a strong market leader.

Canale 5 is the Group’s main network and is targeted at the modern Italian family.

Italia 1 is the leading Italian channel for younger viewers.

Rete 4 targets its scheduling at a more mature audience, in terms of age and income.

The free-to-air multichannel offering includes the following channels:

Boing, launched on 20 November 2004, was the first Italian free-to-air children’s channel. The channel was set up as a joint venture between RTI S.p.A., which holds 51% of the share capital of Boing S.p.A., and Turner Broadcasting Systems Europe Limited, a Time Warner Group company, which owns the rights to some of the world’s most popular cartoons. Despite growing competition, the channel has capitalised on its strong position by promoting and boosting the fame and attractiveness of the brand.

Cartoonito, launched on 22 August 2011, is a channel aimed at pre-school-age children (up to 6 years old). Like Boing, it is a joint venture between Mediaset and Turner Broadcasting Systems Europe Limited. Cartoonito is targeted at a more specific audience than Boing.

Iris is a thematic channel focused on quality films. In addition to all the great movie classics, it also broadcasts programmes about cinema news, film stars and leading film festivals.

La 5 features programmes targeted at a modern female audience.

Mediaset Extra is a thematic channel that broadcasts a selection of the best in Mediaset entertainment programmes from the past and present. The channel also reruns the most interesting programmes aired on Mediaset channels the previous day, in a different time slot.

Italia 2 is targeted at younger male viewers, featuring TV series, sitcoms, cult cartoons and sports and music programmes, in addition to live sports coverage of events such as world championship motorcycle racing.

Top Crime is the network dedicated to the investigation and police drama genre launched in June 2013.

Tgcom24 is Mediaset’s all-news channel. Broadcast free-to-air, 24-hours a day, it also online at Tgcom24.it and viewable on smart phones and tablets through free apps.

R101 TV is the thematic channel affiliated with R101, which covers music; it broadcasts music videos on rotation and some repeats of concerts already broadcast on Italia 1.

Canale 20, launched on 3 April 2018 with exclusive live broadcasting of the UEFA Champions League quarter-final match between Juventus and Real Madrid

The linear pay per view Mediaset Premium guarantees cinema, TV series, live football to customers and to subscribers, also individual on-demand contents through the Premium Play service.

The Group’s free and pay linear TV offering is delivered through five digital multiplexes owned by the subsidary Elettronica Industriale, which manages contribution traffic to and from the various production centres of the parent company R.T.I. SpA and Mediaset Premium SpA, using the infrastructure and services provided by the subsidiary EI Towers SpA.

Elettronica Industriale continued in 2017 to improve multiplex coverage and the quality of the television signal was substantial and resulted in the submission of around 63 requests for authorisation to install new equipment, modify aerials or change broadcasting power to Municipalities and the Ministry. 84% of changes were authorised and implemented during the year. The authorisation process for the remainder of changes is still under way and is expected to be successfully completed in early 2018.

Programme Schedules and Audience Share

The following tables show details of the programme schedules for 2017 and 2016, for the different types of offerings (generalist, multi-channel, and pay TV networks), broken down by the main television genres attributable to in-house productions and purchased rights.

In particular, in 2017 each of the generalist networks broadcast 8,760 hours of scheduled programmes for a total of 26,280 hours of air time. A total 48,2% of those programmes were original in-house productions.

	Mediaset Networks Shedule - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,185	15.9%	8,368	10.6%	48,607	34.2%	61,160	24.7%
Fiction	8,726	33.1%	22,998	29.1%	43,962	30.9%	75,686	30.6%
Cartoons	1,008	3.8%	17,128	21.7%	15,568	11.0%	33,704	13.6%

Total tv rights	13,919	52.8%	48,494	61.3%	108,137	76.1%	170,550	68.9%
News	5,877	22.3%	9,166	11.6%	2,771	1.9%	17,814	7.2%
Sport	639	2.4%	1,510	1.9%	18,306	12.9%	20,455	8.3%
Entertainment	4,868	18.5%	17,505	22.1%	9,356	6.6%	31,729	12.8%
Education	224	0.9%	828	1.0%	3,561	2.5%	4,613	1.9%
Teleshopping	825	3.1%	1,553	2.0%	—	—	2,378	1.0%
Total in-house productions	12,433	47.2%	30,562	38.7%	33,994	23.9%	76,989	31.1%

Total	26,352	100.0%	79,056	100.0%	142,131	100.0%	247,539	100.0%

	Mediaset Networks Shedule - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,142	15.8%	8,592	10.2%	48,009	38.9%	60,743	25.9%
Fiction	8,228	31.3%	22,100	26.1%	38,074	30.9%	68,402	29.2%
Cartoons	1,247	4.7%	17,608	20.8%	8,715	7.1%	27,570	11.8%

Total tv rights	13,617	51.8%	48,300	57.1%	94,798	76.9%	156,715	66.9%
News	5,783	22.0%	9,425	11.1%	2,770	2.2%	17,978	7.7%
Sport	658	2.5%	1,454	1.7%	18,203	14.8%	20,315	8.7%
Entertainment	5,005	19.0%	20,976	24.8%	7,214	5.8%	33,195	14.2%
Education	394	1.5%	443	0.5%	236	0.2%	1,073	0.5%
Teleshopping	823	3.1%	4,013	4.7%	96	0.1%	4,932	2.1%
Total in-house productions	12,663	48.2%	36,311	42.9%	28,519	23.1%	77,493	33.1%

Total	26,280	100.0%	84,611	100.0%	123,317	100.0%	234,208	100.0%

Total audience over the 24-hour period in 2017 amounted to an average 9.879 million individuals.

Mediaset channels closed 2017 with a 31.8% audience share in the prime time slot, a 31.5% share over the 24-hour period and a 31.7% share of daytime viewers.

Mediaset remained the market leader for the commercial target audience in both the 24-hour period and the Day Time slot. For this target segment, Canale 5 attracted the highest number of viewers in all the time slots and Italia 1 continued to be the third network.

Of particular note was the strong performance of the Multichannel Free and Pay networks, which together raised Mediaset’s total audience share by 7 points and its commercial target audience share by 7 points.

Iris was once again the most seen channel by over 55s.

	Individuals			Commercial Target
2017	24 hours	Prime Time	Day Time	24 hours	Prime Time	Day Time
	15.7%	15.3%	16.0%	15.9%	16.5%	16.0%
	5.0%	5.3%	5.0%	6.9%	6.9%	6.9%
	4.0%	4.2%	4.0%	3.1%	3.2%	3.1%
TOTAL GENERALIST NETWORKS	24.7%	24.8%	25.0%	25.9%	26.6%	26.0%

TOTAL MULTI CHANNEL AND PREMIUM CALCIO	6.8%	7.0%	6.7%	7.4%	7.2%	7.3%
	31.5%	31.8%	31.7%	33.3%	33.8%	33.3%

Peak Season Schedules

Mediaset’s spring and autumn schedules won a total audience share of 32.6% in the prime time slot: 32.5% over the 24-hour period and 32.7% in the daytime slot for all viewers. and ratings leader for the commercial target in all time slots.

Revenues and the advertising market

The Mediaset Group operates through two fully-owned advertising sales agencies in Italy: Publitalia ‘80, the sales house that exclusively serves the free-to-air Mediaset networks; and Digitalia ‘08, the sales house specialized in selling advertising space on the pay TV platform.

The Group also owns a 50% interest together with Mondadori in Mediamond, which sells advertising space on Mediaset Group websites and radio and on the websites of the publications of the Mondadori Group and other publishers.

In 2017, Publitalia acquired 264 new clients, generating new revenues amounting to 2.9% of the total. Publitalia’s top 10 groups generated approximately 19.6% of its total commissions.

Italian advertising market

According to Nielsen date, the advertising market closed the year 2017 with total sales of EUR 6.3 billion, down 2.1% (-1.9% net of direct mail) with a loss in value of EUR 131 million. It was a two-speed year: the first half saw a sharp fall (-3.1%) and the second half saw a more contained decline (-0.8%) thanks to three positive months: September +2.2%, November +1.1% and December +3%.

TV confirmed its central position in the market with a 63.4% share, up 0.2 points, although decreases by 1.6% compared to the previous year. Mediaset (-0.8%) performed better than the market, both TV and cross-media. It increased its share of the TV advertising market by 0.5 points, reaching 56.8%.

Rai ended the year with a sharp drop of -8.1%, resulting in a loss of 1.4 TV market share. The decrease amounted to EUR 65 million, which was EUR 30 million more than the expected loss related to the absence of sporting events (Euro2016 and the Olympics). La7’s result was also negative (-2.3%). Sky closed the year with a slightly positive result (+0.4%) thanks to the excellent performance of the 2 free channels (+42.7%), while advertising on the pay channels fell sharply, by -13.9% to EUR 51 million; for Rai, the decline was greater than the loss due to the absence of the European Championships (2016 estimate, 40/45 million). Discovery’s performance was characterised by constant growth throughout the year, closing 2017 with an increase of 9.6%.

It was a positive year for Radio sector, which grew by 5.4%, up over 20 million compared to the previous year. The result of Radio Mediaset was even better, closing 2017 at +8.5%. The year ended well for the Internet (+1.7%), with the last five months of the year consistently positive.

Mediaset’s total share (TV, Radio, Web) reached 38.3%, +0.8 points compared to 2016.

2017 saw continued difficulties for the Press, which saw advertising revenues fall -7.1%, with drops in all months of the year. Out of home continues to see varying performance in its various components: Billboards were at -11.2% despite the positive results of the last two months of the year, Transit was positive (+4.9%), Go Tv performed strongly (+12.3%). Cinema ended the year with 2.4% growth.

	2017		2016		%
Media	EUR m	% share	EUR m	% share	change
Press	1,065	17.9%	1,147	18.9%	-7.1%
Television	3,776	63.4%	3,837	63.1%	-1.6%
Radio	405	6.8%	385	6.3%	5.4%
Outdoors	78	1.3%	87	1.4%	-11.2%
Cinema	20	0.3%	20	0.3%	2.4%
Internet	456	7.7%	448	7.5%	1.7%
Transit	137	2.3%	131	2.2%	4.9%
Out of home TV	18	0.3%	16	0.3%	12.3%
Total Market (classic area*)	5,956	100.0%	6,072	100.0%	-1.9%

(*) Not including direct mail and Internet advertising for the FCP-Assointernet figures.

Linear Pay TV offering

Mediaset Premium is the pay TV service broadcast on digital terrestrial television that complements the Mediaset free-to-air offering. Mediaset Premium consists of two main packages: Cinema & TV Series and Football & Sport

Premium Play is the Over The Top service of Mediaset Premium. The On Demand offer is always included for Premium customers and contains a library of over six thousand content items across Cinema, Soccer, Series, Documentaries, Kids, and Infinity, in addition to a catch-up service for the free networks. Play On Demand is available on Smart Cam Wi-Fi, connected TVs, set-top boxes and consoles. In addition, thanks to Play Mobilità, it is possible to watch both on-demand content and live channels on tablets, personal computers and smartphones.

Mediaset Premium remains the benchmark for the most complete Pay TV offering of football in Italy thanks to its exclusive Champions League rights and the rights to the top eight TIM Serie A teams until the 2017-2018 season, complemented by the Premium Cinema package which provides TV premieres of films, as well as series and sit-coms thanks to agreements with Warner Bros (until 2020) and Universal (until 2018).

After the success of the final of the “UEFA Champions League 2015-16” (Real Madrid - Atletico Madrid) and the Milan - Inter derby (the first TIM Serie A match to be shown in live 4K), Mediaset Premium continued to invest during 2017 in the 4K production and distribution of major sports events such as Juventus - Milan in the TIM Serie A and the final of the “UEFA Champions League 2016-17” (Juventus -Real Madrid).

Thanks to an agreement with Samsung, Mediaset Premium has also made great films available in 4K ULTRA HD on the latest-generation 4K-enabled TVs, through the Premium Play and Premium Online apps, including highly visually impactful movies such as Mad Max: Fury Road, American Sniper, Focus, Magic Mike XXL and many more.

All 4K content is included free of charge in the package.

To heighten the quality of its products and improve the user experience, in 2017 Premium increased the number of HD channels with the launch of Premium Calcio 2 HD and Premium Energy HD. It also launched a project to develop its OTT services, which began with the redevelopment of the Premium Play user interface and will continue in 2018 with numerous important innovations for customers.

During the year, Mediaset Premium also embarked on a cost optimisation plan and a new Digital Transformation project, which will continue in 2018 and is aimed at building new capabilities in the areas of data analytics, user experience and customer service.

In also notice that during 2017 Sky Italia purchased the Uefa Champions League TV rights for the years 201-2021 while the assignation of Serie A TV rights for the same period (at first scheduled for June 2017) was concluded on February 2018 with the assignment to the intermediary Mediapro. The court ordered the resell procedure to be suspended until 4 May 2018 which upheld Sky urgent appeal.

Despite the extremely challenging market, Mediaset Premium met its targets for 2017.

Non-linear free-to-air offering

R.T.I. S.p.A. operates in the digital sector through its Business Digital Department, which aims to create services and content for non-linear use deployable across all the main connected digital platforms (desktop devices, mobile and wearable devices, tablets, smart TVs, etc.), promoting digital extension initiatives for free to air programmes (Radio and TV).

Across the set of internet properties managed by R.T.I. Business Digital, in 2017 more than 12 million users were reached every month, most of them through mobile devices and the associated apps. As far as video consumption is concerned, more than 1 billion video views were generated during the year (source: Shinystat) between video on-demand and live streaming, with an increase in on-demand of 21% compared to the previous year (only via Mediaset properties).

The product range is divided into two main thematic areas:

•                  Entertainment: this area is mainly enjoyed through the Mediaset On Demand website (www.mediaset.it), which enables users to access the vast majority of Mediaset free-to-air schedule both in full and clip mode (full episodes and thousands of TV programme clips, respectively), as well as videos and/or formats made specially for the web (videochats and miniseries);

•                  N.B.: this area, united under the Tgcom24 brand, is divided into News, Sports News and Weather and the various contents are provided to the online public through the pages of the respective brands (Sportmediaset, Meteo, etc.).

The audience of the branded news hub Tgcom24 saw significant growth in 2017, reaching a daily average of more than 1,100,000 unique users (Source: Audiweb). In the second half of the year, it was consistently ranked second in Italian digital news by total audience and first when considering the mobile platform (Audiweb ranking).

Tgcom24’s leadership on mobile platforms is increasingly secure, reaching an average of 700.000 Unique Users per day in 2017, up 42% on 2016. Moreover, all of Mediaset’s News apps have become absolute leaders in the Italian news panorama: The Tgcom24 News app alone has now exceeded 5.7 million downloads (Source: App Annie) while the Meteo.it app - the Mediaset service which provides forecasts broadcast on the general networks as well as with the dedicated website www.meteo.it - has reached 10 million total downloads (Source: App Annie). For sports news, Sportmediaset offers a free app that has achieved a total of 3.6 million downloads (Source: App Annie).

With respect to the Entertainment area, Mediaset On Demand (the mediaset.it) plays a significant strategic and advertising role. As already mentioned, the site hosts the majority of TV content broadcast in the preceding days both as short clips for key programmes in the schedule and as full episodes. It also offers simulcast of Mediaset’s free networks. During 2017 the digital offer has been furtherly enriched through the integration between the different content and program editing factories pursuing, respecting the editing guidlines, the deployment of the different formats on digital platforms using coherent languages and distribuiting logics.

Mediaset.it is the leading Italian video portal in quantitative terms with on average over 3.3 million users a month, thus guaranteeing highly lucrative advertising formats to Publitalia (through the subsidiary Mediamond), such as the pre-roll at the beginning of all videos, mid-rolls (advertising breaks in full episodes), as well as the advertising personalisation of the various home pages.

Distribution agreements are also in place with the Italia on Line group (which combines the top two Italian internet portals: Libero and Virgilio), Microsoft (msn.it) and, from 2017, also the Citynews group. These agreements make it possible to distribute Mediaset video content within the portals of these groups by embedding the Mediaset Player, also enhancing Mediaset’s brand exposure among a different target from TV viewers, as well as increasing the advertising revenues of Publitalia.

During the year, new strategies for the Group’s digital radio stations were also defined (105, Virgin and R101).

Given the growing integration between the various media, interaction between users and TV programs is becoming increasingly important. To this end, the area continues to monitor and test new forms of user engagement through the main social networks and to develop new digital interaction tools such as chatbots: chatbots for the weather forecast, Grande Fratello and Isola dei Famosi were launched in 2017.

As regards social media presence, Mediaset is one of the leading European media companies in creating engagement with its own communities, reaching a total of 39.4 million fans on Mediaset-related Facebook pages, over 7 million followers on Twitter profiles and over 8.6 million followers on Instagram profiles. Activities on social networks can be summarised as follows:

•                  Promotion and boosting of TV programmes (exclusive content, previews and live streaming) through synergistic editorial activities aimed at encouraging viewer/user TV viewing

•                  Promotion and boosting via direct links to Mediaset online properties (mediaset.it, TV programme sites, etc.) in order to increase the use of online content.

Non-linear pay offering - Infinity

In 2013 the Mediaset Group launched Infinity: an innovative paid content service that offers its customers the ability to access streaming from a catalogue of over titles including thousands of movies, TV series, dramas and TV programmes.

Through Infinity the Mediaset Group aims to capture a new type of audience with the needs more typical of the internet world than traditional TV. With this objective in mind, 4 principles have been identified around which Infinity’s entire commercial offering has been built: thousands of content items always available; a simple, clear commercial offer and without constraints; available on a wide range of connected devices; and able to satisfy even the most technologically sophisticated customers through value-added features.

Thousands of content items always available: Infinity provides its customers a constantly updated catalogue of movies, TV series, dramas and TV programmes. During 2017 the catalogue of content has been further enhanced by important new launches and initiatives including the entire series of “Big Bang Theory” and the arrival of new TV series such as Ash vs. Evil Dead 2, Animal Kingdom2 and The Girlfriend Experience 2. During 2017, facing the great success of the previous year, Mediaset renewed and reinforced the Infinity Première initiative through which Infinity customers can access to 7 brand new title each month, even before the pay tv window. Movies such as Woman, King Authur and Suicide Squad. During the year the 4K and HDR catalogue has been furtherly enlarged. This kind of contents (such as for example Sully e Batman vs Superman: dawn of justice) had a great appeal on Infinity customers who own the dedicated devices.

A simple, clear commercial offer and without constraints: Infinity is offered at a monthly price of 7.99 euro. Customers who want to subscribe to the offer may do so in complete autonomy over the internet. There is a cooling-off period of 1 month for all new customers. The customer can suspend or resume the payment of the monthly price without penalty at any time. This sale offering is typical of over-the -top services, and aims to attract customers who are not inclined to subscribe to the traditional subscription contracts because of the constraints they impose. During 2017, various partnership initiatives were launched whereby Infinity is offered bundled with other products and services provided by partner companies. In this direction during 2017 Mediaset launched intiatives with Findus and Playstation and renewed the collaborations with Samsung, Vodafone and Paypal.

Available on a wide range of connected devices: today Infinity is available on over 2.000 different device models, including: PC, Mac, Android tablet, iPad, smart TV, Smart phone, iPhone, Playstation, XBOX and digital terrestrial set-top boxes. In 2017, in particular, the range of Android Smart TVs was expanded and the Nvidia and Razer consoles were integrated.

Able to satisfy even the most technologically sophisticated customers through value-added features: A range of features is available on Infinity that aim to enrich the user experience of customers. The content is available in high definition, with subtitles and audio both in Italian and original language. Infinity is also the only player in Italy to offer 4K UHD and HDR streaming on Smart TVs and Playstations. Infinity also features a recommendation engine for content which, analysing consumer habits, offers each customer content that is always new and in line with their preferences. During the year, an optimised interface was released on mobile devices for managing series, making it easier to navigate between the different seasons of a TV Series.

OTHER OPERATIONS

Radio broadcasting operations

In 2016, the Mediaset Group finalised the establishing of its own commercial radio sector - consisting of R101, Radio 105 and Virgin Radio Italy - through the acquisition of the Finelco Group’s radio stations (now RadioMediaset).

R101: R101 is one of Mediaset’s stations in the commercial radio sector in Italy, alongside Radio 105, Virgin Radio Italy and Radio Subasio.

In 2017, the redefinition of its editorial format and a thorough review of its music catalogue (a process that began in 2016) made it possible to consolidate R101’s strong, music-focused positioning, which sees it categorised as a “music station” with a purely “adult” target listener.

Music plays a dominant role in all programming.

Its distinctive feature compared to other music stations is the absolute centrality of the quality and attention to detail in the songs played. The type of tracks played are carefully selected, with a nod to an international and metropolitan ambience.

It has a team of professional presenters who add to the music with their high-quality presentation skills. The time slots allocated to the different hosts have been streamlined and reworked, with the addition of new and highly skilled hosts. The morning show has been particularly improved, featuring “La Banda di R101”, which is the broadcaster’s flagship program, presented by Cristiano Militello, Paolo Dini and Lester, Riccardo Russo and Chiara Tortorella, which is a huge on-air success and also has a significant following the station’s social media channels.

The R101 range represents a genuinely integrated system that focuses on music and entertainment across any channel a consumer wishes to use, embracing all types of media and various different touch points (TV, radio, digital and events).

The main values that distinguish the approach to the market are:

•                  Authoritativeness in the musical and content spheres

•                  Measured tone: a sensible and never vulgar radio station

•                  Positivity and sunny disposition: it entertains with its light approach, with some funny moments

In 2017, an important communication plan was developed with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

During the year, a major advertising campaign was planned on the group’s channels and on third-party media to promote the station’s international musical positioning, linked to leading world-famous artists such as Coldplay, Lady Gaga, Ed Sheeran and many others.

In terms of major live music shows, R101 was the official radio station for Italian concerts by some of the greatest stars of international music, including Depeche Mode, Ariana Grande, Lady Gaga, and Jamiroquai.

Engagement with the community has been further improved: the station was an active participant in several important events in Italy, including Fuorisalone at the State University of Milan, Babbo Running and the summer tour on the “Riviera Romagnola” (coast of Emilia Romagna).

in 2017, the television partnership with the Canale 5 program “Grande Fratello VIP” was extended and further strengthened. R101s involvement was supported both on TV - with the Grande Fratello Social Room - and on radio, with a special episode at the radio station every Monday evening.

R101 remains very active on the digital front, with a series of special initiatives aimed at engaging listeners, such as the R101 Love For Gaga initiative, in which listeners were invited to record a video greeting for the star. During the year, the station’s digital offering was also significantly enhanced with the activation of 9 new music web radio stations.

From a technological point of view, a project was launched to consolidate and optimise the frequencies owned for the ongoing maintenance of transmission equipment and systems.

In December, the system registration required by AGCOM was completed.

The new Radio Ter survey recorded the following audience figures for R101 at the end of 2017: 2,108,000 average daily listeners and 11,186,000 listeners in the 7 days.

Radio 105 is one of Mediaset’s stations in the commercial radio sector in Italy, alongside R101, Virgin Radio Italy and Radio Subasio.

Radio 105 is an entertainment radio station that is the leader for the “young adults” target.

Entertainment and music: this is the mission of Radio 105, whose programs and unique people make it the go-to option for young Italians every day.

Radio 105 has some of the most popular programs in Italy: “Tutto Esaurito”, the morning show with “Captain” Marco Galli and his crew and “Lo Zoo di 105”, the most irreverent programme in Italy, with Marco Mazzoli and friends.

Besides these stand-out shows, the station constantly experiments with new formats and hosts.

Radio 105’s goal is to join in with the passions of its listeners, making every event an opportunity to involve the community and feel an active part of it.

The format “105 Extra Live” was created in 2017, giving listeners the chance to enjoy unique experiences and attend a live concert with an exclusive meet & greet.

Last year, an important communication plan was developed across the Mediaset Group’s television channels and third-party media, with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

Local presence and contact with people is one of the station’s standout features.

Radio 105 actively participated in important events including Casa Sanremo during the Sanremo Festival, The Color Run - “the most fun 5km in the world”, Aqualandia, Italy’s no. 1 water park, Milan Games Week - the Italian videogames fair popular with millennials and many other events across the country.

Radio 105 is also the Official Radio Station of AC Milan.

Given its distinctive features, Radio 105 is able to participate in many television shows: Sarabanda, Colorado, Music and Summer Festival are just a few examples of programs where cross-promotion activities have been deployed. The partnership with the talent show Amici continues, developing ever stronger synergies.

From a musical point of view, Radio 105 has a pop, dance and urban profile, with some sections connected with the world of electronic music and clubbing.

All Radio 105’s activities are designed for native cross-media exploitation; the station sees its community as a network that can be accessed through various touch points (radio, website, app, social).

The new Radio Ter survey recorded the following audience figures at the end of 2017: 4,963,000 average daily listeners and 15,202,000 listeners in the 7 days.

From the technical point of view, important work was carried out to improve signal strength, especially in Lazio where Radio 105 has increased its coverage thanks to the acquisition of new frequencies.

Reception levels were also improved in Emilia Romagna, Tuscany and Sicily thanks to optimisations to ensure a good listening experience.

Virgin Radio is one of Mediaset’s stations in the commercial radio sector in Italy, alongside Radio 105, R101 and Radio Subasio.

Virgin Radio is a true international Lovemark: its strong rock music positioning puts musical programming at its heart, featuring carefully selected songs and the right balance of current and classic songs.

Virgin Radio’s mission is to be the go-to station for the community of rock music fans in Italy.

The station’s schedule features some of the leading talents in the world of rock music in Italy: DJ Ringo, Paola Maugeri, Dr. Feelgood, Massimo Cotto, Andrea Rock and Giulia Salvi are just some of the names that light up Virgin Radio’s daily schedule. The line-up was also reinforced in 2017 by the addition of Antonello Piroso: working alongside Dr. Feelgood and Massimo Cotto, the popular journalist hosts Rock&Talk from 8 to 9 AM - dedicated to in-depth discussion of top current events in the typical Virgin Radio style.

Live music is one of the cornerstones of the station’s positioning. During 2017 - which marked the station’s tenth birthday in Italy - Virgin Radio celebrated by supporting and adding extra attraction to all the most important Italian rock music events: these included the iDays Festival (with Green Day, Linkin Park and Radiohead), Firenze Rocks (with Aerosmith, Eddie Vedder, Placebo, System of a Down) and the Italian concerts of Red Hot Chili Peppers and The Rolling Stones. Finally, for the Guns n’ Roses reunion in Italy, Virgin Radio organised a full “Guns n’ Roses Day” - live for 14 hours from the Autodromo, Imola.

Community engagement did not only take place through concerts but also through a series of on-field activities appropriate to the target audience and linked to the world of sport, especially in the motorbike racing sector. Virgin Radio participated actively in important events including Superbike and Motorbike Expo, and was the official radio station of the Virgin Obstacle Run in Milan, in collaboration with Virgin Active gyms.

Virgin Radio is also very active on the digital front, with a very large community on its website, social media channels and mobile app.

The new Radio Ter survey recorded the following audience figures for Virgin Radio at the end of 2017: 2,698,000 average daily listeners and 7,159,000 listeners in the 7 days.

Radio Subasio is the local radio station with network numbers. It has been present in Central Italy for over 40 years and is the leading station in Umbria, Marche, Lazio, Tuscany and Campania. After joining the Radio Mediaset Group, the station’s coverage was increased in the last year thanks to the activation of a new channel in Milan.

The proposed broadcasting of Radio Subasio is oriented towards a predominantly family based target and is structured on the distinctive elements of tradition, brightness and interactivity, with pop music that offers great space for Italian music without neglecting the huge international hits. The interviews and live appointments with the presence of the public, together with the main stars of Italian music all play a very important role in the programming of the station.

Radio Subasio is very active in Central Italy and supports all kinds of initiatives and territorial events, not just musical ones: the station is an official media partner of Eurochocolate in Perugia and, from this year, the official radio of the Zoomarine water park near in Rome to name but a few.

At the end of 2017, the new Radio Ter survey recorded the following listening data for Radio Subasio: 1,881,000 daily listeners on average and 3,785,000 listeners over the week.

Movie distribution

Medusa Film S.p.A. is a major film distribution company in Italy. The company mainly produces and distributes Italian and foreign films in Italy, throughout the life-cycle of the product: from cinema releases to the sale of television rights in all their various forms.

In terms of box-office takings from the sale of cinema tickets, Medusa, with a market share of 5.8% in 2017 (source: Cinetel), was 6th in the ranking of distributors, behind the four American majors and the Italian company 01 Distribution.

In line with its editorial approach, the company stood out for its focus on Italian cinema: the leading Italian film by box-office takings was from Medusa. Out of a total of 9 films distributed in the year, 5 took more than EUR 2.5 million: overall, only 4 Italian products were distributed by competitors above this threshold.

The best takings were for “L’ora legale” (10.4 million), which saw the definitive consecration of Ficarra and Picone in the world of cinema; “Mamma o papà?”, with the debut of the new comic pair Albanese and Cortellesi, took more than EUR 4.5 million. Medusa’s next two top-grossing films (“The place” by P. Genovese, with a stellar Italian cast and “La ragazza nella nebbia”, EUR 3.7 million, the directorial debut of D. Carrisi, with T. Servillo and J. Reno), show that it is possible to get a great public response even with films that are not clearly labelled as “comedy”, giving credence to editorial choices that the public appreciated.

In 2017, total box-office takings came to EUR 585 million, equivalent to 93 million cinema tickets, compared with EUR 662 million and 105 million cinema tickets sold in the previous year.

After a 2016 marked by excellent growth (+3.9% takings and +6.1% audience numbers), the cinema market has seen a significant decline (-11.6% takings and -12.4% audience numbers).

The number of films distributed in the year was basically stable on 2016: 536 against 554 the previous year. The decrease in terms of takings is mainly due to the absence of a film “event” comparable to “Quo vado?”, which took EUR 65 million alone - worth about 10% of the entire market. That absence, together with that of “Perfetti sconosciuti” (over EUR 17 million), dragged down the share taken by Italian cinema, from 29 to 18%. However, the market share of US product rose from 56% in 2016 to 66% in 2017, showing the success of American cinema, with 17 of the top 20 films in terms of takings.

The successes achieved in a particularly difficult year nevertheless confirm that Medusa plays a fundamental role, again confirming that the correct strategic positioning of the company, which has always been a landmark in Italian cinema.

Media4Commerce

The business unit Media4Commerce was established on 1 July 2017 by the merger into the parent R.T.I. S.p.A.

The business model - which is the same as the previous company’s - is based on a multichannel commercial platform that manages the company’s core business, specifically the selection and purchase of goods, the development of home shopping channels and customer services and commercial operations to support business activities.

In 2017, with its strong expertise in commercial and logistics platforms, the company also began exploring new segments of the e-commerce market, offering products closely related to video content. In the spring, a test was launched for the marketing via telesales of a closed system of coffee machines and capsules. The success of this led to the launch in September of a new website www.aromavero.it, in conjunction with the creation of a communication plan for the new brand and a dedicated TV spot broadcast on all Mediaset networks.

At the end of the year, commercial activities related to three different brands:

•                  Mediashopping, which remains the core business, where TV direct response products are concentrated;

•                  Fivestore, the area that pursues exploitation of television content brands through licensing or products;

•                  Aroma Vero, the new brand for the marketing of capsule coffee machines, which was in the start-up phase in 2017.

The products of each brand are distributed by leveraging the multi-channel approach, using call centres, online, and telesales for Business to Consumer sales and distribution and the press for Business to Business.

International advertising

Publieurope Ltd. is the Mediaset Group company responsible for managing the Group’s strategy on the European advertising market. Its mission is to raise Group revenue through advertising sales to international investors.

Specifically, this objective is pursued by:

•                  ongoing liaison with headquarters of multinational companies;

•                  sourcing of new licences and new products in other countries.

These activities are conducted from offices in London, Munich and Paris, and in cooperation with partners located in Milan (Publitalia ‘80) and Madrid (Publiespaña).

Publieurope’s product portfolio has expanded and grown more varied over the years, ensuring a cross-media commercial offering consisting of:

•                  All the italian tv networks - generalist, theme, free and pay channels - of the Mediaset Group;

•                  Mediaset España’s tv networks, internet sites and outdoor TV;

•                  Mediamond’s magazines, internet sits and radio channels;

•                  traditional and thematic TV channels as well as websites of the German group ProSiebenSat1;

•                  the SBS group of commercial television channels that broadcast in Flanders (Belgium) and the Netherlands;

•                  all the TV networks and websites of the British Channel 4 group;

•                  the TV channels, websites and radio stations of the French group TF1;

•                  advertising spaces situated on luxury buildings in London and in the most important italian cities;

•                  the various media operated by Rotana Media Services, a media group working in the Middle East and North Africa.

In 2017, the range was increased through an agreement with Studio 71, the leading multichannel network in Europe, controlled by the German group ProSiebenSat.1 Media, which operates on the main free video distribution platforms.

Since Publieurope acts as an advertising sales house, its contribution to Group earnings needs to be considered in terms of commission income generated, which totalled EUR 245 million, of which EUR 186 million relating to Group media.

The commission from the German group ProSiebenSAt (amounting to approximately EUR 35 million) was included, not shown in the previous year.

EI TOWERS

The EI Towers Group is one of the biggest operators of electronic communications networks in Italy, serving radio and television broadcasters and mobile telecommunications providers under long-term agreements.

In particular, the Group provides hosting on its infrastructure (transmission “towers” or “stations”) as well as a range of related services such as technical assistance, ordinary and extraordinary maintenance, logistics, planning.

In addition, the Group manages “broadcast contribution links” for the Mediaset Group and other national operators’ television productions in the sports events and news sectors through its own operations centres and network infrastructure.

The core business is not subject to seasonal variations and is not closely linked to economic cycles, as hosting contracts at transmission stations are long term and the service offered is particularly critical for customers, as it is essential for signal transmission.

As already mentioned, the positive operating performance, together with the contribution of the acquisitions made, led to an improvement in the Group’s profitability compared to the previous year.

SPAIN

Mediaset has a controlling interest in Mediaset España Comunicación S.A., the holding company of the Spanish television group that owns the Telecinco television network, which began broadcasting in 1990.

Mediaset España is the leading broadcaster in Spain in terms of viewers and advertising share, and one of the most profitable groups in the sector in Europe.

The company is listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia. It was first included in the Ibex 35 index on 3 January 2005, where it still remains one of the thirty five biggest companies in Spain.

Mediaset España Group’s mission is to consolidate its leadership of the commercial television market in Spain. Its strategic approach reflects that of Mediaset Group in Italy, operating as an integrated broadcasting group in the following key business areas:

•                  Advertising (Publiespaña)

•                  Advertising on non-television media, both Group-owned and third-party

•                  General interest television broadcasting (Telecinco, Cuatro)

•                  Multichannel broadcasting: free thematic channels (Divinity, Factoria de Ficcion, Boing, Energy, and Be Mad - which is HD)

•                  Internet (through the company Conecta 5)

The Advertising Market

Spain’s television advertising market is the fifth-biggest in Europe and is second only to Italy’s in terms of television’s share of all advertising on mainstream media. According to Infoadex data, the percentage of that market in 2017 stood at 40.0%.

In 2017, the macro-economic data for the Spanish economy - one of the most severely hit by the global crisis in recent years - confirmed its growth, with one of the strongest recoveries in the European Union (+3.1% compared to the previous year). Against this background, advertising investments is also on an upward trend. In 2017, total advertising investment grew by 2.3%, whilst television advertising investment increased by 1.1%. The market share for the Mediaset España Group was 43.3%, in line with the previous year but with an advantage of additional 2 percentage points over the major private competitor.

	2017		2016		Change
Media	€ million	% share	€ million	% share	%
Press	598	11.4%	651	13.0%	-8.2%
Television	1,932	36.1%	1,912	36.5%	1.1%
Local Television	117	2.2%	129	2.5%	-9.3%
Magazine	240	4.5%	252	4.8%	-4.8%
Radio	466	8.7%	458	8.7%	1.7%
Outdoor	327	6.1%	321	6.1%	1.9%
Cinema	34	0.6%	23	0.4%	50.4%
tematic channels	95	1.8%	81	1.6%	16.7%
Internet	1,548	28.9%	1,408	26.9%	10.0%
Total Market	5,357	100.0%	5,235	100.0%	2.3%

Other domestic market players, besides Mediaset España, include:

•                  the Atresmedia Group (established in 2012 with the merger of Antena3 and Sexta);

•                  a federation of independent local broadcasters, operating under the name La Forta;

•                  the digital satellite Pay TV platform Moviestar Fusion and Vodafone cable television.

Broadcasting and Audience Share

With respect to viewing figures, the Mediaset España Group continued to be the leader in terms of total viewers over the 24-hour period, with a share of 28.7%, with a gap of 2.1 percentage points from its main competitor, the Atresmedia Group.

With respect to the commercial target audience, the Mediaset España Group achieved a share of 30.4%, with 1.9 percentage points more than its main competitor.

As for the main channel, in 2017 Telecinco achieved a 13.3% audience share of all viewers over the 24-hour period, ranking as the most viewed Spanish channel for the sixth consecutive year. It also captured an average of 12.5% of the commercial target.

With regard to Prime Time, Telecinco was the leader in the all viewers total with an average of 13.5%.

Cuatro was the third most viewed channel by millennials (16-34 years) and reached an audience share of 6.2% of the average share for all viewers in the 24-hour period and 7.2% for the commercial target audience.

The FDF, Divinity and Energy channels continued to post excellent results in terms of viewing figures in 2017.

Results for the commercial target audience are detailed below:

•                  Boing, the thematic channel dedicated to children from 4 to 12 years, achieved an audience share of 12.2%;

•                  FDF reached a share of 8.9% on the commercial target audience (13-24 age range);

•                  Divinity, a channel dedicated to the female audience, achieved a share of 3.6% of its commercial target audience (16-44 age range);

•                  Energy, a channel dedicated to a male audience, achieved a share of 2.2% of the commercial target audience (men between 25 and -44 years).

•                  Be Mad achieved 0.9% of its commercial target audience (men between 16 and 44 years).

	Individuals			Commercial Target
		Prime	Day Tine
Audience share 2017	24 hours	Time	7:00-2:00	24 ore	Prime Time	Day Time
	13.3%	13.5%	13.2%	12.5%	12.2%	12.6%
	6.2%	6.4%	6.0%	7.2%	8.1%	6.8%
TOTAL GENERALIST NETWORKS	19.5%	19.9%	19.2%	19.7%	20.3%	19.4%

TOTAL MULTI CHANNEL	9.3%	8.5%	9.6%	10.7%	9.2%	11.5%
	28.8%	28.4%	28.8%	30.4%	29.5%	30.9%

2017- 24 Hours

INDIVIDUALS

2017 - 24 Hours

Individuals % Share

As the following table shows, in 2017, Mediaset España devoted significant air time on the general interest networks Telecinco and Cuatro to its in-house productions, which accounted for 79.8% of scheduling (75.9% in 2016), with just 20.2% of air time left for external acquisitions and productions (24.1% in 2016).

Mediaset España schedules - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,481	8.5%	2,564	5.9%	4,045	6.6%
Fiction	2,042	11.7%	20,494	46.8%	22,536	36.8%
Cartoons	—	—	8,142	18.6%	8,142	13.3%
Total tv rights	3,523	20.2%	31,200	71.3%	34,723	56.7%
News	2,472	14.1%	889	2.0%	3,361	5.5%
Sport	128	0.7%	380	0.9%	508	0.8%
Entertainment	3,022	17.2%	3,638	8.3%	6,660	10.9%
Education	8,374	47.8%	7,692	17.6%	16,066	26.2%
Teleshopping	—	—	—	—	—	—
Total in-house productions	13,996	79.8%	12,599	28.8%	26,595	43.4%
Total	17,519	100.0%	43,799	100.0%	61,318	100.1%

Mediaset España schedules - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,528	8.7%	1,867	4.5%	3,395	5.8%
Fiction	2,709	15.4%	19,857	48.2%	22,566	38.4%
Cartoons	—	—	8,276	20.1%	8,276	14.1%
Total tv rights	4,237	24.1%	30,000	72.8%	34,237	58.3%
News	2,254	12.8%	207	0.5%	2,461	4.2%
Sport	192	1.1%	44	0.1%	236	0.4%
Entertainment	3,208	18.3%	3,510	8.5%	6,718	11.4%
Education	7,675	43.7%	7,478	18.1%	15,153	25.8%
Teleshopping	—	—	—	—	—	—
Total in-house productions	13,329	75.9%	11,239	27.2%	24,568	41.8%
Total	17,566	100.0%	41,239	100.0%	58,805	100.0%

Multichannel Broadcasting

Mediaset España’s Broadcasting Centre is a digital platform fully equipped to broadcast and receive audiovisual transmissions via satellite, optical fibre, the mobile network and ADSL.

In 2017, the Mediaset España Group continued to consolidate its multi-channel diversification strategy. In fact, in addition to Telecinco and Cuatro, the Mediaset España Group’s generalist networks, the offering is completed by firmly established thematic channels:

•                  Energy, thematic channel with sport content targeted at a young male audience;

•                  FDF (Factoría de Ficción), featuring Spanish and international drama series;

•                  Boing, dedicated to children’s entertainment;

•                  Divinity, targeted at a young female audience;

•                  Be Mad, targeted at a male audience (men between 16 and 44 years).

TV rights investments

In 2017, Mediaset España continued to invest in television broadcasting rights. Investment policy was focused not only on acquiring Spanish drama series but also on providing a stream of high-quality content to the main channel and the new digital channels, with a view to building up its television rights library and defending audience share in the future, and with it the Spanish group’s advertising revenues.

Spanish television broadcasters are required by law to invest at least 3% of their operating revenues in Spanish and European film productions. At Mediaset España, this legal obligation has been taken up as a business opportunity, and through the subsidiary Telecinco Cinema SAU the group has been producing quality feature films for some years.

Following the excellent results of the previous two years, the year in review was also an extraordinary year in terms of film production. Four productions were released, which in all attracted 8 million viewers and had box office takings of EUR 47 million — about 48% of the box office of Spanish films released in theatres in the year. In particular: Es por tu bene, a comedy, grossed EUR 9.5 million and was seen by 1.5 million viewers; Tadeo Jones y el secreto del Rey Midas, an animated film directed by Enrique Gato, won the Goya Award for Best Animated Film and has grossed almost EUR 18 million, attracting 3.2 million viewers; El secreto de Marrowbone, the debut movie of screenwriter Sergio G. Sánchez, grossed EUR 7.3 million, was seen by 1.2 million viewers and has been sold worldwide to more than 80 countries. Lastly, the movie Perfedoos Desconocidos (a remake of the Italian production Perfetti sconosciuti) was released in December and was without a doubt the comedy of the year, taking over EUR 20 million and remaining in the Top 10 at the Spanish box office even at the time of writing.

Internet

The Mediaset España Group considers its Internet business a strategic factor for the group’s success, enabling the diversification of business both now and in the future.

In 2017, Mediaset España consolidated its leadership in terms of consumption of digital videos based on Comscore figures. The Group’s websites were ranked sixth in terms of video/minutes consumed.

Telecinco.es, with 7.7 million unique monthly visitors, was the most visited webpage of 2017 with 26.7 million videos viewed.

During the first half of 2017, the Group’s main websites were revamped to adapt to the new technological environment and changing consumer habits. These changes have allowed us to standardise the browsing experience and optimise content uploading by reducing upload times and improving the advertising formats, without sacrificing user accessibility.

As regards initiatives for children, a new HD platform was created with parental control, which is accessible from Mitele.es.

KEY EQUITY INVESTMENTS AND JOINT VENTURES

Mediamond S.p.A. is an equal joint venture between Publitalia’80 and Mondadori Pubblicità. Mediamond is the Mediaset Group’s advertising sales house, specialised in selling advertising space on the Group’s television and video websites and websites linked to Mondadori Group publications, as well as space on third-party websites.

Boing S.p.A. is a joint venture between R.T.I. S.p.A. (51%) and Turner Broadcasting System Europe (49%), which produces and manages the two free-to-air children’s channels Boing and Cartoonito, broadcast respectively since 2004 and 2011 on the digital terrestrial platform.

Fascino Produzione Gestione Teatro Srl, an equal joint venture between RTI S.p.A. and Maria De Filippi. Thanks to the exclusive artistic and creative contribution of the partner, it develops, plans and executes television programmes mainly shown during Canale 5’s prime-time and day-time slots, including C’è Posta per te, Amici, Uomini e Donne.

Tivù Srl, a company formed in 2008 whose shareholders are RTI S.p.A., Rai Radiotelevisione Italiana S.p.A. (each holding 48.16%), La7 Srl (3.49%) and other members, which performs promotional and planned communication activities for users of the free digital terrestrial and satellite platform, and in particular manages the services linked to the satellite platform for the free digital TV offering called “TivùSat”, which supplements the digital terrestrial platform for users of some regions and autonomous provinces that this signal does not reach.

Nessma S.A. is an company owned 34.12% by the subsidiary Mediaset Investment S.A. which manages the freesat TV channel broadcast in Tunisia and the countries of North Africa.

Pegaso Television Inc.: company owned 43.7% by Mediaset España Comunication S.A., which controls the activities of Caribevision Network, a television channel aimed at the Spanish-speaking public in the United States and Puerto Rico.

CONSOLIDATED PERFORMANCE BY GEOGRAPHICAL AREA AND BUSINESS SEGMENT

In this section we give a breakdown of the consolidated income statement, balance sheet and cash flow statement to show the contribution to Group performance of the two geographical areas of business, Italy and Spain. For each geographical area, revenues and operating performance are reported, broken down by business segment.

The income, balance sheet and cash flow figures shown below have been restated, with respect to the Group financial statements, in order to highlight the intermediate aggregates considered most significant for understanding the performance of the Group and of the individual business units. Although not required by law, the criteria adopted in preparing the aggregates and notes referring the reader to the relevant statutory financial statement items have been disclosed in accordance with guidance provided by Consob Communication no. 6064293 of 28 July 2006 and the CESR Recommendation on alternative performance measures (or non-GAAP measures) dated 3 November 2005 (CESR/o5-178b).

Group Performance

The consolidated income statement reported below shows the intermediate aggregates making up earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT).

EBITDA measures the difference between consolidated net revenues and operating costs, including costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

EBIT is measured by deducting from EBITDA costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

(values in EUR million)

MEDIASET GROUP
Income Statement	2017	2016
Total consolidated net revenues	3,631.0	3,667.0
Personnel expenses	(531.5)	(540.2)

Purchases, services, other costs	(1,686.9)	(1,954.8)
Operating costs	(2,218.4)	(2,495.0)
EBITDA	1,412.6	1,171.9
Rights amortization	(954.3)	(1,220.4)
Other amortization and depreciation	(141.8)	(140.8)
Amortization and depreciation	(1,096.1)	(1,361.2)

EBIT	316.5	(189.3)
Financial income/(losses)	(28.7)	(87.7)
Income/(expenses) from equity investments	8.8	2.4
EBT	296.5	(274.5)
Income taxes	(82.6)	47.9

Net result from continuing operations	213.9	(226.5)
Net profit from discontinued operations	—	—

Minority interests in net result	(123.3)	(68.0)

Group net result	90.5	(294.5)

The following table shows key Group income statement figures stated as a percentage of consolidated net revenues.

MEDIASET GROUP	2017	2016
Total consolidated net revenues	100.0%	100.0%
Operating costs	-61.1%	-68.0%
EBITDA	38.9%	32.0%
Amortization and depreciation	-30.2%	-37.1%
EBIT	8.7%	-5.2%
EBT	8.2%	-7.5%
Group net result	2.5%	-8.0%

Below we look at the breakdown of the income statement by geographical area to report the contribution to performance of the Group’s Italian and Spanish operations. For the purpose, the income statements of the two business units are stated net of any dividends received by Mediaset España.

Breakdown by geographical area: Italy

The following is a condensed income statement of Mediaset Group’s domestic business:

(values in EUR million)

ITALY
Income Statement	2017	2016

Consolidated net revenues	2,636.2	2,675.9
Personnel expenses	(425.9)	(434.3)
Purchases, services, other costs	(1,246.7)	(1,511.1)
Operating costs	(1,672.5)	(1,945.4)

EBITDA	963.6	730.5
Rights amortization	(767.8)	(1,015.3)
Other amortization and depreciation	(124.9)	(128.9)
Amortization and depreciation	(892.7)	(1,144.1)

EBIT	70.9	(413.7)
Financial income/(losses)	(27.5)	(87.5)
Income/(expenses) from equity investments	5.5	0.9
EBT	48.9	(500.3)
Income taxes	(32.5)	103.1
Net result from continuing operations	16.4	(397.1)
Net result from discontinued operations	—	—
Minority interests in net result	(26.3)	17.0
Net result	(9.9)	(380.1)

The following table shows key income statement figures stated as a percentage of consolidated net revenues.

ITALY	2017	2016

Total consolidated net revenues	100.0%	100.0%
Operating costs	-63.4%	-72.7%
EBITDA	36.6%	27.3%
Amortization and depreciation	-29.1%	-37.9%
EBIT	2.7%	-15.5%

EBT	1.9%	-18.7%

Group net result	-0.4%	-14.2%

Below we report the performance of the Group’s Italian operations broken down by business segment, which corresponds to the levels at which management makes its strategic decisions for the allocation of resources and the assessment of results.

•                  Integrated Television Operations including free-to-air and pay television broadcasting and accessory operations consisting of radio broadcasting, web publishing, teleshopping, publishing, licensing and merchandising, and movie production and distribution.

•                  EI Towers including hosting, maintenance and management operations in relation to radio, television and wireless telecommunications networks run by the listed company EI Towers SpA, the corporate entity resulting from the merger at the beginning of 2012 of Mediaset Group’s Tower business and DMT.

The following table shows the breakdown for the two periods of revenues and EBIT by business segment.

ITALY
Revenues	2017	2016
Integrated TV Operations	2,555.3	2,603.9
EI Towers	263.7	252.7
Eliminations	(182.7)	(180.7)
Total	2,636.2	2,675.9

ITALY
Operating Results	2017	2016
Integrated TV Operations	(19.1)	(489.1)
EI Towes	90.0	75.4
Total	70.9	(413.7)

Reported below are the income statements for the two areas identified.

ITALY
Integrated TV Operations
Income Statement	2017	2016	change	% change
Gross advertising revenues	2,095.4	2,086.9	8.4	0.4%
Agency discounts	(300.3)	(301.0)	0.7	0.2%
Total net advertisingrevenues	1,795.1	1,785.9	9.2	0.5%

Revenues from subscriptions/pre-paid cards	587.4	619.8	(32.4)	-5.2%
Other revenues/Eliminations	172.8	198.2	(25.4)	-12.8%
Total Revenues	2,555.3	2,603.9	(48.6)	-1.9%
Personnel expenses	381.5	391.3	(9.8)	-2.5%
Operating costs	1,160.9	1,424.1	(263.2)	-18.5%
TV and movie rightsamortisation	767.8	1,015.3	(247.5)	-24.4%
Other amortisation andwrite-downs	83.9	84.7	(0.8)	-1.0%
Inter-segment costs	180.3	177.7	2.6	1.4%
Total Costs	2,574.4	3,093.0	(518.6)	-16.8%

Operating Result	(19.1)	(489.1)	470.0	96.1%

The trend in revenues for 2017 reflected the greater contribution from gross advertising revenues, partly as a result of the consolidation of radio broadcasts from the second half of 2016 onwards.

During the year there was a reduction in the core pay-TV revenues (subscriptions, prepaid and Infinity), with a decrease in Other revenues due to the reduced income from film distributions as a result of the excellent box office performance of self produced Italian films released in the first half of 2016.

The operating result for television operations in Italy reflected the significant reduction in overall costs (costs of personnel, purchases, services and other charges, depreciation and write-downs of rights and other fixed assets) which in 2016 were affected by one-off costs and charges, and the EUR321.9 million write-down related to the CGU Pay TV operations, the one-off costs related to the signing of the Vivendi agreement on 8 April 2016 (EUR12 .6 million), the EUR4 million amortisation of intangible assets identified in the purchase price allocation process of the Radiomediaset issuers acquired in mid-2016, and the cost of restructuring and bonus plans for personnel as well as provisions for the valuation of contractual commitments regarding TV productions, of EUR48.6 million.

The provisions and write-downs on the residual value of the pay-TV rights on 31 December 2016 led to a reduction in operating costs and the amortisation of those rights in 2017, of EUR82.4 and EUR89.1 million respectively.

In 2017, the Other depreciation and impairment item included amortizations on the intangible assets identified in the PPA process of the Radio Activities required in the two excerices, for EUR7 million.

Excluding all these components and the impact resulting from the change in the consolidation perimeter over the two years following the acquisitions of the radio assets (Radiomediaset from the second half of 2016 and Subasio from 1 August 2017) the overall trend in television costs showed a reduction of EUR 72.1 million (-2.6%).

Inter-segment costs refer to the use of network infrastructure and to assistance, maintenance, logistics and engineering services provided by EI Towers to the subsidiary Elettronica Industriale, recognised net of charge-backs of costs for services rendered by the television operations segment.

(values in EUR million)

			change
EI Towers	2017	2016	€million	% change
Revenues toward third parties	80.9	72.0	8.9	12.4%
Intersegment revenues	182.7	180.7	2.0	1.1%

Total revenues	263.7	252.7	10.9	4.3%

Personnel expenses	44.3	43.0	1.3	3.0%
Operating costs	85.7	87.0	(1.3)	-1.5%
Amortization and depreciation	41.1	44.2	(3.1)	-7.1%
Inter-segment costs	2.5	3.0	(0.6)	-18.1%

Total Costs	173.6	177.3	(3.6)	-2.1%

Operating Result	90.0	75.4	14.6	19.3%

% on total revenues	34.1%	29.9%

The revenues of the EI Towers Group comprise both inter-segment revenues relating to the use of its transmission infrastructure and the provision of assistance, maintenance, logistics and planning and ancillary services to the subsidiary Elettronica Industriale S.p.A., as well as hosting, maintenance and logistics contracts with other broadcasters and wireless telecommunications providers.

EI Towers in 2017 obtained a further and significant increase of EBIT and EBIT margin as a result of the increase of revenues about 4.5% relating to a contemporary development of business activities with customers, change in consolidation area and a reduction of total operating costs.

Breakdown by geographical area: Spain

The following is an abridged income statement of the Group’s Spanish business; figures are those of the Mediaset España Group (consolidated figures).

(values in EUR million)

SPAIN
Income Statement	2017	2016
Total consolidated net revenues	996.3	992.0

Personnel expenses	(105.6)	(105.9)

Purchases, services, other costs	(441.5)	(444.3)
Operating costs	(547.2)	(550.2)

EBITDA	449.1	441.8

Rights amortization	(186.8)	(205.5)
Other amortization and depreciation	(16.9)	(11.9)
Amortization and depreciation	(203.8)	(217.4)

EBIT	245.3	224.4

Financial income/(losses)	(1.2)	(0.1)
Income/(expenses) from equity investments	3.3	1.5
EBT	247.4	225.8

Income taxes	(50.1)	(55.1)
Net profit from continuing operations	197.3	170.7
Net profit from discontinued operations	—	—

Minority interests in net profit	0.2	0.3

Net profit	197.5	171.0

The following table shows key income statement figures stated as a percentage of consolidated net revenues from Spanish operations.

SPAIN	2017	2016

Total consolidated net revenues	100.0%	100.0%

Operating costs	-54.9%	-55.5%

EBITDA	45.1%	44.5%

Amortization and depreciation	-20.5%	-21.9%

EBIT	24.6%	22.6%

EBT	24.8%	22.8%

Group net result	19.8%	17.2%

Tax rate (EBT %)	-20.2%	-24.4%

The table below provides the breakdown of revenues and costs of the Mediaset España Group showing the most significant items:

(values in EUR million)

SPAIN			change €
Consolidated Revenues	2017	2016	million	% change

Gross advertising revenues	969.7	962.9	6.7	0.7%

Agency discounts	(41.0)	(36.0)	(5.0)	13.7%

Net advertising revenues	928.7	926.9	1.8	0.2%

Other revenues	67.6	65.1	2.5	3.8%

Total net consolidated revenues	996.3	992.0	4.3	0.4%

The item other revenues mainly shows income from the distribution of movie co-productions and merchandising activities. The EUR 2.5 million increase in the figure compared to 2016 was mainly driven by the good performance of movie distribution operations.

			change €
	2017	2016	million	% change
Operating costs	750.9	767.5	(16.6)	-2.2%
Personnel expenses	105.7	105.9	(0.2)	-0.2%
Purchases, services, other costs	441.5	439.5	2.0	0.5%
Tv and movie rights amortization	186.8	205.5	(18.6)	-9.1%
Other amortization and deoreciation	16.9	16.7	0.2	1.2%

Total costsfor the Mediaset España Group fell by EUR 16.6 million (-2.2%) compared to the previous year, despite the costs incurred in the year to broadcast the football matches of the EURO 2016 European Championship. The drop in costs was driven by cost optimisation policies which have generated, since 2010, cumulative savings of EUR 226.5 million (-23.4%), without affecting the quality of the Group’s television broadcasting, which is now broader (2 additional channels) than in 2010.

On 31 December 20017, EBIT for the Group’s Spanish business totalled EUR 245.3 million, compared with EUR 224.4 million in 2016.

Other income statement components for the Mediaset Group as a whole are shown below.

			change €
	2017	2016	million

Financial (income)/losses	(28.7)	(87.7)	58.9

The change in financial expenses in 2017 over the previous year was mainly due to the early repayment of credit facilities in 2016 and costs for hedging transactions linked to the Mediaset Premium—Vivendi deal totalling EUR 41.7 million.

			change €
	2017	2016	million

Result from equity investments	8.8	2.4	6.3

Income/(expenses) from equity investments includes income from measurement at equity of investments where the Group has significant influence over the investee, value adjustments to the financial assets connected with those or other equity investments, and gains/losses generated from the disposal of those assets.

The change in the item over the two years was mainly due to the losses realised from the sale in 2016 of the equity investments held by the Mediaset Group in the companies Wimdu GmbH and Private Griffe S.p.A.

		2017	2016

EBT		296.5	(274.5)
Income taxes		(82.6)	47.9
	Tax Rate (%)	-27.9%	n.s.
Net profit from discontinued operations		—	—
Minority interests in net result		(123.3)	(68.0)

Group Net Result		90.5	(294.5)

The Group’s tax rate for 2017 reflects the combined effect of the different tax bases in the Group’s two main geographical areas of operation.

Minority interests refer to interests held in the consolidated earnings of Mediaset España, EI Towers, Mediaset Premium (11.1% until 30 June 2017) and Monradio (20%). In 2017, the percentage interest held by the Group in Mediaset España rose from 50.2% to 51.63%, and the interest held in EI Towers rose from 40.6% to 42.03%, as a result of the share buyback plans implemented by the subsidiaries.

Balance Sheet and Financial Position

The Group’s balance sheet and its breakdown by geographical area are reported below in abridged form, restated to show the two main aggregates: Net invested capital and Net financial position, the latter consisting of Total Financial Debt less Cash and Other Cash Equivalents and Other Financial Assets. Details of the items making up the net financial position are provided in Note 5.9.

The following tables therefore differ in their layout from the statutory balance sheet, which primarily distinguishes current from non-current assets and liabilities.

Equity Investments and Other Financial Assets include assets recognised in the Consolidated statement of financial position as Equity investments in associates and joint ventures, and Other Financial Assets recognised in the consolidated statement of financial position as equity investments and non-current financial receivables (thus excluding hedging derivatives, which are included as Net Working Capital and Other Assets/Liabilities).

Net Working Capital and Other Assets/Liabilities include current assets (apart from cash and cash equivalents and current financial assets included in the Net Financial Position), deferred tax assets and liabilities, non-current assets held for sale, provisions for risks and charges, trade payables and tax liabilities.

The financial situation on 31 December 2016 has been reclassified compared to the situation in the 2016 accounts, to reflect the redetermined amounts of Goodwill and other tangible and intangible assets, following the completion of the price allocation process for the acquisitions made by the EI Towers Group last year.

On 31 December 2017, the balances include the assets and liabilities acquired after the business combination operations as commented on in the following note, Business combinations.

(values in EUR million)

MEDIASET GROUP	#######	#######
Balance Sheet Summary	###	###

TV and movie rights	1,273.2	1,629.7
Goodwill	968.5	949.4
Other tangible and intangible non current assets	1,272.7	1,321.4
Equity investments and other financial assets	117.8	92.7
Net working capital and other assets/(liabilities)	227.9	(203.2)
Post-employment benefit plans	(85.5)	(91.8)

Net invested capital	3,774.6	3,698.2

Group shareholders’ equity	1,916.6	1,947.6
Minority interests	465.9	588.2

Total Shareholders’ equity	2,382.5	2,535.8

Net financial position Debt/(Liquidity)	1,392.2	1,162.4

The breakdown of the balance sheet by geographical area (Italy and Spain) is shown below.

(values in EUR million)

Balance Sheet Summary	Italy		Spain
(geographical breakdown)	31-Dec-17	31-Dec-16	31-Dec-17	31-Dec-16

TV and movie rights	1,131.5	1,476.8	142.7	154.1
Goodwill	317.2	298.1	288.1	288.1
Other tangible and intangible non current assets	1,004.2	1,043.7	268.5	277.7
Equity investments and other financial assets	936.8	1,012.5	26.5	32.9
Net working capital and other assets/(liabilities)	188.7	(256.5)	39.0	53.1
Post-employment benefit plans	(85.5)	(91.8)	—	—

Net invested capital	3,493.0	3,482.8	764.8	805.9

Group shareholders’ equity	1,935.0	2,040.3	900.1	975.4
Minority interests	30.5	102.7	—	7.9

Total Shareholders’ equity	1,965.5	2,143.0	900.1	983.3

Net financial position	1,527.5	1,339.8	(135.3)	(177.4)

In the table below, the Group’s summary balance sheet as at 31 December 2017 is broken to show the effects of the line-by-line consolidation of Mediaset España.

(values in EUR million)

Balance Sheet Summary			Eliminations/	Mediaset
(geographical breakdown)	Italy	Spain	Adjustments	Group

TV and movie rights	1,131.5	142.7	(1.0)	1,273.2
Goodwill	317.2	288.1	363.2	968.5
Other tangible and intangible non current assets	1,004.2	268.5	—	1,272.7
Equity investments and other financial assets	936.8	26.5	(845.5)	117.8
Net working capital and other assets/(liabilities)	188.7	39.0	0.2	227.9
Post-employment benefit plans	(85.5)	—	—	(85.5)

Net invested capital	3,493.0	764.8	(483.2)	3,774.6

Group shareholders’ equity	1,935.0	900.1	(918.5)	1,916.6
Minority interests	30.5	—	435.4	465.9

Total Shareholders’ equity	1,965.5	900.1	(483.2)	2,382.5

Net financial position	1,527.5	(135.3)	—	1,392.2

The table below is a summary cash flow statement broken down by geographical area, showing cash flows over the two periods. Unlike the standard IAS 7 layout used to prepare the statutory cash flow statement, the table shows changes in Net Financial Position, considered the most significant indicator of the Group’s ability to meet its financial obligations.

(values in EUR million)

MEDIASET GROUP
Summary Cash Flow Statement	2017	2016

Net Financial Position at the beginning of the year	(1,162.4)	(859.4)

Free Cash Flow	181.8	58.8
Cash Flow from operating activities (*)	1,315.7	1,140.7
Investments in fixed assets	(625.6)	(710.4)
Disposals of fixed assets	9.0	4.4
Changes in net working capitaland other current assets/liabilities	(517.3)	(375.9)

Change in the consolidation perimeter	(64.9)	(130.4)
Own share’s sell/buyback	(149.5)	(107.0)
Equity investments/Invesment in other financial assets	(29.0)	(21.8)
Cashed-in dividends	7.3	3.5
Dividends paid	(175.6)	(106.1)

Financial Surplus/(Deficit)	(229.8)	(303.0)

Net Financial Position at the end of the period	(1,392.2)	(1,162.4)

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments +/- deferred tax

Summary Statement of Financial Position	Italy		Spain
(geographical segment breakdown)	2017	2016	2017	2016

Net Financial Position at the beginning of the year (Debt)/Liquidity	(1,339.8)	(1,051.8)	177.4	192.4

Free Cash Flow	(47.5)	(185.1)	229.3	243.9

Cash Flow from operating activities (*)	891.7	792.0	424.2	406.1
Investments in fixed assets	(438.4)	(519.2)	(187.4)	(191.5)
Disposals of fixed assets	7.2	3.5	1.9	0.9
Changes in net working capital and other current assets/liabilities	(508.0)	(461.3)	(9.3)	28.4
perimeter	(64.9)	(130.4)	—	—
Own share’s sell/buyback	(49.0)	(15.6)	(100.5)	(91.4)
Equity investments/Invesment in other financial assets and changes in stakes of subsidiaries	(31.4)	(19.1)	2.4	(2.7)
Cashed-in dividends	93.2	84.9	2.3	2.6
Dividends paid	(88.1)	(22.7)	(175.7)	(167.4)

Financial Surplus/(Deficit)	(187.7)	(288.0)	(42.1)	(15.0)

Net Financial Position at the end of the period (Debt)/Liquidity	(1,527.5)	(1,339.8)	135.3	177.4

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments +/- defered tax

The Group’s cash flow from core activities (free cash flow) amounted to EUR 181.8 million. In particular in Italy a negative free cash flow from ordinary operations of -47.5 million was generated compared to EUR -185.1 million in 2016. The table below shows the increase of fixed assets reported in the cash flow statement.

(values in EUR million)

Increased in fixed assets	Italy		Spain
First Half	2017	2016	2017	2016

Investments in TV and movie rights	(429.9)	(473.0)	(177.2)	(171.4)
Changes in advances on TV rights	35.0	8.9	4.0	(5.6)
TV and movie rights: investments and advances	(394.8)	(464.2)	(173.2)	(177.0)

Investments in other fixed assets	(43.6)	(55.1)	(14.2)	(14.6)

Total investments in fixed assets	(438.4)	(519.2)	(187.4)	(191.5)

The cash out of EUR 64.9 million for the item Change in the scope of consolidation relates as to EUR 22.9 million to the acquisition of Radio Subasio and as to 42 million to the cash outflows incurred by the EI Towers Group for tower acquisitions both during this period and in the previous one. In the previous year the negative cash flow of EUR 130.4 million related to the item Change in the scope of consolidation consisted in EUR 75.2 million for the acquisition of the Finelco Group and, for the remaining part, of cash out incurred by the EI Towers Group for acquisitions in the tower sector.

The item Buyback/sale of own shares relates to the expenditure incurred by the subsidiaries Mediaset España and EI Towers for the authorised share buyback plans.

The item Investments/other financial assets for 2017 mainly consists of the EUR 25.7 million to acquire 5.5% of the shareholding in Studio 71, and investments/disinvestments in the Ad4Ventures business, as detailed in Note 7.7. 2016 mainly includes the EUR 33 million for the purchase of financial hedging instruments relating to the Mediaset Premium-Vivendi operation, and the receipt by Telefonica of 20.2 million from the capital increase of Mediaset Premium.

The dividends distributed in 2017 relate to the EUR 88.1 million of profits distributed by EI Towers S.p.A. and by Mediaset España S.A. of EUR 87.5 million.

PARENT COMPANY PERFORMANCE

We now turn to the earnings performance and financial results of the Company during the year.

Group Performance

An abridged income statement is reported below, with commentary and comparative data for the previous year provided.

(values in EUR million)

	2017	2016
Total revenues	6.5	4.4

Personnel expenses	19.0	18.1
Purchases, services, other costs	16.0	13.7
Sundry operating costs	1.3	1.4
Amortisation, depreciation and write downs	0.1	0.1

Impairment losses and reversal of impairment on fixed assets	—	—
Total costs	36.4	33.3
Gain/losses from disposal of non-current assets	—	—
EBIT	(29.9)	(28.8)

Dividends and other income/(losses) from equity investments	87.0	(137.0)
Financial income/(losses)	8.0	12.7
Total income/(losses) from financial activities and equity investments	95.0	(124.3)

EBT	65.1	(153.1)

Income taxes for the year	(4.1)	(2.1)
Net Gains/(Losses) from discontinued operations	—	—

Net profit/(loss)	69.2	(151.0)

Total Revenues

Revenues show an increase of EUR2 .1 million, rising from EUR4.4 million in 2016 to EUR6.5 million in 2017.

The change was mainly due to:

•                  +EUR4.2 million due to increased revenues for intercompany staff services;

•                  EUR (1.9) million for lower revenues from bank guarantees granted to the subsidiaries;

•                  EUR (0.2) million for lower other revenues and net income.

Total Costs

Costs grew by EUR 3.1 million, from EUR 33.3 million in 2016 to EUR 36.4 million in 2017.

The change was mainly due to:

•                  +EUR 2.7 million due to increased costs for intercompany staff services;

•                  +EUR 0.9 million for higher costs for consultancy and collaboration services;

•                  +EUR 0.9 million for higher personnel costs;

•                  EUR (1.7) million of lower bank charges and commissions;

•                  +EUR 0.3 million for higher, other net costs.

EBIT

EBIT, as a result of the decrease in revenues and the increase in costs, was reduced by EUR 1.1 million, from EUR -28.8 million in 2016 to EUR -29.9 million in 2017.

Financial Assets and Equity Investments

The management of this item in 2017 was positive, for a total of EUR95.0 million, an increase of EUR219.3 million compared to 2016. The result was generated by the:

•                  net financial income/(expenses), which went from EUR -137.0 million in 2015 to EUR 87.0 million in 2017, with a drop of EUR 224.0 million due to:

•                  lower dividends from subsidiaries of EUR26.5 million;

•                  lower charges for write-downs of equity investments, of EUR250.5 million.

•                  net financial income, of EUR 8.0 million, which decreased by EUR 4.7 million on the previous year, as a result of:

•                  (36.8) million euros from reduced income net of financial charges, towards subsidiaries, affiliates and jointly controlled entities. This item includes the interest income and expenses on the intercompany current account: income moved from EUR 73.6 million in 2016 to EUR 37.2 million in 2017, representing a decrease of EUR 36.3 million, while expenses amounted to EUR 0.7 million, representing an increase of EUR 0.5 million over the previous year;

•                  +23.9 million euro for reduced Other net charges, which fell from -52.3 million euro in 2016 to -28.4 million euro in 2017. This item was made up of:

•                  EUR 21.6 million of interest payable on the bond issued on 24 October 2013 for a nominal amount of EUR 375 million, with a 5.125% gross annual coupon, payable on 23 January of every year. The maturity date of this bond is 24 January 2019;

•                  IRR interests of EUR 4.9 million;

•                  transaction costs on loans of EUR 1.4 million;

•                  other net financial charges of EUR 0.5 million;

•                  +EUR 8.2 million being the net result of the sales and purchases of securities.

EBT and Income Taxes

The pre-tax result was positive at EUR 65.1 million, an improvement of EUR 218.2 million compared to the previous year.

The income statement was positively impacted by a tax income of EUR 4.1 million mainly due to IRES income from tax consolidation.

Profit for the Year

The year ended with a profit of EUR 69.2 million compared to the loss of EUR 151.0 million in 2016, an improvement of EUR 220.2 million.

Balance Sheet and Financial Position

An abridged balance sheet is reported below. Items have been restated with respect to the statutory balance sheet, which states assets and liabilities as current and non-current, in order to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Cash and Cash Equivalents and Other Financial Assets, minus Total Financial Debt and Other Current Liabilities.

Equity Investments and Other Non-Current Financial Assets include assets recognised in the statement of financial position as Investments in Subsidiaries and in Other Companies, and as Receivables and Financial Assets. Net Working Capital and Other Assets/(Liabilities) include current assets (excluding cash and cash equivalents and current financial assets included in the Net Financial Position), provisions for current risks and charges, trade payables and taxes payable.

A detailed breakdown of the main components of the Net Financial Position is provided in the Notes.

(values in EUR million)

	31/12/17	31/12/16
Equity Investments	2,287.8	2,219.8
Other financial non-current financial assets	(1,036.5)	(767.7)
Tangible and intangible assets	4.6	4.6
Advanced/(deferred) tax assets	205.0	149.2
Non-current financial liabilities	(0.1)	—
Provision for non-current risks and charges	(1.2)	(1.3)
Total non-current assets/(liabilities)	1,459.6	1,604.6

Net working capital and other current financial assets/(liabilities)	851.3	635.1

Net invested capital	2,310.9	2,239.7

Shareholders’ equity	1,783.3	1,710.6

Net financial position	(527.6)	(529.1)

The main changes in the balance sheet at 31 December 2017 compared to positions at 31 December 2016 are summarised below.

The value of Equity investments, of EUR2287.8 million, shows an increase of EUR68 million mainly because of the acquisition of 99.23874% of the capital in Videotime S.p.A. from R.T.I. S.p.A. and the decrease of EUR29.1 million from the reduction in the share capital of the subsidiary Mediaset Investment S.p.A.

The net balance between non-current assets and liabilities, which in 2017 was -EUR1,036.5 million, shows a negative change of EUR268.8 million compared to the previous year due to the finance taken out during the year.

Receivables for deferred tax assets net of payables for deferred tax liabilities increased mainly as a result of the provision for tax losses.

Net working capital of EUR851.3 million showed an increase of EUR216.2 million. The change is mainly explained by the bond of EUR313.6 million, the increase in liabilities towards subsidiaries in respect of corporate income tax according to the fiscal consolidation scheme, of EUR40.8 million, and the amount payable to R.T.I. S.p.A. to acquire the shareholding of EUR97.6 million in Videotime S.p.A.

The Net Financial Position increased by EUR1.5 million, rising from -EUR529.1 million in 2016 to — EUR527.6 million in 2017.

Net equity, of EUR1,783.3, increased by EUR72.7 million compared to the previous year mainly as a result of the profit for this year.

The following table is an abridged cash flow statement showing cash flows over the two periods. Items have been restated with respect to the standard IAS 7 layout used to prepare the statutory cash flow statement in order to show changes in Net Financial Position, considered the most significant indicator of the company’s ability to meet its financial obligations.

(values in EUR million)

	31/12/17	31/12/16
Net financial position at the beginning of the year	(529.1)	380.7

Free cash flow	(86.7)	(1,001.9)
- Cash flow from operating activities	(106.1)	(692.3)
- Equity investments and other current financial assets	(34.5)	(351.3)
- Change in working capital and other assets/liabilities	53.9	41.7

Dividends received	88.2	114.8

Dividends paid	—	(22.7)

Financial surplus/deficit	1.5	(909.8)

Net financial position at the end of the year	(527.6)	(529.1)

RECONCILIATION BETWEEN CONSOLIDATED AND PARENT COMPANY NET PROFIT AND SHAREHOLDERS’ EQUITY

(CONSOB Communication 6064293 of 27 July 2006)

	Shareholders’		Shareholders’
	equitty at	Net result	equitty at	Net result
	31/12/2017	2017	31/12/2016	2016

As per balance sheet and income statement of Mediaset S.p.A.	1,783.3	69.2	1,710.6	(151.0)

Excess of shareholders’ equity, including gross income for the period over book value of investments in subsidiary ad affiliated companies	928.6	291.5	1,185.1	28.7

Consolidation adjustmens arising from:

Eliminations of unrealised intra-group gains/losses	(360.9)	1.5	(355.9)	10.4

Dividend eliminations	—	(140.5)	—	(114.8)

Other consolidatio adjustment	31.4	(7.8)	(3.9)	0.1

Total	2,382.5	213.9	2,535.9	(226.5)

Minority interest	(465.9)	(123.3)	(588.2)	(68.0)
As per consolidated financial statements	1,916.6	90.5	1,947.7	(294.5)

CONSOLIDATED NON-FINANCIAL REPORT (LEGISLATIVE DECREE 254/2016)

The consolidated non-financial report (“Consolidated NFR”) of Mediaset S.p.A., prepared in accordance with Legislative Decree consists of a Sustainability Report which is separate from this report, as required by Art. 5 (3)(b) of Legislative Decree 254/16, and is available at www.mediaset.it, in the section “Corporate/Sustainability”.

For more information about the subsequent sections of this Report on Operations regarding “Disclosure of the main risks and uncertainties to which the Group is exposed”, “Human resources”, “Environment”, “Social initiatives” and “Protection of children”, please see the contents of the sustainability report (Consolidated NFD).

DISCLOSURE OF THE MAIN RISKS AND UNCERTAINTIES TO WHICH THE GROUP IS EXPOSED

The Enterprise Risk Management system in the Mediaset Group

As an integral part of its Internal Controls and Risks Management System, the Mediaset Group has adopted a Risk Management model, both in Italy and in Spain, in order to be able to respond better to the risks to which it is structurally exposed.

The Internal Controls and Risks Management System, as defined by the Corporate Governance Code, is “the set of rules, procedures and the organisational structures designed to enable a business to be performed in a healthy and proper manner in accordance with pre-set objectives, through an adequate process of identification, measurement, management and monitoring of the main risks. An effective system of internal controls contributes to ensuring the protection of company assets, the efficiency and effectiveness of the business operations, the reliability of the financial information, and compliance with applicable laws and regulations”.

The Group has adopted the ERM (Enterprise Risk Management) methodology, already identified as the reference methodology in the Guidelines on the Internal Control and Risk Management System issued by the Board and updated periodically from 2008 onwards.

The Guidelines have been implemented by establishing a series of operational measures aimed at identifying and regulating the activities, the responsibilities and the information flows necessary for the management of risks (“Policy of the Internal Controls System”).

The periodic risk identification and assessment process found that the control of company risks is being managed adequately overall. In recent years, the Group has demonstrated a willingness and ability to progressively adapt the methods of control of strategic and process risks, both in relation to developments in the competitive environment and to the growth opportunities offered by the market, in the knowledge that the current economic situation and the major changes in market and industry sector trends generate high levels of uncertainty and therefore require continuous monitoring and a high degree of attention.

The main risks and uncertainties

The pursuit of strategic objectives, as well as the operating, equity and financial performance of the Mediaset Group, are influenced by various contingent risk factors and uncertainties that are mainly of the following types:

•                  External and industry sector risks, which are mainly linked to the economic cycle, to the evolution of the intermediate and end markets of reference (consisting of the demand for the consumption of audio-visual content and entertainment and demand for advertising slots) and to the evolution of the competition and regulatory environment.

•                  The risks connected with the strategic approaches and policies adopted and the management of the main “operational” processes linked to the management, also on a progressive basis (for example through partnerships and alliances) of the broadcasting, commercial, technical and infrastructure models used to coordinate and manage the production inputs and strategic assets (managerial personnel, content and distribution network) employed in the core business of producing and broadcasting the television offering, also in relation to aspects of risk linked to the Company’s reputation and social responsibility;

•                  financial risks connected to the management of financing needs and interest and exchange rate fluctuations;

•                risks connected to the management of legal disputes;

•                  risks connected to environmental policies;

•                  risks connected to Corporate Governance.

A description is provided below, for each of the main sources of risk and uncertainty, of their nature and the related main management and mitigation measures put in place by the management.

External and industry sector risks

Risks linked to the performance of the economy

The core business of the Mediaset Group depends to a large extent on the performance of advertising investments, which are structurally cyclical and very closely related - albeit with differences between the various product sectors - to the general performance of the economy and the growth of end markets, where customer companies operate. After the extended economic crisis that affected the global economy and 2008 onwards and was subsequently aggravated following the sovereign debt crisis in Europe, with regard to which Italy and Spain were among the worst-exposed countries, over the past two years in both these areas, which are a reference for the Group’s activities, there has been a recovery. This is still moderate in Italy but was more buoyant in Spain. Positive factors have been the accommodating monetary policy of the ECB and the trend in oil prices, conditions that should not necessarily be considered as structural.

In both of these markets the impact of the recession on the advertising market has been highly negative in recent years, although the traditional trend for advertising investment to be concentrated in times of crisis on general interest television which guarantees greater visibility on the mass market has allowed Group to consolidate its respective market shares, both in Italy and in Spain. Continuation of the current economic recovery, and in consumer spending, is one of the main conditions required to support commercial policies able to recover the pricing of advertising space, which has been heavily affected in previous years.

In this context, Mediaset’s market leadership, in terms of advertising share and editorial results in its reference markets, together with a strong focus (especially in Italy) on cost-cutting, has consolidated the Group’s medium-term financial equilibrium and has laid the foundations for recovering margins with greater efficiency, as well as dynamism, as soon as the general market conditions have stabilised.

More details on the analysis of the general economic trend and the main economic and financial indicators during 2017 can be found in “The General Economic Trend” section earlier in this document.

Risks connected to the development of the media & communications market

Technological changes, audience fragmentation and the increase in competition

The traditional broadcaster models are now constantly exposed to the process of enlargement of the traditional competitive scenario, mainly driven by the technological progress. The advent of innovative new distribution platforms is gradually modifying the way consumers approach media, guiding them towards more customised, less standardised models with services, content and advertising that responds to the demands of technologically involved viewers and increasingly demanding, sophisticated investors.

The main market trends that represent new competitive forces may be summarised as follows:

•                  technological progress has steadily changed methods of usage of content, towards more interactive/on demand media, which specifically favour the migration of younger members of the public towards more “customised” forms;

•                  demand for entertainment content continues to record rates of growth, both in traditional media and on new platforms;

•                  for the general commercial television sector, the convergence of broadcasting platforms is, on the one hand, creating growth opportunities (multi-channel offers and Pay TV) but, on the other hand, is posing potential threats such as audience fragmentation and an increase in the total overall number of available platforms for accessing television content (satellite, internet, mobile, etc.), resulting in greater complexity in the competitive environment;

•                  the multiplication of broadcasting platforms is increasing the value of broadcasting content and strengthening the competitive advantage of “traditional” operators who have the know how for the conception, development and packaging of content and the building of programme schedules;

•                  the absence of technological barriers is increasing the risk of traditional broadcasters being bypassed by groups that own original content and formats, or by Internet operators, some of whom are beginning to move towards purchasing content on the market, in an attempt to duplicate offering models that compete with those of broadcasters;

•                  the Italian market in particular is noted for the presence of various pay-TV operators. Over the last two years this market has experience a substantial stabilisation in the overall customer base and intense competition in the area of content;

•                  In Spain, the competitive scenario in the generalist television sector, until a few years ago, was characterised by a higher number of operators and, consequently, stronger audience fragmentation and competition for valuable content. Subsequently, through business amalgamations, the market has consolidated around the two main private hubs, consisting of Mediaset España and Atresmedia.

The situation described above could result in the risk of less interest in the free-to-air generalist television by the TV viewing public, part of which has been made more sophisticated and demanding by new communication media and, consequently, there may be the risk for the Group of not adequately covering opportunities resulting from new emerging businesses. Mediaset’s strategic approach to the principal risk of these competitive dynamics is to consolidate its current model of aggregator and multiplatform distributor, which for the Is the best way to face the challenges of the market and the evolving consumer models by defining an integrated editorial system in which the various components (free generalist, free multichannel, pay non-linear and web) have a position that is coherent with the market, and structuring business mechanisms that can guarantee effective coordination in operational terms, and also in terms of the production/purchasing strategies for content and sales. This approach will maintain for both the general-interest and special interest channels which are most important for free-to-air, control over the more concentrated audience and also, using the model mainly based on OTT television, control over the more diversified audience.

In implementing this strategy, Mediaset has a competitive advantage, in terms of its long established culture in the general life interest TV business and its unique know-how as a general broadcaster which was the first to develop innovative prepaid pay-per-view models. Along with the activation of TGCom 24, 2013 saw the addition of the innovative offer of on-demand Infinity, while the guidelines for the 2017-2020 plan indicate a strong drive towards the development of digital online first content.

The Group is drawing on highly-trained personnel with consolidated experience in various areas of the free TV business. In recent years it has also acquired new professional roles to strengthen its internal know-how in the areas of innovation and development.

Coverage of the content market

A further element that characterises the evolution of the media & communications sector is the growing value of the content.

Mediaset, through its subsidiary R.T.I. R.T.I. SpA owns the biggest Italian library of television broadcasting rights and one of the biggest in Europe, thanks to long-term agreements with the leading American major studios and distributors and independent American and European producers (TV movies, soap operas, miniseries and TV serials), which ensure coverage of the needs of the Group’s Free TV and Pay TV businesses.

The Mediaset Group, through its investments in the companies Medusa Film and Taodue, leading companies in the distribution and in-house production of television and movie content and products, has control and access to the best domestic movie and television products.

The coverage of the risks connected to control of the content market also means greater attention to content produced in markets that are constantly monitored to seek innovative content and through the continuous effort by the Group in conjunction with other international players before the competent bodies to safeguard the industrial model of the broadcasters, ensuring protection of copyright on the web.

Risks connected to the evolution of the advertising market

TV advertising receipts are still the Group’s main source of revenue although in recent years it has diverted by into additional income streams consisting of pay-TV operations, establishing a presence in complementary businesses such as the sale of multiplatform content, teleshopping and film distribution.

In the current general and industry sector environment, advertising sales are subject to shorter economic cycles. They are also extremely sensitive to the general economic trend and to the evolution of the markets where its customers operate and are structurally impacted by the expansion of the competitive environment due to continuous technological progress, which generates structural processes of fragmentation and diversification in the consumption of products and multi-platform audiovisual media.

In this scenario, the data on total television viewing in Italy show an essentially stable trend in television consumption. However, this growth is spread across a greater variety and number of channels, which has accompanied the increase in recent years in the penetration of the digital terrestrial platform, resulting in the steady and natural erosion of the television viewing share held by the historical and generalist TV channels.

The general-interest free to air TV model will still be the main channel through which a high number of contacts can be made over the next few years but it is clear that particularly in the current scenario, the attraction of and hence competition among, semi-generalist channels with a greater ability to profile specific targets, has also increased.

For this reason, the Group’s current commercial strategy is focusing on maintaining and consolidating the overall audience shares provided through its editorial offer as a whole, which in the presence of a growing total audience assures in itself a greater number of advertising contacts. In particular it is aiming to make the most of these contacts commercially by optimising the mix and leveraging the integrated multiplatform cross-media offer which is unique in Italy.

Mediaset pursues this strategy both in Italy and in Spain, where the Group operates with its own exclusive internal advertising sales houses Publitalia ‘80 and Publiespaña. Over the years, these firms have consolidated their market leadership, by developing operational and management models able to rapidly respond to the changing needs of advertising investors and market developments, by attracting new investors, and by developing commercial policies designed to maximise the television broadcaster’s ability to segment the most commercially attractive targets and to optimise the positioning of advertising slots within programme schedules.

Using this know how, the Group, through the creation of highly specialised agents - Digitalia ‘08 in Italy, specialised in advertising sales for digital Pay TV channels, and Publimedia Gestión in Spain, and the fifty-fifty equity investment with Mondadori in the Mediamond joint venture - also controls advertising sales in other media developed by the Group. In particular from 2014 Mediamond has been strengthened by the transfer from the Mondadori Group of the activities and the licence contracts over the media previously managed by Mondadori Pubblicità. The Group, internal advertising sales houses aims to focus on cross-media sales, leveraging advertising sales on television, the web, printed media and radio with unrivalled coverage across the national scene. The figures for market shares achieved by the Group’s agents, within their respective advertising markets, are shown in the specific sections of this Report that analyse the Group’s business activities. Those relating to customer concentration are presented in the section on the management financial risks in the Explanatory Notes to the Financial Statements.

Risks related to regulatory changes

The Mediaset Group operates in various business areas that are governed by strict regulations. Any failure to comply with regulations therefore constitutes a risk factor for its core business and a possible source of financial (application of administrative sanctions), image and reputational damage.

Compliance risks refer to the expansion of the business areas governed by regulations, or the introduction of regulations that are stricter than existing regulations on antitrust limits, the protection of minors from listening to and viewing certain types of content, overcrowding, slots, advertising breaks, safeguarding pluralism and equal treatment, the limitation of electromagnetic emissions and urban planning restrictions on infrastructure construction; the regulatory review process arising from the need to take action concerning regulatory asymmetry between the TV sector and new services, particularly services that may be used via the Internet; stabilisation of the reference infrastructure scenario, i.e. the identification, at least for a suitable period of time, of digital terrestrial as the platform of choice for broadcasting TV channels and in particular free channels; and from the management of the refarming of 700 Mhz frequencies; from the reform of the public broadcaster in terms of governance and operating configurations.

The diversity of the production and managerial processes, the multiplicity of actors involved in each of these, the complexity and high number of regulations applicable to the various processes and the wide margins for interpreting the various regulations mean that, in order to limit risks, it is fundamentally important to monitor the development of regulations and ensure that they are adhered to.

The research, disclosure and operational monitoring is, as whole, well-established and effective in managing the risks of non-compliance with the applicable regulations, also thanks to the creation of specific company functions.

No matter how effective the monitoring is, there may still be certain non-governable elements and situations or for which it is difficult to predict the effects on operations or the impact on the public.

A more detailed explanation of the regulatory scenario is given in the section “Development of legislative situation in the television sector”.

Risks related to the implementation of strategies and the main operating processes

Risks related to business interruption

The risk of interruption or reduction of the business can be classified into three categories:

•                  risk that network infrastructure is not adequate to ensure the level of service in terms of availability;

•                  risks of a partial local area coverage failure due to limitations imposed by international coordination;

•                  risks of a partial local area coverage failure due to the assignment of part of the frequencies, currently by broadcast, to other services.

Elettronica Industriale S.p.A. holds a network operator license and the rights to use the frequencies necessary to transmit 5 multiplexes with national coverage.

The transmitters of the transmission and broadcasting frequencies, for which Elettronica Industriale S.p.A. holds the rights of use, are owned by it and are attached to 1,700 technological towers operated by the subsidiary EI Towers S.p.A., under a master agreement between the two companies (hereinafter the “Agreement”). The towers of EI Towers S.p.A. cover on average 95% of the Italian population.

The signal transmission and broadcasting systems meet the requirements for high availability levels using equipment that ensures a high level of reliability (high availability or fault tolerance systems). In addition, the main signal distribution systems are equipped with backup systems.

The design process for the network infrastructure is well-established and is based on an architecture that uses various alternative resources (radio bridge networks, satellites, fibre optics), thereby guaranteeing greater security in signal transport and optimal infrastructure in terms of reliability.

Through its local centres, EI Towers S.p.A. performs continuous monitoring in accordance with the terms of the Agreement, in order to ensure the quality and availability of the television signal broadcast by Elettronica Industriale S.p.A. (remote monitoring is provided on a 24-hour basis for the main locations, and 19 out of 24 hours for the others). In addition, the signal control station (MCR) at Cologno Monzese performs specific checks, also in response to alerts from external clients who rent the network.

EI Towers S.p.A. performs preventive maintenance on the various items of equipment in accordance with the terms of the Agreement.

In Italy, since mid-2012, all television broadcasts have been made exclusively using digital technology. The Mediaset Group, which has believed in this new technology since its birth in 2003, has taken on a decisive role in the conversion of the Italian television system to digital technology, thanks to its expertise (also recognised by the competent authorities) and knowledge of the overall framework of reference.

Through Elettronica Industriale S.p.A., the Group has made significant efforts to ensure growth in coverage, which now reaches 95% of the population for the Mediaset 1, 2, 3 and 5 multiplexes, and 96% for the Mediaset 4 multiplex.

The Group belongs to Confindustria Radio TV, together with RAI and other national and local operators whose objectives include safeguarding the frequencies currently reserved for broadcasting.

Financial risks

In 2017 the global economy recorded an average growth of 3.6%. GDP for the Eurozone rose by 2.5%, gradually strengthening thanks to the drive from internal demand and continued stimulus from monetary policy. However there are significant differences between the European economies, with Italy despite the recovery recording the lowest rate of growth of the Eurozone countries (+1.5%).

In this economic context the Mediaset Group has continued to implement a policy of containing and carefully monitoring its costs and investments.

Consolidation of borrowings continued with the formal agreement of new committed credit lines totalling EUR 250 million.

On 1 February 2017 Mediaset repaid, on maturity, the EUR 300 million bond issued in February 2010 by using the renegotiated credit facilities.

In accordance with the Group’s policy on liquidity (Policy on Financial Risks, latest version May 2015), the average financial exposure does not exceed 80% of the total amount currently provided by lenders.

The presence of variable rate debt and the acquisition of television and movie broadcasting rights in currencies other than the euro (mainly the US dollar) clearly exposes the Group to risks related to fluctuations in interest and exchange rates. In accordance with its financial risk management policies, the Group, through derivative contracts entered into with third parties, has adopted a management approach for such risks aimed at eliminating the effect of the exchange rate fluctuations by establishing in advance the value at which such rights will be recognised once acquired, and setting or limiting the free cash flow differences due to market changes in interest rates on medium/long-term debt.

More detailed information regarding financial risk management policies, including those relative to sensitivity analyses on exchange rates can be found in the specific section of the Explanatory Notes in the Group’s Consolidated Financial Statements under “Additional disclosures about financial instruments and risk management policies”.

Risks connected with the management of legal disputes

Due to the nature of its business, the Group is subject to the risk of legal litigation in the performance of its activities. In view of current obligations relating to past events of a legal or contractual nature or deriving from statements or actions taken by the company that could give rise to well-founded expectations by third parties that the company is responsible for or has to accept responsibility regarding the fulfilment of an obligation, the Group has made appropriate allocations to risk provisions, recognised under liabilities in the Group’s Financial Statements.

More detailed information regarding the main legal disputes that are currently pending can be found in the comments contained in the specific section of the Explanatory Notes.

HUMAN RESOURCES

The complex macroeconomic scenario of recent years has not prevented the Mediaset Group from continuing its policy of investing in its employees, which it considers to be a precious and essential asset for the future development of the enterprise.

In fact, ensuring the welfare of its human resources and appreciating their talents are core components of the Mediaset Group’s strategy, fully aware that this is the factor on which the pursuit of corporate objectives depends.

Employee commitment and motivation are important ingredients for the Group’s success, and the Group continues to provide its staff career development opportunities that take account of the benefits offered by their diverse backgrounds, skills and experience.

With that in mind, tools and processes are designed and supervised with a view to ensuring that staff are properly assessed and their careers in the Group constantly monitored right from the initial selection stage, by designing pathways of professional and managerial training that will develop its hallmark characteristics of behaviour.

In carrying out these activities and initiatives the Mediaset Group respects its employees rights, safeguards the their health and safety at work, guarantees equal opportunities, and fosters the career development of all staff whatever their gender, category or grade within the organization.

Staff composition

On 31 December 2017, the Mediaset Group had 5,470 employees (5,331 of whom in permanent posts), a decrease compared to the 5,519 employees (5,418 permanent) at the end of 2016.

Number of employees (including temporary	ITALY		SPAIN
staff)	31/12/2017	31/12/2016	31/12/2017	31/12/2016
Managers	267	285	114	119
Journalists	337	339	144	137
Middle managers	844	859	84	80
Office workers	2,735	2,762	908	915
Industry workers	14	—	23	23
Total	4,197	4,245	1,273	1,274

Average workforce (including temporary	ITALY		SPAIN
staff)	2017	2016	2017	2016
Managers	274	285	117	117
Journalists	342	351	141	141
Middle managers	850	851	82	79
Office workers	2,794	2,854	917	915
Industry workers	43	44	23	23
Total	4,302	4,385	1,280	1,275

(*) included Publieurope Ltd and Mediaset Investment Sarl

In 2017, the Italian Group companies had 4,170 employees (4,053 permanent) while 2016 figures were 4,214 and 4,124 respectively.

In addition, there were 27 employees of companies operating abroad, of which 25 employees of Publieurope International Ltd, mainly working in its London office, plus two employees of the Luxembourg company Mediaset Investment Sarl.

The staff in Italy are located throughout the country, concentrated primarily in the Milan area, where 74% of all employees work in the Cologno Monzese, Segrate and Lissone offices.

Selection and recruitment

The Mediaset Group pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training initiatives

In 2017, managerial, professional and compulsory training initiatives continued on a regular basis.

Public initiatives

Education programmes for non-employees, designed to develop skills linked with the world of commercial TV, continued in 2017 as in earlier years.

Services for employees

Mediacentre has long been a well-established company facility, offering a number of services to improve employee quality of life and enable a better work/life balance.

Occupational health and safety; accident prevention

The actions taken during 2017 aimed at pursuing health and safety objectives were principally to implement, in all the Mediaset Group companies, an Occupational Health and Safety System compliant with British Standard OHSAS 18001/2007 and certified by the DNV GL (Det Norske Veritas) Certification Body for the parent company Mediaset S.p.A. and the subsidiaries RTI S.p.A., Elettronica Industriale S.p.A., Publitalia’80 S.p.A., Digitalia’08 S.r.l. and TAO DUE S.r.l.; carrying out of system audits for all Group companies.

HUMAN RESOURCES (MEDIASET SPA)

STAFF COMPOSITION

Staff numbers and geographical distribution

At the end of 2017, Mediaset’s permanent employees numbered 64, essentially in line with the figure of 67 at the end of 2016.

These employees are mainly concentrated in the Milan area, where 88% of the staff work.

Geographical distribution of permanent employees in Italy (FTE)

Headquarters	2017	%	2016	%

Milan	56	87.5%	59	88.0%
Rome	8	12.5%	8	12.0%

Total	64	100.0%	67	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

Average age of permanent employees by grade

Age	2017	2016

Excutives	55	54
Journalists	56	56
Middle managers	46	47
Office-workers	45	45

Total	49	49

Permanent employees: age groups

Age	2017	2016

Up to 30 years old	1	—
between 30 and 45 years old	21	20
more then 45 years old	42	47

Total	64	67

Average length of service of permanent employees by grade

Seniority	2017	2016

Excutives	21	21
Journalists	17	16
Middle managers	16	16
Office-workers	17	18

Total	18	18

Equal opportunities

Mediaset S.p.A. also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility; women account for 55% of total staff numbers.

Permanent employees by grade and gender

		%		%
Seniority	2017	female	2016	female

Excutives	19	42.0%	20	45.0%
Journalists	2	—	2	0.0%
Middle managers	19	47.0%	22	32.0%
Office-workers	24	75.0%	23	74.0%

Total	64	55.0%	67	49.0%

SELECTION

Mediaset pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the number of unprompted applications received through the Working with us section of the Corporate website, revamped in 2017 and linked to the websites of Group companies.

Mediaset’s constant and ongoing collaboration with leading Italian universities has enabled a number of young people to undertake internships at the company.

TRAINING INITIATIVES

During 2017, the training activities continued on a largely regular basis.

The main training initiatives carried out during 2017 are listed below:

Employee-hours for each type of training

Formazione	2017	2016

Sviluppo manageriale	140	8
Aggiornamento professionale	224	343
Linguistica	142	—
Adempimenti	235	74

Totale	741	425

OCCUPATIONAL HEALTH AND SAFETY; ACCIDENT PREVENTION

•                  The main occupational health and safety (OHS) initiatives carried out in 2017 are as follows:

•                  The implementation of an OHS Management System compliant with British Standard OHSAS 18001/2007, certified by the Norwegian certification body DNV GL (Det Norske Veritas), and the performance of relevant system audits;

•                  the implementation of IT arrangements to support the “Occupational Health and Safety Compliance” system for “Accident Management” and “Health Monitoring” and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety Intranet site;

•                  the development of an IT platform to manage OHS compliance for “tender contracts” and the preparation of interference risk assessment reports;

•                  the implementation of the Healthcare Plan by means of medical check-ups, specialist investigations and eye/limb examinations for workers using display screen equipment, and other tasks with particular risks;

•                  influenza vaccinations for all Group employees, free of charge;

•                  free cardiovascular screenings for all employees in the Milan area;

•                  on-site and employee equipment inspections carried out by the Group’s OHS Officers and occupational medicine specialists;

•                  participation in Work Groups for the definition of “Guidelines for the management of safety in television production contracts pursuant to Italian Legislative Decree 81/08”, promoted by Assolombarda Confindustria Milan Monza and Brianza and ATS Milan;

•                  participation in the “Workplace Health Promotion — WHP Lombardia” programme, and attainment of European certification as a “workplace that promotes health” from the European Network for Workplace Health Promotion (ENWHP);

•                  implementation of the “BENessere AL LAVORO” project, involving specific training courses held by corporate training specialists on topics connected with “well-being at work”, ranging from ergonomics in the workplace, and correct posture, to the importance of movement and stress management;

•                  special training and fire drills/evacuation exercises at the Group’s main offices;

•                  holding regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document (relevant occupational stress risk), identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures — Operational Instructions;

•                  tests for checks on the quality of work premises, measuring levels of chemical and biological pollutants and physical agents against environmental parameters (microclimate), such as: electromagnetic fields, radon gas, noise, etc..

Environment

Although it is not an industrial processing company, the Mediaset Group believes it is important to provide information that increasingly meets stakeholder needs, through the reporting of certain environmental performance indicators.

The figures on energy consumption and the Group’s principal CO2 emissions during 2017 and 2016 are shown in the relevant section of the Consolidated Non-Financial Report.

DISCLOSURE REQUIRED BY ARTICLE 2428 OF THE ITALIAN CIVIL CODE

Technological innovation and development

In 2017, the Innovation and Technological Research Area of RTI continued its research, the principal results of which were technical publications on some specific areas in the first part of the year:

UltraHD Book 1.0: completion and publication of next generation technical standards for TV receivers for the Italian market, including Integrated Digital Television (iDTT), satellite (SAT) and broadband (OTT).

Published by HD Forum Italia, of which Mediaset is a founding partner and in which it plays a governance role, the book sets out the most advanced technological standards available in Europe for the creation of ultra-high definition (UHD or 4K) ready television receivers, including new specifications for high dynamic range (HDR) imaging, next-generation audio (NGA) and hybrid broadcast broadband TV (HbbTV 2). The contents of the Ultra HD Book 1.0 were also developed in view of the refarming of the UHF 700 MHz band spectrum in Italy by June 2022. The book was published in December 2017.

HbbTV1(1): development of new Commercial Requirements as part of the European HbbTV Association, of which Mediaset is a member, with the publication of the HbbTV 2.0.1 standard in July 2016. Moreover, it drafted and published guidelines for the use of this technology on TV receiver for the Italian market on sale during 2017.

In 2017, thanks to the technical standards published, HbbTV conformity certification tests were designed and implemented in Mediaset labs for new TV receivers with HbbTV 2.0.1 middleware (replacing MHP), which were released on the Italian market in November 2017.

The Research area of the Technology Innovation & Research Department continued its work in 2017 in partnership with the international HbbTV Association, based in Munich, Germany, on the identification and development of new user requirements. Part of that work was incorporated into the development of an “Operator Profile” standard, which provides broadcasters with the specific requirements and control tools to improve the commercial management of the interactive services they offer on HbbTV 2 receivers. The rest will soon be incorporated into the completion and publication of a new, updated HbbTV 2.x. standard, with commercial requirements that include: linear streaming control updates, support for the management of HDR metadata, improved management of data flows to power addressable ADV, advanced advertising and much more.

That work then resulted in the organisation of a demonstrative stand at the HbbTV Symposium 2017, organised by the HbbTV Association in partnership with HD Forum Italia, at which the possibilities offered by the new technical standards, and in particular the new HbbTV 2 system for interactivity, were demonstrated and showcased.

Held in Rome in October 2017, the international event attracted over 250 broadcasting sector experts and media operators from around the world to see the dozens of demonstrative stands set up. At the Mediaset stand, in the technology exhibition area, the first ever portal service for interactive TV advertising was presented: Mediaset Enabler 2.0., based on HbbTV technology. There was also the launch of TG Com and Sport Mediaset HbbTV services developed through MPAT: a development tool for the swift creation of apps. HbbTV 2 development by RTI’s Technological Development Area was the

(1)    HbbTV: (hybrid broadcast broadband TV) advanced interactive TV software installed in TV receivers that have been developed for the European market over the last five years.

industrialisation outcome of a European Union project funded under the Horizon 2020 framework programme. The services were effectively aired on Mediaset channels in conjunction with the TV Symposium demonstration event and proved a success for the spread of HbbTV sets and services, while also attracting a certain media interest in newspapers and industry journals.

In 2017, the Research & Development Area contributed to the development of the Mediaset Enabler 2.0. project.

Enabler 2.0: this is a cross-functional project for Mediaset, involving various organisational units and business systems. The Research & Innovation Area was responsible for coordinating the first implementation stage of the project.

Enabler 2.0 is an interactive service designed as a new portal for interactive Mediaset and Premium services. It is the main vehicle for AD+, the new interactive advertising system by Publitalia, which over 2018/19 will be expanded with new features to manage the profiling, sale and navigation of advertising space on advertising websites through HbbTV 2 receivers connected to the Internet. The Enabler 2.0 service, launched on 2 April 2017 on a growing base of more than 3 million interactive TVs whose MHP and HbbTV platforms have been certified by Mediaset Lab. Over 1.5 million single users access the service, which includes highly useful features for profiling users and collecting data for the business analysis of television users, based on the new supply/demand interaction model designed by Strategic Marketing and Publitalia, known as Piramide.

“Technology Innovation” is the Area of the “Innovation, Research & Technological Development Department” of Mediaset that deals with:

•                  researching the technological context of the media world;

•                  proposing innovation projects;

•                  execution of Mediaset in-house innovation projects;

•                  execution of projects funded by the European Commission.

A summary of the main innovation projects executed by the “Technology Innovation” Area in 2017 is provided below.

The main innovation activities pursued have been applied to various fields and sectors of interest, including Virtual reality (VR), interactive television technologies and artificial intelligence applied to a variety of contexts.

Some of these activities are conducted as part of European-wide projects funded under the Horizon 2020 framework programme, together with major international partners. Those partners include: the German research institute Fokus Fraunhofer, IRT, RBB, ULANC — LancasterUniversity , Leadin OY, Fincons, Telecom Paris Tech, the Greek research institute ICCS, Flying Eye, Hypertech Innovation, Domino Production and Engineering.

The European projects in which RTI was involved in 2017 are described below.

European “MPAT” project

December 2017 saw the successfully delivery of MPAT, the first European project, launched in December 2015. The objective of the project is to develop a modular platform for creating and modifying HbbTV (Hybrid Broadcast-Broadband TV), which are screen applications capable of interacting with TV programmes, video on-demand, and OTT content within HbbTV. The use of MPAT to create apps results in considerable time and cost savings, as well as editing flexibility which facilitates the offer’s diversification in terms of HbbTV applications.

Thanks to MPAT, the TG Com and Sport Mediaset HbbTV apps have now been launched.

European “PRODUCER” project

This second European project was launched in January 2017, when it won funding, and will last 18 months, with Mediaset taking part in the role of Project Coordinator.

The aim of PRODUCER is to develop an IT toolset to help optimise and support the video content production process. That process begins with the identification of popular subjects through the observation of social media and the monitoring of a community audience. The tools then enable the organisation of content in an efficient way through the use of automatic, traceable annotations, and propose new ways of using a product through innovative technologies such as 360° videos and enhanced content with interactive elements, on the basis of the user profile.

This first year of the project involved the designing of scenarios and the identification of business requirements for the optimisation of the features, supported by the nine tools making up the platform.

Mediaset, as a leading European broadcaster, contributed various proprietary content for the creation of a demonstration video to be presented at the various dissemination events of the project.

European “HYPER 360” project

The last of the European projects launched (in October 2017) will run for 36 months. The objective is to offer a complete toolset for the production of virtual reality (VR) videos using 360° technology, which can be enhanced with 3D storytelling elements — such as a mentor to guide users in their experience of the video — or targeted and interactive advertising content.

Relations with subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors adopted the “Procedure for related-party transactions” conducted directly by Mediaset S.p.A. or through subsidiaries, drawn up according to the principles set forth in the “Regulations enacting provisions on related-party transactions” adopted by CONSOB with resolution no. 17221 of 12 March 2010. On 17 December 2013, the Board of Directors amended Article 7a) of the “Procedure for related-party transactions”.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases for exclusionfrom these rules.

Right to opt-out of the obligation to publish reports in the event of significant transactions

Pursuant to Article 3 of Consob Resolution No. 18079 of 20 January 2012, on 13 November 2012 the Board of Directors decided to apply the opt-out mechanism established in Article 70, paragraph 8 and Article 71, paragraph 1-bis of Consob Regulation No. 11971/99, as amended, thereby taking advantage of the right to opt-out of obligations to publish the reports required in the event of significant transactions such as mergers, spin-offs, and share capital issues through the transfer of assets in kind, acquisitions and disposals.

Treasury shares held by subsidiaries

No subsidiary holds any treasury shares of the issuer.

OTHER INFORMATION

Privacy: protection and supervision measures

With regard to data protection, following the issue of EU Regulation No. 679, effective from 25 May 2018, the Privacy Management System adopted by the Mediaset Group on 21 March 2013 has been analysed and audited to bring it into line with the new regulations and changes in the law . All the necessary technical, organisational and business measures have been implemented.

Supervision and control

Your Company has followed up on the enacting of Legislative Decree 231/2001 concerning the criminal liability of companies. In 2003 it set up an internal “Supervisory and Control Body”, which, with full autonomy and the support of company department and external consultants, where necessary, is tasked with supervising the full application of the “compliance programme” adopted, by updating its contents and reporting any violations or breaches to the Company’s Board of Directors.

Management and coordination activities

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 39.53% of the share capital on 31 december 2017. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et. seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et. seq of the Italian Civil Code, Mediaset S.p.A. currently manages and coordinates the following Mediaset Group companies:

•      Digitalia ‘08 S.r.l.

•      EI Towers S.p.A.*

•      Elettronica Industriale S.p.A.

•      Mediaset Premium S.p.A.

•      Medusa Film S.p.A.

•      Monradio S.r.l.

•      Publitalia ‘80 S.p.A.

•      Radio Aut S.r.l.

•      Radio Engineering CO S.r.l.

•      RadioMediaset S.p.A.

•      Radio Studio 105 S.p.A.

•      Radio Subasio S.r.l.

•      R.T.I. S.p.A.

•      Taodue S.r.l.

•      Video Time S.p.A.

•      Videotime Produzioni S.p.A.

•      Virgin Radio Italy S.p.A.

* Company listed on the electronic stock market (MTA) of Borsa Italiana S.p.A.

Consob Communication DAC/RM97001574 of 20 February 1997

In relation to the Consob recommendation (Communication dated 20/02/1997, ref. DAC/RM97001574) below is a list of directors and their mandates:

The Chairman

Fedele Confalonieri with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi, with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Deputy Chairman and Chief Executive Officer represents the Company. The Deputy Chairman and Chief Executive Officer replaces the Chairman, representing the Company, in his absence or impediment. The actual exercising of the power of representation by the Deputy Chairman and Chief Executive Officer indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

Directors

Giuliano Adreani

Marina Berlusconi

Franco Bruni

Pasquale Cannatelli*

Mauro Crippa

Bruno Ermolli

Marco Giordani

Fernando Napolitano

Gina Nieri

Michele Perini

Alessandra Piccinino

Niccolo’ Querci

Stefano Sala

Carlo Secchi

Wanda Ternau

Executive Committee

Fedele Confalonieri

Pier Silvio Berlusconi

Giuliano Adreani

Marco Giordani

Gina Nieri

Risk and Control Committee

Carlo Secchi (Chairman)

Franco Bruni

Fernando Napolitano

Compensation Committee

Michele Perini (Chairman)

Bruno Ermolli

Fernando Napolitano

Governance and Appointments Committee

Carlo Secchi (Chairman)

Michele Perini

Wanda Ternau

Committee of Independent Directors for Related-Party Transactions

Michele Perini (Chairman)

Alessandra Piccinino

Carlo Secchi

* The non-executive director Pasquale Cannatelli resigned from office on 25 January 2018

EVENTS OCCURRING AFTER 31 DECEMBER 2017

20 February 2018 was the date of the deed of merger of incorporation of Videotime S.p.A. into Mediaset S.p.A. The merger is legally binding from 1 March 2018 while the accounting and fiscal effects start from the first day of the current business year. The following swap ratio applies to the merger: for each ordinary share in Videotime (nominal value Euro 0.52) 0.294 ordinary shares in Mediaset, each with a nominal value of Euro 0.52 is allocated. Videotime shareholders is allocated the Mediaset own shares, at the rate necessary to fulfil the swap ratio. The ordinary Mediaset shares are available to Videotime shareholders according to the procedure for centralised shares of Monte Titoli S.p.A. and will be dematerialised on the merger date.

On 30 March 2018 Mediaset and Sky Italia reached an agreement for a series of multi-year commercial contracts intended to expand the coverage of the Premium channels, and start a collaboration that extends Sky Italia’s use of the paid Premium platform on digital terrestrial. The agreement provided that before the beginning of June 2018, the Cinema and Serie Premium channels will also be accessible to Sky Italia satellite customers, which will increase the audience numbers with positive repercussions on Mediaset advertising revenues. Thanks to Premium technology, the satellite operator can provide its own paid offer on DTT thanks to a contract for technical and commercial services. Overall, the agreement will allow Mediaset to broadcast on all channels including satellite pay and to create new value by allowing third parties to utilise its own pay platform, as part of the digital transformation of Premium as provided for in the 2020 Mediaset Plan. To meet this objective and complete the process, Mediaset may consider extending the partnership with Sky Italia to include the “Operation pay” area, in other words to areas such as technical maintenance, conditional access, customer service, commercial operations and similar activities in order to achieve additional economic benefits in the future. With this objective, Mediaset has obtained from Sky Italia the option right (with no obligation for Mediaset to exercise it) to sell the satellite operator its entire stake in a newco, between November and December 2018. The “Operation Pay” business unit will first be transferred to the newco from Premium. If Mediaset decide to exercise the option, the newco would be transferred to Sky Italia immediately, and the operation would naturally be subject to approval by the regulators (AGCM and AGCOM). If the right to sell is exercised, there will be no disruption to Mediaset Premium which will continue to manage its offer and its customer base.

On 12 April 2018 Vivendi S.A. announced, as required by Art. 120 of the Consolidation Act and in compliance with the Italian Media Authority Decision No. 178/17/CONS, that it had signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel Sim S.p.A., relating to the exercise of voting rights for the shares held by the fiduciary company according to the instructions given by Ersel Sim, through its Chairman. Vivendi S.A. has kept its right to instruct the fiduciary company on the exercise of voting rights at the shareholders’ meeting of Mediaset S.p.A. on matters for which the shareholders who did not take part in the decision are authorised to exercise their right of withdrawal.

On 16 April 2018 the Court of Milan accepted Sky’s urgent application to suspend the Mediapro procedure for pay-TV rights to Serie A for the 2018-2021 seasons, so that a preliminary legality check and be carried out. The court ordered the procedure to be suspended until 4 May 2018.

FORECAST FOR THE FULL YEAR

There was a negative trend in the advertising market in the first two months of the current year compared with 2017. The advertising revenues of the Mediaset Group are nevertheless expected to improve, also as a result of the exclusive rights, in both Italy and Spain, to the World Cup. Market visibility remains, however, poor, above all in Italy due to the protraction of political uncertainty

During the year, the main actions outlined in the “Mediaset 2020” Plan will be reinforced, with a particular focus on cost controls and cash generation

The combination of these factors are expected to lead to the achievement, year on year, of positive results both in terms of EBIT and net profit.

DRAFT RESOLUTION

Shareholders,

We trust in your agreement with the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2017, which we request that you approve, along with this Directors’ Report on Operations.

We propose allocating the profit for the year, of EUR 69,151,696.07 to the extraordinary reserve.

If you approve this proposal, the extraordinary reserve, totalling EUR 1,285,724,789.33 will increase to EUR 1,354,876,485.40.

for the Board of Directors the Chairman

MEDIASET GROUP

MEDIASET

Consolidated Annual Report 2017

Consolidated Financial Statements and Explanatory Notes

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

ASSETS	Notes	31/12/2017	31/12/2016(**)

Non current assets
Property, plant and equipment	7.1	412.3	445.7
Television and movie rights	7.2	1,273.2	1,629.7
Goodwill	7.3	968.5	949.4
Other intangible assets	7.5	860.4	875.6
Investments in associates and joint venture	7.6	41.4	47.3
Other financial assets	7.7	76.7	61.2
Deferred tax assets	7.8	512.7	518.3

TOTAL NON CURRENT ASSETS		4,145.2	4,527.3

Current assets
Inventories	8.1	33.5	33.0
Trade receivables	8.2	1,138.0	1,258.0
Tax receivables	8.3	55.4	53.3
Other receivables and current assets	8.3	214.8	288.8
Current financial assets	8.4	20.3	55.2
Cash and cash equivalents	8.5	172.7	328.8

TOTAL CURRENT ASSETS		1,634.7	2,017.1

Non current assets held for sale		0.9	—

TOTAL ASSETS		5,780.8	6,544.4

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

SHAREHOLDERS’ EQUITY AND
LIABILITIES	Notes	31/12/2017	31/12/2016 (**)
Share capital and reserves
Share capital	9.1	614.2	614.2
Share premium reserve	9.2	275.2	275.2
Treasury shares	9.3	(416.7)	(416.7)
Other reserves	9.4	808.0	828.0
Valuation reserve	9.5	(54.0)	(10.0)
Retained earnings	9.6	599.3	951.4
Net profit for the year		90.5	(294.5)
Group Shareholders’ Equity		1,916.6	1,947.6
Minority interests in net profit		123.3	68.0
Minority interests in share capital, reserves and retained earnings		342.6	520.2
Minority interests		465.9	588.2

TOTAL SHAREHOLDERS’ EQUITY		2,382.5	2,535.8

Non current liabilities
Post-employment benefit plans	10.1	85.5	91.8
Deferred tax liabilities	7.8	133.2	124.4
Financial liabilities and payables	10.2	1,339.1	1,004.1
Provisions for non current risks and charges	10.3	49.4	96.4
TOTAL NON CURRENT LIABILITIES		1,607.1	1,316.7

Current liabilities
Financial payables	11.1	221.3	158.3
Trade and other payables	11.2	1,138.5	1,765.8
Provisions for current risks and charges	10.3	131.9	154.3
Current tax liabilities	11.3	2.8	5.2
Other financial liabilities	11.4	71.8	372.7
Other current liabilities	11.6	224.9	235.4

TOTAL CURRENT LIABILITIES		1,791.2	2,691.9

Liabilities related to non current assets held for sale		—	—
TOTAL LIABILITIES		3,398.3	4,008.6
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,780.8	6,544.4

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME (*)

(values in EUR million)

STATEMENT OF INCOME	Notes	FY 2016	FY 2015 (**)

Sales of goods and services	12.1	3,585.5	3,613.6
Other revenues and income	12.2	45.5	53.3

TOTAL NET CONSOLIDATED REVENUES		3,631.0	3,667.0

Personnel expenses	12.3	531.5	540.2
Purchases, services, other costs	12.4	1,686.9	1,954.8
Amortisation, depreciation and write-downs	12.5	1,096.1	1,361.2

TOTAL COSTS		3,314.5	3,856.2

EBIT		316.5	(189.3)

Financial expenses	12.6	(84.7)	(124.7)
Financial income	12.7	56.0	37.1
Income/(expenses) from equity investments	12.8	8.8	2.4

EBT		296.5	(274.5)

Income taxes	12.10	(82.6)	47.9

NET PROFIT FROM CONTINUING OPERATIONS		213.9	(226.6)

Net Gains/(Losses) from discontinued operations		—	—

NET PROFIT FOR THE YEAR	12.11	213.9	(226.6)

Attributable to:
- Equity shareholders of the parent company		90.5	(294.5)
- Minority Interests		123.3	68.0

Earnings per share	12.12	—	—
- Basic		0.08	(0.26)
- Diluted		0.08	(0.26)

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(values in EUR million)

	Notes	FY 2017	FY 2016
PROFIT OR (LOSS) FOR THE PERIOD		213.9	(226.5)

OTHER COMPREHENSIVE INCOME RECYCLED TO PROFIT AND LOSS		(46.4)	15.4

Changes arising from translating the financial statement of foreign operations		—	—

Effective portion of gains and losses on hedging instruments (cash flow hedge)	9.5	(61.5)	20.6

Gains and losses on available-for-sale financial assets	9.4	0.4	—

Other gains and losses of associates valued by equity method	9.4	—	(0.1)
Other gains and losses		—	—
Tax effects		14.7	(5.1)
OTHER COMPREHENSIVE INCOME NOT RECYCLED TO PROFIT AND LOSS		(0.5)	(4.7)

Changes in revaluation surplus		—	—
Actuarial gains and losses on defined benefit plans	9.5	(0.5)	(6.2)
Other gains and losses of associate valued by equity method		(0.1)	—
Other gains and losses		—	—
Tax effects		0.1	1.5
TOTAL OTHER COMPREHENSIVE INCOME FOR THE YEAR NET OF TAX EFFECTS (B)		(46.8)	10.7

TOTAL COMPREHENSIVE INCOME (A)+(B)		167.1	(215.8)

attributable to:
- owners of parent company		43.6	(283.4)
- non controlling interests		123.5	67.6

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

(values in EUR million)

	Notes	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit		316.5	(189.2)
+ Depreciation and amortisation		1,096.1	1,361.1
+ Other provisions and non-cash movements		40.8	149.6
+ Change in trade receivables		(162.5)	356.7
+ Change in trade payables		140.9	(160.1)
+ Change in other assets and liabilities		(35.8)	(23.1)
- Interests (paid)/received		(1.2)	(4.6)
- Income tax paid		(69.1)	(63.6)

Net cash flow from operating activities [A]		1,325.6	1,426.9

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets		9.2	4.8
Proceeds from the sale of equity investments		15.6	2.4
Interests (paid)/received		0.0	0.5
Purchases in television rights		(606.8)	(644.0)
Changes in advances for television rights		39.0	3.3
Purchases of other fixed assets		(92.4)	(81.1)
Equity investments		(1.9)	(2.1)
Changes in payables for investing activities	13.1	(500.9)	(650.7)
Proceeds/(Payments) for hedging derivatives		(9.6)	(23.4)
Changes in other financial assets		(7.2)	3.0
Dividends received		7.3	3.4
Business Combinations net of cash acquired	13.2	(47.3)	(84.9)
Changes in consolidation area	13.3	(0.5)	—

Net cash flow from investing activities [B]		(1,195.5)	(1,468.7)

CASH FLOW FROM FINANCING ACTIVITIES:
Received capital increase		—	20.2
Change in treasury shares	13.4	(149.9)	(107.0)
Changes in financial liabilities	13.5	628.5	267.9
Corporate bond	13.5	(530.0)	0.0
Dividends paid		(175.6)	(106.0)
Changes in other financial assets/liabilities	13.5	(0.2)	0.0
Interests (paid)/received		(58.9)	(56.2)

Net cash flow from financing activities [C]		(286.1)	18.9

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]		(156.0)	(22.9)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD [E]		328.8	351.6

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD [F=D+E]		172.7	328.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(values in EUR million)

						Retained			Total shareholder
		Share premium	Legal reserve and	Company’s treasury		earnings/(accumulate	Profit/(loss) for the	Total Group	Equity attribtable to	TOTAL SHARE
	Share capital	reserve	other reserves	shares	Valuation reserve	losses)	period	shareholders’equity	minority interests	HOLDERS’ EQUITY

Balance at 1/01/2016	614.2	275.2	834.3	(416.7)	(19.3)	1,002.1	3.8	2,293.8	653.6	2,947.4

Allocation of the parent company’s 2014 net profit	—	—	—	—	—	3.8	(3.8)	—	—	—
Dividends paid by the parent company	—	—	—	—	—	(22.7)	—	(22.7)	(83.3)	(106.0)
Share based payment reserve evaluation	—	—	—	—	(1.9)	4.0	—	2.1	—	2.1
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	—	—	—	(35.6)	—	(35.6)	(49.6)	(85.2)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other Changes	—	—	(6.2)	—	—	(0.1)	—	(6.3)	(0.1)	(6.4)
Comprehensive income/(loss)	—	—	(0.1)	—	11.2	—	(294.5)	(283.4)	67.6	(215.8)

Balance at 31/12/2016	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.2	2,536.0

Final 2016 Purchase Price Allocation							—	—	(0.1)	(0.1)

Final balance at 31/12/2016	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9

Balance at 1/01/2017	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9
Business Combinations	—	—	—	—	—	(294.5)	294.5	—	—	—

Allocation of the parent company’s 2015 net profit	—	—	—	—	—	—	—	—	(175.6)	(175.6)
Dividends paid by the parent company	—	—	—	—	3.0	—	—	3.0	—	3.0
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	(20.1)	—	—	(58.6)	—	(78.7)	(71.1)	(149.8)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other changes	—	—	—	—	—	1.0	—	1.0	0.9	1.9
Comprehensive income/(loss)	—	—	0.1	—	(47.0)	—	90.5	43.6	123.5	167.1

Balance at 31/12/2017	614.2	275.2	808.0	(416.7)	(54.0)	599.3	90.5	1,916.6	465.9	2,382.5

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
			parties			parties
ASSETS	Notes	31/12/2017	(note 16)	% wheight	31/12/2016(*)	(note 16)	% wheight

Non current assets
Property, plant and equipment	7.1	412.3			445.7
Television and movie rights	7.2	1,273.2	—	0%	1,629.7	0.2	0%
Goodwill	7.3	968.5			949.4
Other intangible assets	7.5	860.4	—	0%	875.6	0.1	0%
Investments in associates	7.6	41.4			47.3
Other financial assets	7.7	76.7	11.4	15%	61.2	11.2	18%
Deferred tax assets	7.8	512.7			518.3

TOTAL NON CURRENT ASSETS		4,145.2			4,527.3

Current assets		—			—
Inventories	8.1	33.5			33.0
Trade receivables	8.2	1,138.0	56.9	5%	1,258.0	59.0	5%
Tax receivables	8.3	55.4	1.9	3%	53.3	1.9	4%
Other receivables and current assets	8.3	214.8	2.0	1%	288.8	4.4	2%
Current financial assets	8.4	20.3	4.0	20%	55.2	7.2	13%
Cash and cash equivalents	8.5	172.7			328.8

TOTAL CURRENT ASSETS		1,634.7			2,017.1

Non current assets held for sale		0.9			—

TOTAL ASSETS		5,780.8			6,544.4

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
SHAREHOLDERS’ EQUITY AND			parties			parties
LIABILITIES	Notes	31/12/2017	(note 16)	% wheight	31/12/2016(*)	(note 16)	% wheight

Share capital and reserves
Share capital	9.1	614.2			614.2
Share premium reserve	9.2	275.2			275.2
Treasury shares	9.3	(416.7)			(416.7)
Other reserves	9.4	808.0			828.0
Valuation reserve	9.5	(54.0)			(10.0)
Retained earnings	9.6	599.3			951.4
Net profit for the period		90.5			(294.5)

Group Shareholders’ Equity		1,916.6			1,947.6
Minority interests in net profit		123.3			68.0
Minority interests in share capital, reserves and retained earnings		342.6			520.2
Minority interests		465.9			588.2

TOTAL SHAREHOLDERS’ EQUITY		2,382.5			2,535.8

Non current liabilities
Post-employment benefit plans	10.1	85.5			91.8
Deferred tax liabilities	7.8	133.2			124.4
Financial liabilities and payables	10.2	1,339.1	99.8	7%	1,004.1	99.7	10%
Provisions for non current risks and charges	10.3	49.4			96.4

TOTAL NON CURRENT LIABILITIES		1,607.1			1,316.7

Current liabilities
Financial payables	11.1	221.3			158.3
Trade and other payables	11.2	1,138.5	54.3	5%	1,765.8	79.8	5%
Provisions for current risks and charges	10.3	131.9	—	0%	154.3
Current tax liabilities	11.3	2.8	—	0%	5.2	0.3	7%
Other financial liabilities	11.4	71.8	28.1	39%	372.7	25.2	7%
Other current liabilities	11.6	224.9	2.1	1%	235.4	2.1	1%

TOTAL CURRENT LIABILITIES		1,791.2			2,691.9
Liabilities related to non current assets held for sale		—			—

TOTAL LIABILITIES		3,398.3			4,008.6
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,780.8			6,544.4

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			of which vs.			of which vs.
			related			related
			parties	%		parties	%
STATEMENT OF INCOME	Notes	FY 2017	(note 16)	wheight	FY 2016 (*)	(note 16)	wheight

Sales of goods and services	12.1	3,585.5	109.9	3%	3,613.6	87.1	2%
Other revenues and income	12.2	45.5	3.5	8%	53.3	4.6	9%

TOTAL NET CONSOLIDATED REVENUES		3,631.0			3,667.0

Personnel expenses	12.3	531.5			540.2
Purchases, services, other costs	12.4	1,686.9	174.9	10%	1,954.8	193.4	10%
Amortisation, depreciation and write-downs	12.5	1,096.1	0.1	0%	1,361.2	0.6	0%
Impairment losses and (reversal) of impairme	0	—			—	—	0%

TOTAL COSTS		3,314.5			3,856.2

EBIT		316.5			(189.3)

Financial expenses	12.6	(84.7)	(3.3)	4%	(124.7)	(6.9)	6%
Financial income	12.7	56.0	1.1	2%	37.1	1.8	5%
Income/(expenses) from equity investments	12.8	8.8			2.4

EBT		296.5			(274.5)

Income taxes		(82.6)			47.9
NET PROFIT FROM CONTINUING OPERATIONS		213.9			(226.6)

Net Gains/(Losses) from discontinued operations		—			—

NET PROFIT FOR THE PERIOD	12.11	213.9			(226.6)

Attributable to:
- Equity shareholders of the parent company		90.5			(294.5)
- Minority Interests		123.3			68.0

Earnings per share	12.12
- Basic		0.08			(0.26)
- Diluted		0.08			(0.26)

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located in Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A.. The main business activities of the company and its subsidiaries are described in the opening section of the Report on Operations.

These Financial Statements are presented in Euro, because this is the currency used for the majority of the Group’s operations.

2. BASIS OF PRESENTATION AND ACCOUNTING POLICIES FOR THE PREPARATION OF THE FINANCIAL STATEMENTS

These Financial Statements have been prepared on a going concern basis, because the Directors have verified that there are no financial, operational, or other indicators of problem issues that could affect the Group’s ability to meet its obligations in the foreseeable future. The risks and uncertainties related to the business are described in the Report on Operations. The description of how the Group manages its financial risks, including liquidity and capital risk, is provided in the section “Additional information on financial instruments and risk management policies” in these Explanatory Notes.

The Consolidated Financial Statements at 31 December 2017 have been prepared in accordance with the IAS/IFRS (International Accounting Standards/International Financial Reporting Standards) and related interpretations issued by the SIC/IFRIC (Standards Interpretation Committee/International Financial Reporting Interpretation Committee) endorsed by the European Commission and in force at the reporting date.

The basis of presentation for assets and liabilities is historical cost, except for certain financial instruments which have been designated at fair value, in accordance with IAS 39 and IFRS 13.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution no. 15519 of 27 July 2006 and by Consob Communication no. 6064293 of 28 July 2006.

It should be noted that starting from the current year as part of the depreciation and amortisation criteria review, the Group opted for an alignment of the amortisation criteria, thus also considering the useful life for the unlimited rights to be 120 months. The effect of this change in this intangible asset, applied to the residual useful life as at 1 January 2017, led to the recognition during the year of lower amortisation and depreciation of approximately 10 million euro. The change in criteria was applied to the residual value of the rights, by recalculating the expiry date at 120 months.

The values of the items in the Consolidated Financial Statements, in view of their size, are shown in millions of Euros.

The preparation of the Consolidated Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the determination of certain assets and liabilities and the measurement of contingent assets and liabilities.

Consolidated Annual Report 2017 - Explanatory Notes

2.1 Use of estimates

The main estimates relate to the calculation of the recoverable amount of the cash generating units to which goodwill or other assets with indefinite useful lives are allocated, for the purposes of periodic testing as required by IAS 36. In accordance with IAS 36, such assets should be evaluated at the higher of their value in use or their fair value for the purpose of the Impairment testing. The calculation of value in use requires an estimate to be made at the measurement date of the expected future cash flows that the individual assets or the cash generating units (CGUs) in their current condition will produce, based on the five-year plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors on 27 March 2018 and the determination of an appropriate discount rate. The main uncertainties that could influence this estimate relate to the determination of the Weighted Average Cost of Capital (WACC), to the growth rate (g-rate) of the cash flows beyond the explicit period, as well as the evolution of the industry markets together with the assumptions made in the development of the expected cash flows for the years on the explicit period and the ones used to determine the Terminal Value. The measurement of fair value instead involves the application of the valuation criteria and techniques envisaged by IFRS 13 to maximise the observable inputs used to estimate the price that would be received at the measurement date to sell an asset or group of assets in an orderly transaction between market participants on the main market for those assets.

The recoverability test of deferred tax assets recorded in the financial statements at 31 December 2017, with particular reference to tax losses generated into Italian tax consolidation perimeter, has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

Main estimate assumptions refers also to provision for risk and charges and to provision for depreciation.

The estimates and assumptions above are periodically revised and the impacts of each individual change are posted to the income statement.

3. SUMMARY OF THE ACCOUNTING STANDARDS AND MEASUREMENT CRITERIA

Accounting standards, amendments and interpretations applied from 1 January 2017

From 1 January 2017, the following accounting standards and/or amendments and interpretations of previous standards in force have become applicable.

IAS 7 Disclosure Initiative — Amendments to IAS 7

The amendments to IAS 7 Statement of Cash Flows (published on 29 January 2016) are part of the IASB’s Disclosure Initiative and require an entity to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. On first-time application of this amendment, the entity is not required to provide comparative disclosures with previous periods. The amendments are effective for annual periods beginning on or after 1 January 2017, and early adoption is permitted. The adoption of the amendments did not have any significant impact on the Group’s consolidated financial statements.

IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses — Amendments to IAS 12

The amendments state that an entity must determine whether tax law restricts the sources of taxable profits against which a deductible temporary difference can be utilised. The amendment also provides guidance on how an entity should determine future taxable profits and explains the circumstances in which the taxable profits could include the recovery of certain assets for more than their carrying amount. Entities must apply these amendments retrospectively. However, on initial application of the amendment, the change in the opening shareholders’ equity of the earliest comparative period may be recognised in opening retained earnings (or in another component of equity, as appropriate), without allocating the change between opening retained earnings and other components of equity. Entities applying this relief must disclose that fact. The amendments are effective for annual periods beginning on or after 1 January 2017, and early adoption is permitted. The adoption of the amendments did not have any impact on the Group’s consolidated financial statements.

Financial statement tables and formats

The Consolidated Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  it is expected to be realized or settled, or is expected to be sold or used during the Group’s normal business cycle, or

•                  it is mainly held for trading, or

•                  it is expected to be realized or settled within 12 months from the reporting date.

•                  If all three of the above conditions are not met the assets and liabilities are classified as non-current.

The Income Statement has been prepared on the basis of allocation of costs by type, using the same methodology as the Group’s internal reporting and in line with the prevailing international practices in the industry, with a breakdown that shows Earnings Before Interest and Tax (EBIT) and Earnings Before Tax (EBT). The EBIT is the difference between net revenues and operating costs (the latter of which include non-monetary costs relating to amortisation, depreciation and write-downs of current and non-current assets, net of any write-backs).

To enable better measurement of the actual performance of ordinary operations, cost and revenue items may be shown within the EBIT section, resulting from events or operations that, due to their nature or size, are considered non-recurring. These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication no. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the object of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Comprehensive Income Statement shows the cost and revenue items, net of tax that, as required or allowed by the various International Accounting Standards, are posted directly under shareholders’ equity reserves. These items are split to show those that may be reclassified to the income statement in the future and those that may not be reclassified. For each type of significant shareholders’ equity reserve shown in the statement there is a reference to the explanatory notes below that contain the related information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

The Cash Flow statement has been prepared using the indirect method, whereby EBIT is adjusted for the effects of transactions of a non-monetary nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. Investments in television broadcasting rights, as well as changes in advances paid for future purchases of rights are included under investment activities. Changes in payables to suppliers for investments are included in the cash flows from investment activities. Similarly, receipts and payments from the hedging of cash flows for foreign currency payments of television broadcasting rights are recognised in the same way as the hedged item under cash flow from investments activities. Income and expenses relating to medium/long-term financing transactions and the related hedges, as well as dividends paid, are included under financial activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in the Shareholders’ Equity items for the following:

•                  allocation of profit for the period of the Group Parent and subsidiaries to minority shareholders;

•                  breakdown of the comprehensive income/loss;

•                  amounts relating to transactions with shareholders;

•                  purchases and sales of treasury shares;

•                  impact from any changes in the accounting standards.

To meet the requirements of Consob Resolution no. 15519 of 27 July 2006 “Provisions regarding the structure of financial statements”, specific consolidated statements of income and financial position are presented, in addition to the obligatory statements, showing the significant amounts of related-party positions or transactions separately from the related items.

Principles and scope of consolidation

The Consolidated Financial Statements include the Financial Statements of Mediaset S.p.A. and the Italian and foreign companies over which Mediaset S.p.A. is entitled to exercise direct or indirect control, understood as being the investor’s ability to influence its returns (exposure or rights to variable returns) by exercising power, understood as the ability to direct the relevant activities of the controlled entity, i.e., the activities that significantly affect the investee’s returns.

Generally, the majority of the voting rights entails control. In support of this presumption and when the Group holds less than a majority of the voting rights (or similar rights), the Group considers the other relevant facts and circumstances to determine whether it controls the investee, including:

•                  contractual agreements with other holders of voting rights;

•                  rights arising from contractual agreements;

•                  voting rights and potential voting rights held by the Group.

The assets and liabilities, and the expenses and income of the subsidiary companies are consolidated on a line-by-line basis, meaning that they are included in their entirety in the consolidated financial statements. The carrying amount of these equity investments is offset against the corresponding portion of equity of the investee companies, giving each individual asset and liability item its current value at the date of acquisition of control (Purchase Method), or when the Full Goodwill Method is applied (an option that can be exercised separately for each individual business combination) by also recognising the amount of goodwill not belonging to the Group with an offsetting entry of the minority interest in equity. Any remaining difference, if positive, is recorded under the non-current asset time “Goodwill” and, if negative, is recognised as income in the income statement.

In the case of acquisitions of equity investments by a common holding company (business combination under common control), a situation excluded from the scope of obligatory application of IFRS 3, in the absence of specific IAS/IFRS standards or interpretations for these types of operations, taking into account the provisions of IAS 8, the principle of pooling of interests is generally considered to apply. According to that principle, the assets and liabilities must be transferred to the acquirer’s financial statements at the amounts shown in the consolidated financial statements at the date of transfer of the common entity that controls the parties that carry out the business combination, with recognition in a specific Group shareholders’ equity reserve of any difference between the consideration paid for the equity investment and the net book value of the assets recorded.

In preparing the consolidated financial statements, intercompany receivables, payables, costs and revenues between the consolidated companies have been eliminated, as well as the unrealised profits on intercompany operations.

The amounts of shareholders’ equity and income for the period of the consolidated companies belonging to minority shareholders are identified and shown separately in the consolidated statement of financial position and the consolidated income statement.

Changes resulting from purchases or sales of minority interests held in subsidiary companies, as long as they do not result in a loss of control, are treated as transactions with shareholders. Consequently, the difference between the fair value of the consideration paid or received for these transactions and the adjustment made to minority interests is recognised under the item Reserves for minority transactions of the shareholders’ equity of the holding company. Likewise, the transaction costs, in accordance with IAS 32, must also be recognised in shareholders’ equity.

The assets and liabilities of foreign companies that fall within the scope of consolidation and that originate in currencies other than the Euro, including the goodwill and the fair value adjustments of the assets and liabilities identified at the time of allocation of the price paid in a business combination, are translated using the spot exchange rates at the financial statement reporting date. The translation differences that arise from applying these methods are recognised under a specific shareholders’ equity reserve until the equity investment is sold.

The accounting balances of the associates and of companies subject to joint control, are recognised in the consolidated financial statements at equity, as described in the item Equity Investments below.

Pursuant to IAS 28, an associate is a company in which the Group is able to exert significant influence, but not control or joint control, through participation in the decisions regarding financial and operational policies of the associate.

With reference to IFRS 11, a joint venture is, instead, an arrangement whereby the parties that have joint control have rights to the net assets of the arrangement (shareholders’ equity).

Joint control is defined as the contractually agreed sharing of control of an arrangement, which exists only when the significant decisions relating to the activity require the unanimous consent of all the parties sharing control.

Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction costs, any dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis in each financial year using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets net of the relative residual values, if significant, according to their estimated useful lives, applying the following rates:

•	Buildings	2%-3%

•	Towers	5%

•	Plant and equipment	10% - 20%

•	Light constructions and equipment	5% - 16%

•	Office furniture and machines	8% - 20%

•	Motor vehicles and other means of transport	10% - 25%

Their recoverable amount is verified according to the criteria laid down by IAS 36, described in the section below “Impairment of assets”.

Ordinary maintenance costs are recognised in full in the income statement. Incremental maintenance costs are allocated to the related assets and depreciated over their remaining useful life.

Leasehold improvements are allocated to the classes of assets to which they refer and depreciated at the lower of residual life of the lease contract and residual useful life of the type of asset to which the improvement relates.

Whenever individual components of a complex tangible fixed asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are separated and only the buildings are depreciated.

Gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net book value of the asset and are posted to the income statement.

Leased-in assets

Assets acquired through lease contracts are recognised under property, plant and equipment with the recognition of a financial payable for the same amount under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contract instalment payments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset, or, if shorter, on the basis of the expiry date of the lease contract.

Rental costs relating to operating leases are posted on a straight-line basis over the duration of the lease.

Intangible fixed assets

Intangible fixed assets are assets without identifiable physically form, controlled by the company and able to generate future economic benefits. They also include goodwill when this is acquired for consideration.

They are recorded at purchase or production cost, including transaction costs, according to the criteria already described for tangible fixed assets.

In the event of purchased intangible assets whose availability for use and related payments are deferred beyond ordinary periods, the purchase value and the related payable are discounted by recognising the financial expenses implicit in the original price.

Internally generated intangible assets are recognised in the income statement in the period in which they are incurred if related to research costs. Development costs, mainly relating to software, are capitalized and amortised on a straight-line basis over their estimated useful lives (three years on average), provided they can be identified, their cost can be reliably calculated, and the asset is likely to generate future economic benefits.

Intangible assets with finite useful lives are amortised on a straight-line basis, starting from the time when the asset is available for use, over the period of their expected usefulness. Their recoverable value is assessed according to the criteria established in IAS 36, described in the section below Impairment of assets.

The principle is also applied to long-term licences on television broadcasting rights, for which the amortisation method is required to provide a reasonable and reliable reflection of the relationship between the various broadcasting opportunities available, the number of screenings permitted by contract and their effective broadcast. Based on the respective business models, straight-line amortisation is generally applied for the Italian television library, whereas reducing balance amortisation is used for the Spanish television library. This different accounting reflects the different contractual conditions and the consequent methods of exploitation of the two main countries in which the group operates.

When, irrespective of the amortisation already posted, all showings made available under the related television broadcasting rights contracts have been completed, the residual value is expensed in full.

The rights for sporting events to be transmitted in Pay or Pay Per View mode by DTT technology are amortised at 100% when the event is broadcast.

Rights for sports, news and entertainment programmes are amortised entirely (100%) in the year when the right is available. Rights related to long-running TV drama series are amortised at 70% in the first twelve months starting from their availability date and for the remaining 30% in the following twelve months.

The rights available for multiple means of use, to be utilized in distribution activities, are amortised according to international accounting best practice, with reference to the ratio of actual revenues achieved to the total overall revenues from use of the right.

Costs relating the television frequency user rights to be used for setting up digital terrestrial networks acquired from third parties in accordance with applicable legislation, are amortised on a straight-line basis in relation to the expected duration of their use, starting from the moment of activation of the service until 30 June 2032, based on the period of validity of the definitive assignment of the user right within Italy of 28 June 2012.

The television license held by Mediaset España to the “Cuatro multiplex” is considered an intangible asset with indefinite useful life; accordingly it is not systematically amortised, but is subject to impairment testing, at least yearly.

As of 1 January 2016, user rights to analogue radio frequencies are amortised on a straight-line basis over a period of 25 years. The useful life of the rights was estimated at the reporting date in connection with the business combinations completed during the year concerning the Group’s radio broadcasting operations. At 31 December 2015, the user rights belonging to the first of the three national radio broadcasters acquired at the start of the last quarter of the previous year had been classified as intangible assets with indefinite useful lives.

Intangible assets relating to customer relations pertain to the valuation of contracts in force on the basis of economic-financial projections and amortised on a straight-line basis over a useful life of 20 years. The contracts for local television networks are amortised on a straight-line basis over a period of 3 years.

Goodwill and the other non-current assets with indefinite useful lives or not available for use are not systematically amortised, but are subject to impairment testing, at least yearly, carried out at the level of Cash Generating Unit, or groups of Cash Generating Units to which Management allocates goodwill.

Any write-downs of these assets cannot be subsequently written back.

The goodwill resulting from the acquisition of control of an equity investment or of a business unit is the excess of the acquisition cost, understood as being the consideration transferred in the business combination, plus the fair value of any equity investment that was previously owned in the acquired enterprise, over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

For the purposes of calculating goodwill, the consideration transferred in the business combination is calculated as the sum of the fair values of the assets transferred and the liabilities assumed by the Group at the date of acquisition and of the equity instruments issued in exchange for the control of the acquired entity, also including the fair value of any contingent considerations subject to conditions established in the acquisition agreement.

Any goodwill adjustments may be recognised in the measurement period (which cannot be more than one year from the date of acquisition) that are due to either subsequent changes in the fair value of the contingent considerations or to the calculation of the current value of the assets and liabilities acquired, if recognised only provisionally at the date of acquisition and when these changes are calculated as adjustments based on additional information regarding facts and circumstances existing at the date of the combination.

Any subsequent differences compared to the initial estimate of the fair value of liabilities for contingent considerations are recognised in the income statement, unless they derive from additional information existing at the acquisition date (in which case they can be adjusted within 12 months from the acquisition date). Likewise, any rights to receive back some parts of the consideration paid if certain conditions arise must be classified as assets by the acquirer.

The transaction costs for business combinations are recognised in the accounting period when they are incurred, with the exception of those incurred for issuances of debt securities or shares that must be recognised in accordance with IAS 32 and 39.

In the case of acquisition of controlling interests of less than 100%, the goodwill and the corresponding minority interest in the goodwill can be calculated at the acquisition date either with respect to the percentage control acquired (partial goodwill) or by measuring the fair value of the minority interests in equity ( full goodwill method).

The measurement method can be chosen from time to time for each transaction.

For step acquisitions of controlling interests the acquirer must recalculate the fair value of the previously held interest, up till that time, recognised, depending on the case, in accordance with IAS 39 — Financial Instruments: Recognition and Measurement, or IAS 28 — Accounting for Investments in Associates, or IFRS 11 — Joint arrangements, as if it had been sold and reacquired at the date when control was acquired, recognising any gains or losses resulting from that measurement in the income statement. In addition, in these circumstances any amount previously recognised in shareholders’ equity as Other comprehensive income and losses must be reclassified to the income statement.

In the case of disposal of controlling interests, the remaining amount of goodwill attributable to the interests is included in the calculation of the gain or loss from disposal.

The goodwill recognised as a result of business combinations taking place before 1 January 2010 has been treated in accordance with the criteria laid down in the previous version of IFRS 3, which required:

• for acquisition of controlling interests of less than 100%, calculation of goodwill based on the proportional amount of the fair value of the identifiable net assets acquired;

• for step acquisitions of controlling interests, the calculation of goodwill as the sum of the fair values generated separately with each transaction;

• the inclusion of transaction costs in the amount of the acquisition cost;

• the recognition of contingent considerations at the acquisition date only if their payment was considered probable and their amount could be reliably determined; if subsequently identified they were recognised as an increase to goodwill.

Impairment of assets

The carrying amounts of tangible and intangible fixed assets are periodically reviewed in accordance with IAS 36, which requires the assessment of the existence of any losses in value, where indicators suggest that impairment may exist. In the case of goodwill, intangible assets with indefinite useful lives and assets not available for use, impairment testing is carried out at least yearly, normally at the time of the preparation of the annual financial statements, but also at any time when there is an indication of possible impairment.

The recoverability of the carrying amounts is assessed by comparing them to the higher of their value in use in their current condition or the fair value of the assets (the price that would be received from their sale) less disposal costs.

Value in use is measured by discounting the future cash flows expected from the use of the individual asset or the cash generating unit to which the asset belongs and from its disposal at the end of its useful life.

The cash generating units are identified, in line with the organisational and business structures of the Group, as homogeneous aggregations that generate autonomous incoming cash flows from the continuous use of the assets attributable to them.

Fair value (less costs to sell) is measured in accordance with IFRS 13 (Fair value measurement) by quantifying the price that would be received to sell the asset or group of assets in an orderly transaction between market participants at the measurement date, taking into account any restrictions on the sale or use of the asset that such market participants would take into consideration.

In the case of impairment, the cost is charged to the income statement, first by reducing goodwill and then recognizing any excess amounts, proportionally to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed. In such case, the carrying amount of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

Equity investments in associates and joint ventures

These equity investments are recognised at equity in the consolidated financial statements. At the time of acquisition the difference between the cost of the equity investment, including any transaction costs, and the acquirer’s interest in the net fair value of the assets, liabilities and identifiable contingent liabilities of the investee is accounted for according to IFRS 3, with the recognition of goodwill if it is positive (included in the carrying amount of the equity investment) or of income in the consolidated income statement if it is negative.

The carrying amounts of these equity investments are adjusted after initial recognition, based on the pro-rata changes in the equity of the investee appearing in accounting statements prepared by those companies, available at the time of preparation of the consolidated financial statements.

When there are losses attributable to the Group that are higher than the carrying amount of the equity investment, the carrying amount is written off and appropriate provisions or liabilities are recognised for the amount of any additional losses, but only if the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses. If no further losses are identified and the investee subsequently realises gains, the investor will only recognize the amount of the gains attributable to it after these have offset the losses not recognised.

After measurement at equity, the carrying amount of these equity investments, also including any goodwill, if the conditions established by IAS 39 apply, must be tested for impairment, in accordance with the criteria and methods established in IAS 36.

In the case of impairment write-downs the related cost is charged to the income statement. The original value can be reinstated in the following financial years if the conditions for the write-down no longer apply.

Non-current financial assets

Equity investments other than investments in associates or jointly controlled companies are posted to the item “other financial assets” in non- current assets and are classified pursuant to IAS 39 as financial assets “Available for sale” at fair value (or alternatively at cost if the fair value cannot be reliably determined) with allocation of the effects of the measurement (until the asset is realized, except when it has suffered impairment) to a specific shareholders’ equity reserve.

In the event of an impairment write-down, the cost is expensed in the income statement. The original value is reinstated in subsequent financial years if the conditions for the write-down no longer apply.

The risk resulting from any losses exceeding the shareholders’ equity value is recognised in a specific risk provision to the extent that the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses.

This category includes non-controlling interests acquired by the Group within “Ad4Ventures”, a venture capital with the aim of investing in new Italian businesses with high growth potential, operating in the technology and digital field. The fair value of these investments can be determined based on special valuation models or by taking account of the prices of recent transactions on the capital of those companies.

Assets available for sale also include financial investments, not held for trading, measured according to the rules described above for “Available for sale” assets, as well as financial receivables for the amount due beyond 12 months.

The receivables are recognised at their amortised cost, using the actual interest rate method.

Non-current assets available for sale

Non-current assets available for sale are measured at the lower of their previous net book value and their market value minus cost of sales. Non-current assets are classified as available for sale when their carrying amount is expected to be recovered by means of a sale rather than through their use in company operations. This condition is only satisfied when the sale is considered highly likely and the asset is available for immediate sale in its current condition. For this purpose, Management must be committed to the sale, which must take place within 12 months from the date of classification of the item.

Current Assets

Inventories

The inventories of raw materials, semi-finished and finished products are measured at the lower of acquisition or production cost, including transaction charges (FIFO method), and their estimated net realisable value based on market conditions. Finished products relating to teleshopping activities are measured at weighted average cost. Inventories also include television broadcasting rights acquired for use periods of less than 12 months and the costs of already completed television productions.

Trade receivables

Receivables are posted at their fair value, which is generally also their nominal amount, except when, due to significantly extended payment terms, it is the same as the value calculated using the amortised cost method. Their value at year-end is adjusted to their estimated realisable value and written down in the event of impairment. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

Sale of receivables

The recognition of the sale of receivables is subject to the requirements laid down by IAS 39 regarding the derecognition of financial assets. As a result, all receivables sold to factoring companies, with or without recourse, if the latter include clauses that entail maintaining a significant exposure to the performance of the cash flows from the receivables sold, remain in the financial statements, even if they have been legally sold, with a corresponding recognition of a financial liability for the same amount.

Current financial assets

Financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are classified as held for trading or available for sale and are measured at fair value in each accounting period with the allocation of their impacts to the income statement under the item “Financial (Expenses)/Income” or to a specific shareholders’ equity reserve and, in this latter case, until they are realised or have suffered an impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

Employee Benefits

Post-Employment Benefit Plans

The Employee Leaving Indemnity (ELI), which is obligatory for Italian companies pursuant to article 2120 of the Italian Civil Code, is a type of deferred remuneration and is related to the length of the working lives of the employees and the remuneration received.

As a result of the Supplementary Pension Reform, amounts of ELI accrued up to 31 December 2006 will continue to remain within the company as a defined benefit plan (with the obligation of actuarial valuation of the accrued benefits). Amounts accruing from 1 January 2007 (except for employees in companies with less than 50 employees), according to the choice made by the employees, are either allocated to supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and, from the time when the employees make their choice, shall constitute defined contribution plans no longer subject to actuarial valuation.

For the benefits subject to actuarial valuation, the ELI liability must be calculated by projecting forward the already accrued amount up to the future date of dissolution of the employment relationship and then discounting the amount to its present value, at the reporting date, using the actuarial “Projected Unit Credit Method”. The discount rate used to determine the liability is the “Composite” interest rate curve for securities issued by corporate issuers with an AA rating.

From an accounting perspective, the actuarial valuation results in the recognition of an interest cost under the item “Financial Expenses/Income” that represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the ELI and a current service cost under the item “personnel expenses” that establishes the amount of the benefits accrued by the employees during the financial year, but only for companies of the Group with less than 50 employees that, consequently, have not transferred the amounts accrued from 1 January 2007 to supplementary pension schemes. The actuarial gains and losses that reflect the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through the income statement and they are shown in the statement of comprehensive income.

Share-based payments

In accordance with IFRS 2, the Group classifies stock option plans and medium/long-term incentive plans as “share-based payments”. Those that are “equity-settled”, i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights (which is calculated on the basis of the share price) assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights.

At the end of the exercise period the related shareholders’ equity reserve is reclassified under reserves available for use.

Trade payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost; those originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Provisions for risk and charges

Provisions for risks and charges are costs and charges whose existence is either certain or probable, whose amount or date of occurrence cannot be determined at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations). The provisions are recorded at the value that represents the best possible estimate of the amount that the enterprise would have to pay in order to settle its obligation. When they are significant, and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time posted to the income statement under the item “Financial (Expenses)/Income”.

Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the actual interest rate method.

Financial derivatives and hedge accounting

The Mediaset Group is exposed to financial risks that are mainly linked to exchange rate fluctuations in relation to the acquisition of television broadcasting rights in currencies other than the Euro and changes in interest rates on long-term variable-rate loans.

The Group uses financial derivatives (mainly currency futures and options) to hedge risks arising from foreign currency fluctuations both for highly probable future commitments and for payables relating to purchases already made.

For the Mediaset Group the exchange risk is linked to the possibility that the currency rates change during the period between the time when the acquisition of assets in foreign currency has become highly probable, i.e. an authorised purchase negotiation, and the time when those assets are recorded in the financial statements and, therefore, the hedging goal is to set the exchange rate of the price in Euros at the approval date of the transaction, i.e. hedge accounting according to the IAS/IFRS. On the other hand, starting from the time when the assets are recorded in the financial statements, the hedging goals are pursued through a natural hedge where the hedges (option derivatives) and the underlyings (payables for acquisition of rights) are measured according to the reference standards in an independent manner and are therefore not treated under hedge accounting. Specifically, the derivatives, in accordance with IAS 39, are measured at the fair value with posting of the changes in value to the income statement, while the payables for acquisition of the rights, representing monetary items in accordance with IAS 21, are adjusted at the end of period exchange rate.

The derivatives are current financial assets and liabilities, recognised at fair value.

The fair value of the currency futures contracts is calculated as the discounting to present value of the difference between the notional amount measured at the forward contract rate and the notional amount measured at the fair forward rate (the end exchange rate calculated at the reporting date).

The fair value of the exchange rate and interest rate options is calculated using the Black & Scholes formula for plain-vanilla options, while for the Single Barrier Options, with the barrier based on discrete events, the binomial method is used.

For derivatives used to hedge interest rate risk the fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows and the fair value of collar derivatives is calculated using the Black & Scholes formula.

Regardless of the measurement technique used, the fair value is adjusted to take account of the creditworthiness of the counterparty risk in the event of positive fair value and Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A. in the event of negative fair value. Lastly, please note that the adjustment for creditworthiness is only calculated for derivatives with maturity more than 4 months from the measurement date.

The methodologies and the accounting entries vary according to whether or not they are designated as hedging instruments, pursuant to the conditions established by IAS 39.

Specifically, Mediaset for the purposes of hedge accounting designates hedging instruments as those related to the hedging of currency exposures linked to commitments for future purchases of television broadcasting rights to be made in foreign currency (forecast transactions) and those for hedging interest rates for which there the relationship between the derivative and the hedged item, as well as the high level of probability/effectiveness connected to the actual occurrence of the hedged event is formally documented.

The effective portion of the fair value adjustment of the derivative that has been designated and that can be qualified as a hedging instrument is recognised directly in shareholders’ equity, while the ineffective part is recognised in the income statement.

The accounting treatment of these operations takes place through the activating of a cash flow hedge. According to this rule the effective portion of the change in value of the derivative impacts a shareholders’ equity reserve. In the case of hedging of commitments for the purchase of rights, this reserve is used to subsequently adjust the carrying amount of the asset (basis adjustment). In the case of the hedging of exchange rate risk this reserve generates an impact on the income statement that is proportional and concurrent to materialisation of the cash flows.

The changes in the fair value of derivatives activated for the purpose of financial hedging that hedge the risk of changes in the fair value of the financial statement items, in particular foreign currency payables and receivables, or of derivatives that do not satisfy the necessary conditions to qualify as hedging derivatives are recognised in the income statement as “financial expenses and/or income”.

Revenue recognition

The revenues from sales and services are recognised respectively when the actual transfer takes place of the risks and benefits arising from the transfer of the ownership or upon provision of the service.

Specifically, for the main types of sales of the Group, the revenues are recognised according to the following criteria:

•                  Revenues from the sale of advertising space, at the time of the appearance of the advertisement, or of the advertising spot. Revenues from the sale of advertising under barter operations and, correspondingly, the costs of the merchandise, are adjusted to take into account the estimated realisable value of the merchandise.

•                  Sale of moveable assets, when they are shipped or delivered.

•                  Revenues from the rental or sub-licensing of rights, even for limited use periods, which result in the transfer of control of the asset to the renter or sub-licensee, they are fully recognised from the start of the period of the transferred use.

•                  Revenues from pay TV subscriptions are recognised accrued on a time basis from the contract start date.

•                  Fees invoiced to distributors from the sale of prepaid cards and recharges that enable the watching of pay per view events, are split according to the remaining period of validity of the cards and recharges sold. The direct costs are also split over that period.

•                  Government grants obtained for investments in cinema installations and productions are recognised in the financial statements when there is reasonable certainty that the company will satisfy all the conditions required to obtain them and that they will actually be received. The grants are recognised in the income statement over the same period the related costs are recognised.

•                  Revenues are shown net of returns, discounts, allowances and premiums, as well as any directly linked tax charges.

•                  Cost recoveries are shown as a direct reduction of the related costs.

Income taxes

Current income taxes are posted, for each company, on the basis of the estimated taxable income in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period in the various countries, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the values assigned to the assets and liabilities in the financial statements for statutory accounting purposes and the corresponding values recognized for tax purposes, on the basis of the tax rates that will be in force at the time when the temporary differences reverse. When the results are posted directly to shareholders’ equity, the current taxes, the deferred taxes assets and the deferred taxes liabilities are also posted to shareholders’ equity.

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years.

The recoverability test has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity.

The deferred taxes assets and liabilities are offset when there is a legal right to offset the current taxes assets and liabilities and when they refer to taxes due to the same Tax Authority and the Group intends to settle the current assets and liabilities on a net basis.

Dividends

The dividends are recognised in the accounting period in which the resolution approving their distribution is passed.

Earnings per share

Earnings per share are calculated by dividing the Group net profit by the weighted average of the number of outstanding shares, net of the treasury shares. The diluted earnings per share are determined by taking account in the calculation of the number of outstanding shares and the potential diluting effect from the allocation of treasury shares to the beneficiaries of stock option plans already vested.

Changes in accounting estimates

In accordance with IAS 8 these items are posted to the income statement on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, interpretations and amendments not yet applicable and not adopted in advance by the Group

Standards issued but not yet effective at the date of preparation of the Group’s financial statements are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 15 — Revenue from Contracts with Customers

On 28 May 2014, the IASB published the standard IFRS 15 — Revenue from Contracts with Customers which will replace the standards IAS 18 — Revenue and IAS 11 — Construction Contracts, as well as the interpretations IFRIC 13 — Customer Loyalty Programmes, IFRIC 15 — Agreements for the Construction of Real Estate, IFRIC 18 — Transfers of Assets from Customers, and SIC 31 — Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS such as leases, financial instruments and insurance contracts. The fundamental steps for the recognition of revenues according to the new model are:

•      identifying a contract with the customer;

•      identifying the performance obligations in the contract;

•      determining the transaction price;

•      allocating that price to the performance obligations of the contract;

•      recognising revenue when the entity satisfies each performance obligation.

The standard will be applicable from 1 January 2018, with full or amended retrospective application. Earlier application is permitted. The Group will apply the new standard from the mandatory effective date.

On the basis of the activity carried out, the Group will not detect any impact from the application of this principle on the equity at the transiction date.

IFRS 9 Financial Instruments

On 22 November 2016, the European Union endorsed the final version of IFRS 9, which starting from 1 January 2018 replaces IAS 39 “Financial Instruments: Recognition and measurement”. The new standard introduces a new accounting framework for the classification and measurement of financial instruments, the impairment of financial assets and hedge accounting.

Classification and measurement

In contrast with derivative financial instruments and other financial credit, which are measured at fair value as required by IAS 39, the Group measures cash and cash equivalents, loans and receivables, equity investments available for sale and payables at amortised cost.

Specifically, the Group conducted an in-depth analysis of its financial assets and liabilities to determine the impact of the first-time application of IFRS 9, taking into account the contractual cash flows of the financial instruments and the Group’s business model. The main impacts identified concerned some trade receivables, which will reclassified as financial assets within the framework of a business model with the dual objective of holding financial assets to collect the relative contractual cash flows and selling financial assets and certain equity investments classified as “available for sale”, which will be accounted for under the new rules introduced by IFRS 9.

Impairment

IFRS 9 introduces an expected credit loss model for measuring the credit risk of financial assets, replacing the incurred loss model adopted by IAS 39. Under the expected credit loss (or ECL) model, losses on financial assets may be recognised earlier than under IAS 39. The new model applies to assets measured at amortised cost, assets recognised at fair value through other comprehensive income that are not equity investments, loan commitments and financial guarantees, which under IAS 39 were scoped into IAS 37, and contract assets that fall within the scope of application of IFRS 15 “Revenue from Contracts with Customers”.

The Group has reviewed its rules for identifying any deterioration in the credit standing of counterparties and measuring expected losses using a time horizon of 12 months.

Following the analyzes carried out, the net accounting values of trade receivables and other loans and receivables claimed by the various companies of the Group at the transition date are lower than those resulting from the consolidated financial statements at December 31, 2017 for EUR 3.6 million and EUR 0,6 million respectively.

Hedge accounting

The objective of the new model introduced by IFRS 9 is to simplify hedge accounting by aligning it more closely with risk management activities and permitting the application of hedge accounting rules to a large number of financial instruments that qualify as hedging instruments and to risk components that qualify as hedged items. The new standard, however, does not address macro hedges, which is the subject of a separate project by the IASB.

IFRS 9 permits a choice of two approaches upon initial application of the standard, by which entities may i) apply Chapter 6 “Hedge Accounting” of IFRS 9; or ii) continue applying the hedge accounting rules contained in IAS 39 until the IASB issues, and the European Union endorses, the new accounting standard on macro hedges.

The Group has decided to continue applying the hedge accounting rules contained in IAS 39. Over the forthcoming years the Group will assess whether to adopt the general hedge accounting framework provided by IFRS 9.

Other aspects of IFRS 9: Modifications of liabilities

In July 2017, the IASB clarified the accounting treatment introduced by IFRS 9 for modifications of financial liabilities that do not result in the derecognition of a liability. In such cases, it was confirmed that only one accounting rule applies, which requires the recognition of a gain or loss in the income statement, corresponding to the modification made to the amortised cost of the modified financial liability. The IASB’s decision puts an end to the practice (in application of IAS 39) of amortising the resulting gain or loss over the contractual term of the modified liability by adjusting the effective interest rate applied for the remaining term.

The retrospective application as of 1 January 2018 of the clarified rule to the accounting of modifications of financial liabilities that do not result in the derecognition of the financial liability (because they are not considered substantial) had no material impact on the Group.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

Standards already issued, but for which the endorsement process required for their adoption has not been completed at the date of preparation of these Interim condensed consolidated financial statements, are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 16 Leases

IFRS 16 was published in January 2016 and supersedes IAS 17 Leasing, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 establishes principles for the recognition, measurement, presentation and disclosure of leases, requiring lessees to account for all leases in the financial statements on the basis of a single model similar that used to account for finance leases in accordance with IAS 17. The standard provides two exemptions for recognition by lessees: leases where the underlying asset has a low value (such as personal computers) and short-term leases (e.g. leases with a term of 12 months or less). Upon lease commencement, a lessee recognises a liability for the lease payments (lease liability) and an asset for the right to use the underlying asset for the duration of the lease (right-of-use asset). Lessees will be required to separately recognise the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be required to remeasure the lease liability upon the occurrence of certain events. The lessee generally recognises remeasurements as adjustments to the right-of-use asset.

Accounting under IFRS 16 for lessors is mainly unchanged from the current accounting under IAS 17. Lessors shall continue to classify each lease using the same classification as under IAS 17, distinguishing between two types of lease: an operating lease or a finance lease. IFRS 16 requires more extensive disclosures by lessors and lessees compared to IAS 17.

IFRS 16 will be effective for annual periods beginning on or after 1 January 2019. Early application is permitted, but not before the entity applies IFRS 15. Lessors may choose to apply the standard using a fully retrospective approach or a modified retrospective approach.

As part of this principle, the Group has undertaken an analysis process aimed at identifying the main impacts deriving from its application.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in relation to the loss of control of a subsidiary through the sale or contribution of such subsidiary to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or transfer of assets constituting a business as defined in IFRS 3, between an investor and its associate or joint venture should be fully recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is also recognised only within the limits of the amount held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of these changes, but if an entity decides to apply them in advance it should do so on a prospective basis.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based payments that relate to three main areas: the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; the classification of share-based payment transactions with a net settlement feature for withholding tax obligations; and accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. Upon adoption, entities must apply the amendments without restating previous periods, but retrospective application is permitted if chosen for all three amendments and if other conditions are met. Companies are required to apply the amendments for annual periods beginning on or after 1 January 2018. Earlier adoption is permitted.

Annual Improvements to IFRSs: 2014-2016 Cycle:

The document published on 8 December 2016 (including IFRS 1 First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters, IAS 28 Investments in Associates and Joint Ventures — Measuring investees at fair value through profit or loss: an investment-by-investment choice or a consistent policy choice, IFRS 12 Disclosure of Interests in Other Entities — Clarification of the scope of the Standard) partially supplements the existing standards.

IFRIC 22 - Foreign Currency Transactions and Advance Consideration (published on 8 December 2016).

This interpretation provides guidelines for foreign currency transactions when non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction, and consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received an advance. IFRIC 22 applies from 1 January 2018, but early adoption is permitted.

IFRIC 23 — Uncertainty over Income Tax Treatments (published on 7 June 2017)

This document addresses the matter of uncertainties regarding the tax treatment to be adopted for income tax and specifies that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the document does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in the accounting for taxes, in accordance with IAS 1. The new interpretation applies from 1 January 2019, but early adoption is permitted.

4. KEY INFORMATION RELATING TO THE SCOPE OF CONSOLIDATION

As required by IFRS 10 paragraph B80 and following, in 2016 the control requirement was assessed to verify the conditions that resulted in the classification of subsidiaries and joint ventures.

No events or circumstances occurred in 2017 that would alter the conclusions reached in the financial years for the following companies:

•                  EI Towers S.p.A. (40% shareholding) - de facto control, as it has sufficient rights to have the practical ability to unilaterally direct the relevant activities due to the dispersion of votes at board meetings.

•                  The companies Boing S.p.A. (51% shareholding), Mediamond S.p.A. (50% shareholding), and Fascino S.r.l. (50% shareholding) represent joint ventures for the Group, namely arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

Incorporation, acquisition of new companies, capital increases and sale of subsidiaries

•                  on 11 January 2017, the Mediaset España Group established the company Concursos Multiplataformas S.A.. This company has been consolidated on a line-by-line basis;

•                  on 24 January 2017 the company Integracion Transmedia SAU changed its name to Alea Media S.A. and on the same date the subsidiary Mediaset España S.A. sold its 60% equity interest in the company. This investment has been consolidated using the equity method;

•                  on 23 March 2017, the subsidiary Mediaset España Comunicación S.A. sold its 100% holding in the company Premiere Megaplex S.A.U.;

•                  on 3 April 2017 the subsidiary EIT Radio S.r.l. acquired three companies operating in Veneto and belonging to the Rova Group, which were then merged into the parent EIT Radio S.r.l. on 22 June;

•                  on 4 May 2017, the subsidiary RTI S.p.A. acquired 100% of the share capital of the company Unione di Trasmissioni Televisive S.r.l., which holds the broadcasting license to digital terrestrial channel 20 (LCN 20). This company has been consolidated on a line-by-line basis and, based on the substance of the transaction, has been designated as an asset acquisition rather than an IFRS 3 business combination. On 8 November the merger by acquisition of the company in RTI S.pA. was formalized with effect from 13 November 2017.

•                  on 18 May 2017, the subsidiary Videotime S.p.A. established the company Videotime Produzioni S.p.A.; as of 1 July the business unit relating to the production and creation of television programmes was transferred to that company as part of the corporate restructuring of the Mediaset Group. At 31 December, this company was consolidated on a line-by-line basis;

•                  on 15 June 2017 the merger by acquisition of the company Media4commerce S.p.A. into the parent RTI S.p.A. was formalised, effective as of 1 July 2017;

•                  on 15 June 2017 the merger by acquisition of the company Promoservice Italia S.r.l. into the parent Publitalia ‘80 S.p.A. was formalised, effective as of 1 July 2017;

•                  on 19 June 2017, the subsidiary RTI S.p.A. purchased the 11.11% equity interest held in the company Mediaset Premium S.p.A. from its shareholder Telefonica, bringing its holding up to 100% of the share capital;

•                  on 22 June 2017, the shareholders’ meeting of FP Tower S.r.l. (a subsidiary of Towertel S.p.A.) approved the merger of FP Tower into its parent;

•                  on 22 June 2017 the subsidiary EIT Radio acquired 100% of the share capital of the company Ganora TV S.r.l.. On 18 July, the merger by acquisition of the company into the parent EIT Radio S.r.l. was formalised;

•                  on 25 July 2017 the subsidiaries Publitalia ‘80 S.p.A. and Publiespaña S.A established the company AdTech Ventures S.p.A.. The company has been consolidated on a line-by-line basis;

•                  on 26 July 2017 the subsidiary EIT Radio S.r.l. acquired 100% of the share capital of the company Gepra S.r.l., which was merged by acquisition into the parent on 22 September 2017;

•                  on 31 July 2017, Radiomediaset S.p.A, having obtained the necessary authorisations, acquired 100% of the share capital, effective as of 1 August, of the companies RadioSubasio S.r.l. and Radio Aut S.r.l., which own the regional radio broadcasters Radio Subasio, the leading radio station in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The companies have been consolidated starting from 1 August 2017 on a line-by-line basis.

•                  on 28 September 2017 the subsidiary company RTI S.p.A. sold its equity interest of 99.17% in Videotime S.p.A. to the parent company Mediaset S.p.A. Subsequent on 19 december 2017 was approved the merger by acquisition of this company in Mediaset S.p.A.

•                  On 13 December 2017 the subsidiary Publiespaña SAU acquired a 30.14% interest in the share capital of the company Netsonic SL , thereby becoming the sole shareholder of the company.

•                  on 15 December 2017 the subsidiary EIT Radio S.r.l. acquired 100% of the share capital of the company MULTIRETI S.r.l. The company has been consolidated on a line-by-line basis;

•                  on 20 December 2017 the company Mediaset Investment N.V. was established. The company has been consolidated on a line-by-line basis. This company is not operating as the reference date of this Annul Report.

At 31 December 2017, the Group’s equity interest in EI Towers S.p.A. rose from 40.6% at 31 December 2016 to 42.03% due to additional purchases of own shares by EI Towers during the year, as part of a share buy-back programme approved by the Shareholders’ Meeting on 20 April 2017 and by the Board of Directors on 4 May 2017.

At 31 December 2017 the equity interest held in Mediaset España Group rose from 50.2% at 31 December 2016 to 51.63% due to purchases of own shares by Mediaset España, as part of a share buy-back programme approved by the Shareholders’ Meeting on 27 April for the purchase of a maximum EUR 100 million of shares. The programme was brought to a close on 28 August 2017 with the purchase of a total 9,282,275 shares, equal to 2.756% of the share capital. . The Shareholders’ Meeting held on 18 April 2018 resolved to reduce share capital by cancelling own shares in portfolio.

Incorporation, acquisition of new companies, capital increases and sale of associates

•                  On 5 April 2017 the subsidiary Mediaset España Comunicacion SA acquired a 40% interest in the share capital of the company Melodia Producciones S.L.. This investment has been consolidated using the equity method.

•                  On 2 August 2017 the subsidiary Mediaset España S.A. sold a 34.66% equity interest in the associate Emission Digital Catalunya S.A.

•                  on 4 August 2017, the subsidiary RTI S.p.A. acquired 49% of the share capital of Studio 71 Italia S.r.l. (51% owned by the ProsiebenSat1 group). This investment has been consolidated using the equity method;

•                  On 13 September 2017 the subsidiary RTI S.p.A. subscribed a rights issue by the company SuperguidaTV S.r.l., acquiring 7.3% of the share capital. On 31 October 2017 RTI S.p.A. subscribed another increase in the share capital, thereby raising its equity investment in the company to 20.24% of the share capital.

•                  On 19 September 2017 the subsidiary Mediaset Investment S.a.r.l. subscribed a rights issue by Nessma Broadcast S.a.r.l., thereby raising its equity interest in the company to 32.30% of the share capital.

•                  On 29 September 2017 AdTech Ventures S.p.A. subscribed a 33.3% equity interest in European Broadcaster Exchange Ltd (EBX), a joint venture owned equally with TF1 and ProsiebenSat1. This investment has been consolidated using the equity method.

•                  On 27 October 2017 the subsidiary Mediaset España Comunicacion SA acquired a 30% interest in the share capital of the company Bulldog TV Spain SL. This investment has been consolidated using the equity method.

Incorporation, acquisition of new companies, capital increases and sale of minority interests

•                  on 11 January 2017, the subsidiary RTI S.p.A. purchased a 5.618% equity interest in the companies Prosiebensat.1 Digital Content GP LTD and Prosiebensat.1 Digital Content LP, which operate in the main free on-line video distribution platforms;

•                  on 20 January 2017, RTI S.p.A. completed the purchase of 9.26% of the share capital of the company Midnight Call S.r.l., an online market place for household services;

•                  on 22 June 2017, the subsidiary Medusa Film S.p.A. sold its 15% equity interest in the company Cinecittà Digital Factory S.r.l.;

•                  with regard to the investment held in Deporvillage SL, following a rights issue on 15 May 2017, which was subscribed solely by Advertisement 4 Adventures SLU, the equity interest held by Advertisement 4 Adventures SLU in that company rose from 11.82% to 12.54%, while the interest held by RTI S.p.A. fell from 7.17% to 6.99%.

•                  In July 2017, following a rights issue by the company Job Digital Network SL, which was not subscribed by the subsidiaries RTI S.p.A. and Advertisement 4 Adventures SL, the equity investments held by the subsidiaries in the company were diluted to 8% and 6.89% respectively.

•                  on 17 July 2017 the subsidiary Radiomediaset S.p.A. sold a part of its equity investment in Tavolo Editori Radio S.r.l, thereby lowering its equity interest in the company from 12.60% to 9.50% of the share capital.

•                  in August 2017 the subsidiaries RTI S.p.A. and Advertisement 4 Adventures SLU converted into shares convertible bonds held, thereby acquiring respectively a 2.39% and 4.59% equity interest in the share capital of the company 21 Button App SL.

•                  the subsidiary Publitalia ‘80 S.p.A. sold its 10% equity interest in the share capital of the company Grattacielo S.r.l.

•                  on 27 October 2017 the subsidiary Radiomediaset S.p.A. sold its 19% equity interest in the company RMC2 S.r.l.

The table below shows the main income statement — balance sheet figures for the year for the subsidiaries that have material non-controlling interests as required by IFRS 12 paragraph 12 and paragraph B10 of the Operating Guide.

	EI Towers	Mediaset
	Group (*)	España Group

Minorities stake	60.0%	49.79%
Minorities stake (net of own shares) (*)(*)	58.0%	48.37%
Minority interests in net profit (*)(*)	31.8	97.1
Minority interests in share capital, reserves and retained earnings	23.2	435.4
Current Assets	71.9	408.2
Non Current assets	902.2	826.8
Current Liabilities	115.0	302.5
Non Current Liabilities	364.9	32.4
Revenues	263.7	996.3
Profit or (loss) for the year	54.4	197.3
Other Comprehensive Income Statement items	0.2	0.3
Comprehensive Statement of Income	54.6	197.6
Cash flow from operating activities	90.0	425.8
Cash flow from investing activities	(54.0)	(189.2)
Cash flow from financing activities	(121.8)	(292.5)
Dividends Cash-Out	(149.1)	(175.7)

(*) The amount of shareholders’ equity attributable to non-controlling interest for the EI Towers Group has been calculated net of the consolidation entries

(*)(*) The amount attributable to non-controlling interests and the profit (loss) attributable to non-controlling interests have been calculated excluding the treasury shares of the investee

The table below shows the main significant income statement — balance sheet figures for the year for the significant jointly controlled entities, as required by IFRS 12 paragraph 20 and paragraph B12 and B13 of the Operating Guide.

		Mediamond	Fascino P.G.T
Joint Ventures	Boing S.p.A.	S.p.A.	S.rl. (*)

Current Assets	29.9	114.5	39.4
Cash and Cash Equivalents	—	—	—
Non Current Assets	6.5	0.4	1.1
Current Liabilities	15.3	108.0	—
Current Financial Liabilities	—	2.0	—
Non Current Liabilities	0.2	3.1	40.5
Non Current Financial Liabilities	0.9	—	—
Revenues	46.3	234.5	65.7
Profit or (loss) for the period	6.6	—	3.2
Other Comprehensive Income Statement items	—	—	—
Comprehensive Income	6.6	—	3.2
Amortisation and Depreciation	4.0	0.1	0.2
Income Taxes	(2.6)	(0.1)	(2.4)
Dividends Cash-Out	4.3	—	1.0

(*) Italian GAAP financial statements reclassified to IAS-IFRS for disclosure purposes

5. BUSINESS COMBINATIONS

Radio Subasio and Radio Aut

On 31 July, RadioMediaset S.p.A., after obtaining the necessary authorisations, acquired the companies Radio Subasio S.r.l. and Radio Aut S.r.l., which control the regional broadcasters Radio Subasio, the leading broadcaster in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The acquisition became effective as of 1 July and was closed at a purchase price of EUR 25 million (which may be raised by a maximum of EUR 5 million over the next few years, if set performance targets are reached). The acquisition qualifies as a business combination and, in accordance with IFRS 3, the difference, equal to EUR 25.0 million, between the purchase price paid and the net carrying amount of the acquired assets and liabilities at the date of acquisition of control was definitively allocated to immaterial assets in relation to the Radio Subasio trademark and the radio broadcasting frequencies and on a residual basis at start-up.

The following table shows the purchase price paid, the fair value of the assets and liabilities acquired at the date of acquisition and the purchase price allocation. The purchase price allocation process for the net assets acquired was completed at the date of publication of these consolidated financial statements on the basis of independent expert assessments.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date

Radio frequency user rights	—	22.0	22.0
Intangible assets	0.2	5.0	5.2
Tangible assets	3.6	—	3.6
Deferred tax assets/liabilities	0.4	(7.7)	(7.3)
Trade receivables/payables	(0.0)	—	(0.0)
Post employment benefit plans	(0.6)	—	(0.6)
Other assets/(liabilities)	(0.6)	—	(0.6)
Financial assets/(liabilities)	0.7	0.5	1.2
Cash and cash equivalent	1.3	—	1.3

Total net acquired assets	5.0	19.9	24.8
			—

Net acquisition price	30.0	—	30.0
			—

Goodwill	25.0	(19.9)	5.2

EI Towers — Final purchase price allocations for acquisitions in 2017

As reported in the section Key Information relating to the Scope of Consolidation, the EI Towers Group made a series of acquisitions over 2017, with some of the acquired companies then merged into Group companies.

Specifically, on 3 April EI Towers S.p.A. acquired 100% of the share capital of Giancarlo Rova S.r.l., S.T.A. S.r.l.. and Magif Telecomunicazioni S.r.l. for a total purchase price of EUR 6.2 million, inclusive of a forecast earn-out of EUR 0.1 million. On 22 June the companies Giancarlo Rova S.r.l., S.T.A. S.r.l. and Magif Telecomunicazioni S.r.l. were merged by acquisition into EIT Radio S.r.l., a direct subsidiary of EI Towers S.p.A.

On 22 June EIT Radio S.r.l. acquired 100% of the share capital of Ganora TV S.r.l. for a purchase price of EUR 0.9 million.

On 26 July EIT Radio S.r.l. acquired 100% of the share capital of Gepra S.r.l. for a purchase price of EUR 0.8 million, inclusive of a forecast earn-out of EUR 0.1 million. Subsequently, on 22 September Gepra S.r.l. was merged by acquisition into EIT Radio S.r.l.

The following table reports the purchase price paid, the fair value of the assets acquired and the liabilities assumed at the acquisition date and the relative purchase price allocation, which at the date of publication of these consolidated financial statements had been completed.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—	7.3	7.3
Tangible assets	0.3		3.6
Deferred tax assets/liabilities	—	(2.0)	(7.3)
Other assets/(liabilities)	0.3
Financial assets/(liabilities)	—		(0.6)
Cash and cash equivalent	0.5		1.2

Total net acquired assets	1.1	5.3	6.4

Net acquisition price	7.9	—	7.9

Goodwill	6.8	(5.3)	1.5

EI Towers — Provisional purchase price allocations for acquisitions in 2017

On 15 June EIT Radio S.r.l. acquired 100% of the share capital of Multireti S.r.l. for a provisional purchase price of EUR 15.2 million.

The following table reports the purchase price paid and the fair value of the assets acquired and liabilities assumed at the acquisition date.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—		—
Tangible assets	2.2		2.2
Deferred tax assets/liabilities	0.0		0.0
Other assets/(liabilities)	0.5		0.5
Cash and cash equivalent	0.1		0.1

Total net acquired assets	2.8		2.8

Net acquisition price	15.2		15.2

Goodwill	12.5		12.5

Cash and cash equivalents acquired			0.1
Purchase price			15.2
Portion of price not paid at December 31, 2016			1.8
Net cash flows absorbed by the acquisition			13.3

The acquisitions qualify as business combinations and, in accordance with IFRS 3, the purchase price paid will be allocated to the net assets acquired. At the reporting date of these consolidated financial statements, the purchase price was provisionally allocated to goodwill for a total of EUR 12.5 million. Within twelve months from the acquisition date, the purchase price paid will be analysed to assess the fair value of the net assets acquired. If the assessment identifies property, plant and equipment and intangible assets with a definite useful life, the provisional amounts recognised upon acquisition will be adjusted and the adjustments applied retrospectively at the acquisition date.

EI Towers — Final purchase price allocations for acquisitions in 2016

During the year, purchase price allocations were finalised for acquisitions made during the previous year, which resulted in the reclassification of assets and liabilities.

On 30 November 2016 EIT Radio S.r.l. acquired 100% of the share capital of Società Bresciana Telecomunicazioni S.r.l. and the company BT S.r.l. for a purchase price of EUR 19.1 million, inclusive of a forecast earn-out of EUR 0.6 million. Subsequently, on 20 December 2016 the companies Società Bresciana Telecomunicazioni S.r.l. and BT S.r.l. were merged by acquisition into EIT Radio S.r.l.

On 19 December 2016 Towertel S.p.A. acquired 100% of the share capital of FP Tower S.r.l. for a purchase price of EUR 3.5 million, inclusive of a forecast earn-out of EUR 0.5 million. On 22 June 2017 the company was merged by acquisition into Towertel S.p.A.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	0.0	25.0	25.0
Tangible assets	2.4	—	2.4
Deferred tax assets/liabilities	—	(7.0)	(7.0)
Other assets/(liabilities)	0.0	—	0.0
Financial assets/(liabilities)	(0.2)	—	(0.2)
Cash and cash equivalent	0.2	18.0	18.3

Total net acquired assets	0.2	18.0	18.3

Net acquisition price	19.9	2.7	22.6

Goodwill	19.7	(15.4)	4.3

Comparative amounts as at 31 December 2016 have been restated to reflect the effects of the price allocation process at the acquisition date, as required by paragraph 49 of IFRS 3. In particular, the previous year’s profit has been modified by EUR 25 thousand to take account of the amortisation of the assets allocated to customer relations, net of the relative tax effect.

6. SEGMENT REPORTING

As required under IFRS 8, the following information relates to the operating segments identified on the basis of the Group’s present organisational structure and internal reporting system.

The Group’s main operating segments, already included in the analysis of results contained in the Report on Operations, are the same as the geographical area (Italy and Spain) identified according to the location of operations. These operations are then segmented further, to monitor the performance of the business areas operating in each country, which are identified according to their economic profile (type of product, process and reference market). In relation to Spain, which corresponds to the Mediaset España Group, no relevant activities have been identified other than the core business of television, which is therefore the same as that entity.

The following paragraphs contain the information and reconciliations required under IFRS 8 in relation to profits, losses, assets and liabilities, based on this segmentation process. The information can be extrapolated from the two sub-consolidated financial statements prepared at that level, while the information provided for the three operating segments based in Italy has been given with reference to the earnings and operational activities directly attributable to them.

Geographical sectors

The following tables report key financial information for the two geographical operational areas of Italy and Spain, as at 31 December 2017 and 2016 respectively.

The tables have been prepared on the basis of specific sub-consolidated financial statements in which the carrying amount of the equity investments held by companies belonging to a segment in companies belonging to another segment have been kept at their respective purchase cost and eliminated upon consolidation. Likewise, in the sector income statement, income and expenses (relating to any dividends received from these investments) have been included under Income from other equity investments.

The inter-segment assets figures relate to the elimination of equity investments recognised under the assets of the Italy geographic sector in Mediaset España.

Non-monetary costs relate to the provisions for risks and charges and the costs of stock option and incentive plans.

2017	ITALY	SPAIN	Eliminations/ Adjustments	MEDIASET GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,634.8	996.3	—	3,631.0
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,636.2	996.3	(1.4)	3,631.0
%	73%	27%	0%	100%
EBIT	70.9	245.3	0.2	316.5
Financial income/(losses)	(27.5)	(1.2)	—	(28.7)
Income/(expenses) from equity investments valued with the equity method	5.6	2.7	—	8.4
Income/(expenses) from other equity investments	88.1	0.5	(88.2)	0.4
EBT	137.1	247.4	(88.0)	296.5

Income taxes	(32.5)	(50.1)	(0.0)	(82.6)
NET PROFIT FROM CONTINUING OPERATIONS	104.6	197.3	(88.1)	213.9

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	104.6	197.3	(88.1)	213.9
Attributable to:
- Equity shareholders of the parent company	78.3	197.5	(185.2)	90.5
- Minority Interests	26.3	(0.2)	97.2	123.3

OTHER INFORMATION
Assets	5,031.8	1,235.0	(486.1)	5,780.8
Liabilities	3,066.3	334.9	(2.9)	3,398.3
Investments in tangible and intangible non current assets	438.4	187.4	(0.2)	625.6
Amortization	892.7	203.8	(0.4)	1,096.1
Other non monetary expenses	36.7	3.5	—	40.2

(*) Includes the change in “Advances for the purchase of broadcasting rights”

2016	ITALY	SPAIN	Eliminations/ Adjustments	MEDIASET GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,675.0	992.0	—	3,667.0
Inter-segment revenues	0.9	—	(0.9)	—
Consolidated net revenues	2,675.9	992.0	(0.9)	3,667.0
%	73%	27%	0%	100%
EBIT	(413.6)	224.4	(0.0)	(189.2)
Financial income/(losses)	(87.5)	(0.1)	—	(87.7)
Income/(expenses) from equity investments valued with the equity method	4.8	3.1	—	7.9
Income/(expenses) from other equity investments	80.3	(1.6)	(84.1)	(5.5)
EBT	(416.1)	225.8	(84.1)	(274.4)

Income taxes	103.1	(55.1)	(0.1)	47.9
NET PROFIT FROM CONTINUING OPERATIONS	(313.0)	170.7	(84.2)	(226.5)

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	(313.0)	170.7	(84.2)	(226.5)
Attributable to:
- Equity shareholders of the parent company	(296.0)	171.0	(169.5)	(294.5)
- Minority Interests	(17.0)	(0.3)	85.3	68.0

OTHER INFORMATION
Assets	5,842.1	1,302.7	(600.3)	6,544.5
Liabilities	3,689.4	319.4	(9.8)	3,999.0
Investments in tangible and intangible non current assets	519.2	191.5	(0.2)	710.4
Amortization	1,144.0	217.4	(0.3)	1,361.1
Other non monetary expenses	155.4	0.8	—	156.2

(*) Includes the change in “Advances for the purchase of broadcasting rights”

(*) Includes the change in “Advances for the purchase of broadcasting rights”

The following table shows the cash flow statement for each geographical area.

CASH FLOW STATEMENT -	ITALY		SPAIN
GEOGRAPHICAL DETAIL	2017	2016	2017	2016

Operating profit	70.9	(413.6)	245.3	224.4
+ Depreciation and amortisation	892.7	1,144.0	203.8	217.4
+ Other provisions and non-cash movements	36.4	154.2	4.5	(4.7)
+ Change in working capital/ other assets and liabilities	(45.7)	130.0	(12.0)	43.5
- Interests paid/received	(2.4)	(4.7)	1.2	0.1
- Income tax paid	(36.0)	(29.9)	(33.1)	(33.7)
Net cash flow from operating activities [A]	916.0	980.1	409.6	447.1

CASH FLOW FROM INVESTING ACTIVITIES:

Proceeds from the sale of fixed assets	7.5	4.8	1.9	—
Proceeds from the sale of equity investments	6.8	—	8.8	2.4
Interests and other financial income received	—	—	0.0	0.5
Purchases in television rights	(429.9)	(473.0)	(177.3)	(171.4)
Changes in advances for television rights	35.0	8.9	4.1	(5.6)
Purchases of other fixed assets	(78.2)	(66.5)	(14.2)	(14.6)
Changes in debt for investment (including hedging operations)	(498.0)	(662.6)	(12.5)	(11.5)
Equity investments	(1.5)	(1.3)	(0.4)	(0.8)
Changes in other financial assets	(5.2)	10.9	(1.9)	(7.8)
Loans to other companies (granted)/repaid	—	—	—	—
Dividends received	93.2	84.9	2.3	2.6
Business combination net of cash acquired	(47.3)	(84.9)	—	—
Changes in the consolidation area	(0.5)	—	—	—
Net cash flow from investing activities [B]	(918.1)	(1,178.8)	(189.2)	(206.2)

CASH FLOW FROM INVESTING ACTIVITIES:
Share Capitale issues	—
Change in treasury shares	(49.1)	(15.6)	(100.8)	(91.4)
Net changes in financial liabilities	628.2	271.1	0.3	(3.2)
Corporate Bond	(530.0)	—	—	—
Dividends paid	(88.1)	(22.7)	(175.7)	(167.4)
Net changes in other financial assets/liabilities	(0.2)	(1.6)	—	1.6
Interests (paid)/received	(58.1)	(55.1)	(0.8)	(1.1)
Net cash flow from financing activities [C]	(97.3)	196.3	(277.1)	(261.5)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	(99.4)	(2.3)	(56.6)	(20.6)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR [E]	138.0	140.2	190.8	211.4

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR [F=D+E]	38.6	138.0	134.1	190.8

Italy: Operating segments

Operating segments have been reported in the Report on Operations, where details on performance for the year can be found.

With reference to the financial position figures for the EI Towers Group, the amount relating to goodwill is not the same as the amount shown in the consolidated statement of financial position of the EI Towers Group, but instead represents the value generated at consolidated level by the Mediaset Group attributable to that segment.

Income Statement Summary 2017	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Revenues from external customers	2,555.3	80.9	—	2,636.2
Inter-segment revenues	—	182.7	(182.7)	—
Consolidated net revenues	2,555.3	263.7	(182.7)	2,636.2
%	97%	11%	(7)%	100%

Operating costs from thrid parties	(1,542.5)	(130.1)	—	(1,672.5)
Inter-segment operating costs	(180.3)	(2.5)	182.7	—
Total Operating Costs	(1,722.7)	(132.6)	182.7	(1,672.5)
Amortisation, depreciation and write-downs	(851.7)	(41.1)	—	(892.7)
EBIT	(19.1)	90.0	—	70.9

Income Statement Summary 2016	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Revenues from external customers	2,603.9	72.0	—	2,675.9
Inter-segment revenues	—	180.7	(180.7)	—
Consolidated net revenues	2,603.9	252.7	(180.7)	2,675.9
%	97%	9%	(7)%	100%

Operating costs from thrid parties	(1,815.4)	(130.1)	—	(1,945.4)
Inter-segment operating costs	(177.7)	(3.0)	180.7	—
Total Operating Costs	(1,993.1)	(133.1)	180.7	(1,945.4)
Amortisation, depreciation and write-downs	(1,099.9)	(44.1)	—	(1,144.0)
EBIT	(489.1)	75.5	—	(413.6)

Operating Assets and Investments 31st December 2017	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Television rights	1,131.5	—	—	1,131.5
Other tangible and intangible non current assets	614.1	391.2	(1.0)	1,004.2
Goodwill	150.0	502.3	(335.1)	317.2
Trade receivables	875.0	55.2	0.0	930.2
Inventories	25.3	2.4	—	27.7
Operating assets	2,795.8	951.1	(336.1)	3,410.8

Other current and non current assets	1,813.5	23.1	(215.6)	1,621.0
Total Assets	4,609.3	974.1	(551.6)	5,031.8

Investments in television rights (*)	429.9	—	—	429.9
Other investments	50.7	27.5	—	78.2
Investments in tangible and intangible assets	480.6	27.5	—	508.1

(*) Does not include the change in “Advances for the purchase of broadcasting rights”

Operating Assets and Investments 31st December 2016	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Television rights	1,476.8	—	—	1,476.8
Other tangible and intangible non current assets	655.7	389.2	(1.2)	1,043.7
Goodwill	144.8	488.4	(335.1)	298.1
Trade receivables	1,036.0	39.9	—	1,075.9
Inventories	23.1	3.2	—	26.3
Operating assets	3,336.3	920.7	(336.3)	3,920.8

Other current and non current assets	2,040.9	104.1	(223.7)	1,921.3
Total Assets	5,377.3	1,024.8	(560.0)	5,842.1

Investments in television rights (*)	473.0	—	—	473.0
Other investments	39.0	27.5	—	66.5
Investments in tangible and intangible assets	512.0	27.5	—	539.5

(*) Does not include the change in “Advances for the purchase of broadcasting rights”

The main operating assets allocated to the Italy sector include television and movie broadcasting rights assigned to the Integrated Television Operations segment, the library (films, dramas, mini-series, TV films and cartoons), long-running self-produced drama series, and entertainment, news and sport rights serving both the free-to-air and Mediaset Premium channels. In particolare, i diritti sportivi includono i diritti di trasmissione del campionato di Serie A dei principali club italiani per la stagione 2018.

Other tangible and intangible assets mainly relate to:

•                  for the Integrated Television Operations segment, television and radio frequency user rights and related transmission equipment, equipment supporting television production centres, IT systems, and the upgrading of management offices and other properties and investments relating to development of the Mediaset Premium subscription-based pay-TV platform;

•                  for EI Towers, they include land, buildings and the equipment related to the broadcasting network.

NOTES ON MAIN ASSET ITEMS

7. NON CURRENT ASSET

Below are tables showing the changes over the last two years in the original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount of all the main non-current assets.

7.1. Property, plant and equipment

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
HISTORICAL COST	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	276.5	172.8	970.5	116.2	137.6	34.8	1,708.4

Changes in the consolidation area	6.9	4.3	17.9	0.3	3.8	0.0	33.2
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(3.0)	0.7	17.8	0.9	1.3	(20.6)	(2.9)
Disposals	(1.1)	(0.4)	(7.1)	(0.4)	(2.8)	(2.4)	(14.2)
	—	—	—	—	—	—	—

Balance at 31/12/2016	280.9	178.2	1,024.1	118.9	141.7	39.2	1,783.0

Changes in the consolidation area	0.6	1.5	20.9	0.4	1.1	1.3	25.9
Additions	3.7	1.5	14.5	1.4	2.4	24.4	47.9
Other changes	6.6	0.9	20.1	1.2	3.4	(30.7)	1.5
Disposals	(5.6)	(0.3)	(8.4)	(0.2)	(1.3)	(3.1)	(18.8)
	—	—	—	—	—	—	—

Balance at 31/12/2017	286.3	181.8	1,071.3	121.7	147.3	31.1	1,839.6

						Tangible
				Technical and		assets under
AMORTISATION AND	Land and		Plant and	commercial	Other tangible	formation and
DEPRECIATION	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	(146.8)	(96.9)	(785.7)	(93.6)	(123.8)	—	(1,247.0)

Changes in the consolidation area	(1.9)	(1.7)	(16.2)	(0.2)	(3.5)	—	(23.5)
Additions	0.9	—	0.2	(0.1)	0.1	—	1.2
Other changes	0.7	0.3	7.3	0.3	2.8	—	11.4
Disposals	(6.5)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.1)
Amortisation	—	(0.1)	(0.0)	—	—	—	(0.1)
Depreciation and write-downs	—	—	—	—	—	—	—

Balance at 31/12/2016	(153.6)	(105.5)	(850.0)	(99.8)	(129.1)	—	(1,337.8)

Changes in the consolidation area	—	(1.1)	(17.2)	(0.3)	(1.1)	—	(19.7)
Additions	(4.6)	—	—	(0.1)	(0.3)	—	(5.0)
Other changes	1.6	0.2	8.3	0.2	1.2	—	11.5
Disposals	(6.2)	(7.2)	(52.8)	(5.4)	(4.5)	—	(76.0)
Amortisation	—	(0.1)	(0.0)	—	—	—	(0.1)
Depreciation and write-downs

Balance at 31/12/2017	(162.8)	(113.7)	(911.5)	(105.5)	(133.8)	—	(1,427.3)

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
NET BOOK VALUE	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	129.7	75.8	184.9	22.6	13.8	34.8	461.4

Changes in the consolidation area	5.7	2.6	1.8	0.1	0.4	0.0	10.6
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(1.7)	0.7	17.8	0.8	1.4	(20.6)	(1.6)
Disposals	(0.4)	(0.0)	0.1	(0.0)	(0.0)	(2.4)	(2.8)
Amortisation	(6.6)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.2)
Depreciation and write-downs	—	(0.1)	(0.0)	—	—	—	(0.2)

Balance at 31/12/2016	128.4	72.7	174.0	19.1	12.5	39.2	445.7

Changes in the consolidation area	0.6	0.4	3.7	—	0.0	1.3	6.2
Additions	3.7	1.5	14.5	1.4	2.4	24.4	47.9
Other changes	1.0	0.9	20.4	1.2	3.1	(30.7)	(4.2)
Disposals	(3.9)	(0.1)	(0.0)	(0.0)	(0.1)	(3.1)	(7.2)
Amortisation	(6.2)	(7.2)	(52.8)	(5.4)	(4.5)	—	(76.0)
Depreciation and write-downs	—	(0.1)	(0.0)	—	—	—	(0.1)

Balance at 31/12/2017	123.6	68.1	159.7	16.2	13.5	31.2	412.3

Additions for the period to the item property, plant and equipment, amounting to EUR 54.1 million, included EUR 4.7 million for business combinations, EUR 23.5 million relating to purchases for the year and EUR 26.6 million to prepayments classified as assets in progress and advances.

The main categories of additions, inclusive of the capitalisation of advances, can be summarised as follows:

•                  EUR 4.7 million referred to land and buildings, mainly in relation to construction work on production centres, purchases of land during the year on which transmission towers are located and business combinations for EUR 0.6 million;

•                  EUR 41.4 million referred to plant and equipment and Towers and included EUR 2.3 million of capital expenditure by EI Towers and its subsidiaries on the construction of transmission towers and equipment; EUR 3.5 million of capital expenditure on communications systems and radio bridges to improve radio signal transmission across the nation; and EUR 7.8 million mainly relating to technology upgrades for obsolescence and compliance work on safety systems under Italian Law 81/08. The item also included EUR 4.1 million of additions resulting from changes in the scope of consolidation. Additions resulting from the reclassification of advances totalled EUR 21.3 million and referred to the completion during the year of assets in progress and installation and maintenance work on sites, consisting of extraordinary maintenance on fire safety systems, electrical and mechanical safety systems and obsolete emissions systems;

•                  Additions to the item Tangible assets in progress and advances amounted to EUR 25.7 million, of which EUR 8.0 million referred to Mediaset España Group. They consisted mainly of capital expenditure on towers and equipment, the development of radio signal control infrastructure and site maintenance and transfer. EUR 3.0 million of the total figure referred to the creation of a connection service network for the Internet of Things.

Decreases for the year consisted primarily of the sale of the property in Via Della Moscova, Milan, owned by Radiomediaset, and the sale of set-top boxes recognised as assets in progress last year.

7.2 Television and movie rights

	HISTORICAL COST	AMORTISATION	DEPRECIATION	NET BOOK VALUE

Balance at 1/1/2016	9,215.1	(6,937.2)	(72.1)	2,205.9
Changes in the consolidation area	—	—	—	—
Additions	549.2	—	—	549.2
from Intangible assets under formation and advances	94.8	—	—	94.8
Other changes	(324.0)	328.4	(3.4)	1.0
Disposals	(119.3)	118.4	—	(0.8)
Amortisation	—	(1,084.5)	—	(1,084.5)
(Write-offs)/Write-ups	—	—	(135.8)	(135.8)

Balance at 31/12/2016	9,415.8	(7,574.9)	(211.2)	1,629.7
Changes in the consolidation area	—	—	—	—
Additions	517.5	—	—	517.5
from Intangible assets under formation and advances	89.4	—	—	89.4
Other changes	(336.3)	333.3	(1.6)	(4.6)
Disposals	(140.9)	139.1	—	(1.9)
Amortisation	—	(954.3)	—	(954.3)
(Write-offs)/Write-ups	—	—	(2.7)	(2.7)

Balance at 31/12/2017	9,545.4	(8,056.8)	(215.5)	1,273.2

Additions for 2017 totalled EUR 606.9 million (EUR 644.0 million in 2016) and consisted of EUR 517.5 million of purchases for the year (EUR 549.2 million as at 31 December 2016) and EUR 89.4 million (EUR 94.8 million as at 31 December 2016)of capitalisations of advances paid to suppliers (recognised as assets in progress and advances as at 31 December 2016). The purchases refer to Italian sector for EUR 363.5 million and for 154.0 million refer to Spain sector.

Other changes includes rights expired under contracts and contract cancellations.

Purchases for the year included EUR 43.6 million for broadcasting rights that will commence after 31 December. At 31 December 2017, broadcasting rights that had yet to commence totalled approximately EUR 242.8 million (EUR 624.9 million at 31 December 2016) and mainly consisted of digital terrestrial pay television rights to broadcast the matches of major Serie A football clubs for the 2018 season.

7.3 Goodwill

Total

Balance at 1/1/2016	938.4
Additions from business combinations	26.2

Balance at 31/12/2016 (as for 2016 Annual Report)	964.7
Final PPA 2016	(15.4)

Final balance at 31/12/2016 (restated)	949.3
Additions from business combinations	19.2

Final balance at 31/12/20167	968.5

Goodwill fell by EUR 15.4 million as a result of allocations to Customer Relations and the recognition of related deferred tax liabilities, as part of the purchase price allocation process required by IFRS 3 for corporate acquisitions occured in the previous year.

The increase in goodwill of EUR 19.1 million for 2017 was driven by acquisitions made by the EI Towers Group, totalling EUR 13.9 million, and the goodwill, totalling EUR 5.2 million, recognised on the acquisition of Radio Subasio S.r.l. and Radio Aut S.r.l. This amount represents the residual goodwill resulting from the allocation of the purchase price to the Radio Subasio trademark and to the radio broadcasting frequencies acquired, as reported in the section Business combinations.

For the acquisitions made by the EI Towers Group in 2017, which generated a provisional goodwill wich has been accounted on Goodwill for EUR 12.5 million, within twelve months from the acquisition date, the purchase price paid will be analysed to assess the fair value of the net assets acquired and liabilities assumed, as required by IFRS 3. If the assessment identifies property, plant and equipment and intangible assets with a definite useful life, the provisional amounts recognised upon acquisition will be adjusted and the adjustments applied retrospectively at the acquisition date.

At 31 December 2017 goodwill was tested for impairment, as required on at least an annual basis by IAS 36, as reported in Note 7.4 Assessment of recoverability of goodwill and other assets.

7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

As at 31 December 2017, in accordance with IAS 36, goodwill, intangible assets with an indefinite useful life or not yet available for use and other non current assets for which indicators and evidence of impairment have been identified at the reporting date, have been tested for recoverability (Impairment Test).

Impairment testing was conducted on the cash-generating units to which goodwill and the other assets are allocated, by assuming the higher between Fair Value, where available or determinable, and Value in Use determined from multi-yearplans based on the assumptions and guidelines approved by Mediaset S.p.A. Board of Directors on 27 March 2018.

The CGUs are identified taking into account how goodwill is monitored for internal purposes. Coherently with the Group’s organisational and business structure, the CGUs coincide with the operating segments reported in accordance with IFRS 8 (Mediaset España, EI Towers), or with the business lines (Free-to-Air TV, Pay TV and Radio sector activities) included in the integrated TV segment, where the recoverable amount of assets or groups of asset can be directly correlated with and measured from cash flows that are specific and separable from others within the segment.

The Impairment Test carried out as at 31 December 2017 confirmed the recoverability of the carrying amounts and no further write-downs were necessary.

The following table shows the amounts and the allocation of goodwill to the respective CGUs (for 2016 prior to carrying out the Impairment Test). The variation in this caption in the last two years is shown in Note 7.3.

CGU	31/12/2017	31/12/2016

Mediaset España	651.3	651.3
EI Towers	167.2	153.3
Italian free-to-air TV	142.8	142.8
Radio	7.2	2.0

Total	968.5	949.4

Group goodwill amounts to EUR 968.5 million, while assets with an indefinite useful life amount to EUR 85.2 million and relate to “Cuatro multiplex” value, allocated by the subsidiary Mediaset España in 2010, during purchase price allocation process subsequent to the acquisition of television activities from the Prisa Group.

Goodwill allocated to the Mediaset España CGU, amounting to EUR 651,3 million, has been generated, for EUR 363.2 million by the purchase price allocation performed at the control acquisition process of the subsidiary by Mediaset Group; the remaining EUR 288.1 million was generated by business combinations completed by the Spanish Group in the following period. The recoverable amount of goodwill allocated to the Mediaset España CGU was confirmed at the reporting date based on its Fair Value assumed to be the market capitalization of the Mediaset España Group, measured on the basis of the share price at 31 December 2017.

Goodwill amounting to EUR 167.2 million allocated to the EI Towers CGU was generated for EUR 119.0 million on the acquisition of the controlling stake held by the Mediaset Group in the company DMT S.p.A.

in 2012 and for EUR 49.7 million euros on acquisitions carried out by the EI Towers Group in the following period. The recoverable amount of goodwill allocated to the EI Towers CGU was confirmed at the reporting date, based on its fair value, assumed to be the market capitalization of the EI Towers Group, measured on the basis of the share price at 31 December 2017.

Goodwill and other activities relating to the Free TV Italia CGU, mainly consisting of the residual carrying amount of television and cinema rights at 31 December 2017, have been tested for impairment estimating the value in use based on the discounted cash flows derived from the five-years plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on 27 March 2018.

Goodwill relating to the Radio CGU represents the residual value determined at the end of the process of definitive allocation of the accounting values (Purchase Price Allocation) both from the acquisition of the companies of the former Finelco Group now attributable to RadioMediaset carried out in 2016, and from the acquisition of the companies Radio Subasio Srl in 2017 and Radio Aut S.r.l.. As part of this evaluation process, the current values of other intangible assets relating to the Radio Studio 105 trademark, Radio Subasio trademarks and the radio transmission frequencies were also determined based on appropriate appraisals drawn up by an independent expert. Goodwill and other activities relating to the Radio CGU were tested for impairment estimating the value in use based on the discounting of cash flows derived from the five-years plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on 27 March 2018.

The forecasts included in the plans represent management’s best estimate, also taking into account information available from the main external sources consisting of performance of the shares on the stock exchange and forecasts of developments in the Group’s markets from the main specialist observers. Mediaset’s market capitalization at the reporting date was significantly higher than the Group’s shareholders’ equity reported in the last approved consolidated financial statements. The main operating assumptions used to produce the long-term forecasts relate to the expected performance of advertising revenues, which are assumed to grow at a moderate rate, also in view of the various scenarios provided by the main external forecasts available at the measurement date and the prospects of economic recovery expected within the planning horizon.

The rate used to discount future cash flows for the CGU Free and Radio was set at 5.6% (6.3 % in December 2016). The rate was estimated by calculating the weighted average cost of capital, after tax, based on the financial structure determined on an aggregate basis for these operations, taking into account the current market valuation of the cost of money, and assuming a risk-free rate equal to the average annual return on ten-year government bonds in Italy, with a long-term equity risk premium of 5.1%. The calculation of the cost of equity also included an additional prudential component amounting to 1% in order to reflect difficulties in forecasting, also resulting from the historical comparison between actual and estimated cash flows.

The growth rate used to extrapolate the financial flows beyond the explicit periods, was assumed to be equal to 1.5%, in line with the most recent medium/long-term inflation forecast produced by the International Monetary Fund.

Sensitivity analyses on the financial parameters adopted in determining the value in use were also carried out by fluctuating the discount rate and the growth rate in the respective CGUs.

With reference to the sensitivity analysis on the Radio CGU, a correspondence between the recoverable value and the book value emerges when considering: (i) a WACC of 5.0%, considering a g-rate equal to 0%, (ii) a WACC of 6.2%, considering a g-rate equal to 1.5%, (iii) a WACC of 6.6%, considering a g-rate equal to 2%. This analysis shows that the surplus of the recoverable value compared to the reference book value is nil by assuming more prudential scenarios compared to the base case. Given the size of the coverage, the achievement of the plan objectives will be closely monitored on an infra-annual basis.

With reference to the sensitivity analysis on the TV Free CGU, a correspondence between the recoverable value and the book value emerges when considering: (i) a WACC of 12.4%, considering a g-rate equal to 0%, (ii) a WACC of 13.3%, considering a g-rate equal to 1.5%, (iii) a WACC of 13.6%, considering a g-rate equal to 2%. This analysis shows that the surplus of the recoverable value compared to the reference book value is nil by assuming more prudential scenarios compared to the base case.

The valuation of the recoverability of the assets relating to the Pay TV CGU, consisting mainly of the residual value of intangible assets with a definite useful life relating to the contents of sport events, subject to impairment in the 2016 consolidated financial statements, and to film and TV series rights, was carried out in continuity with that prepared in the consolidated financial statements for the year ended 31 December 2016.

Taking into account the “opportunistic” strategic scenarios adopted by the Group with respect to the renewal of the main sports rights (Champions League assigned to Sky Italia for the 2018/2021 and Serie A rights assigned to Mediapro) and the prospects for refocusing business pay, indicated by the management in the guidelines of the Group business plan communicated on 18 January 2017, the assessment of the recoverability of these assets was carried out using the fair value method, according to the measurement methods established by IFRS 13 - Fair Value Measurement - and no further losses have been identified. In consideration of the non-financial nature of the assets being valued and the specific features of the markets in which they are traded, reference was made to the levels included in the hierarchy envisaged by IFRS 13 for category 2 inputs (observable inputs different from quoted prices) as shown below.

In particular:

•                  the recoverability of the residual book value at 31 December 2017 of the exclusive television rights for the digital terrestrial Pay transmission relating to the Serie A Championship until the end of the 2017/2018 season and the contractual commitments relating to the UEFA Champions League competition, for which the Group holds exclusive rights on all broadcast platforms until the end of the 2017/2018 season, which were impaired at 31 December 2016, was confirmed by using prices from recent television rights bids as the main observable elements (level 2 input) in relation to the assignment of similar rights for the coming season.

•                  the assessment of the recoverability of the Cinema and Series rights (Pay TV and SvoD), mainly relating to the exclusive multi-annual framework agreements for the various broadcasting platforms, in place with the Warner Bros and Universal majors was carried out by referring to recent transaction prices with independent third parties for the same or comparable types of products subject to assessment, integrated with sector specific indicators, certifying the high quality of Major contents. These assessments has been also confirmed by the consideration foreseen for the main platforms included in the commercial agreements signed between Mediaset and Sky on 30 March 2018. The fair value measurement for these assets qualifies as part of the fair value hierarchy required by IFRS 13, level 2.

Management obtained a fairness opinion from an independent expert assessing the adequacy of the methodology, the application process and the conclusions reached.

7.5 Other Intangible Assets

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
HISTORICAL COST	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	260.4	296.2	579.3	190.0	161.0	92.4	1,579.3
Changes in the consolidation area	2.9	43.3	90.1	13.5	—	5.6	155.5
Additions	5.7	0.0	0.5	10.3	99.2	—	115.7
Other changes	7.2	—	—	2.0	(107.9)	(7.7)	(106.5)
Disposals	(1.6)	—	—	—	(0.8)	—	(2.4)
Balance at 31/12/2016	274.6	339.5	669.9	215.7	151.6	90.4	1,741.6

PPA recognition on 2016 investments	—	—	—	25.0	—	—	25.0

	274.6	339.5	669.9	240.8	151.6	90.4	1,766.6
Changes in the consolidation area	0.0	5.0	22.0	7.3	0.1	0.5	34.9
Additions	4.0	—	16.2	17.8	56.8	0.2	94.9
Other changes	7.0	(13.7)	(0.5)	0.2	(99.0)	(4.9)	(111.0)
Disposals	(0.6)	—	(0.0)	—	(0.1)	(0.0)	(0.7)

Balance at 31/12/2017	285.0	330.9	707.6	266.1	109.3	86.1	1,784.7

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
AMORTISATION AND DEPRECIATION	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	(240.8)	(175.1)	(250.4)	(37.8)	(28.5)	(91.4)	(824.0)
Changes in the consolidation area	(2.9)	(0.3)	(21.6)	—	—	(5.4)	(30.2)
Other changes	—	—	—	—	0.1	7.5	7.7
Disposals	1.6	—	—	—	—	—	1.7
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)
	—	—	—	—	—	—	—
Balance at 31/12/2016	(252.9)	(184.4)	(287.9)	(48.2)	(28.5)	(89.7)	(891.5)

PPA recognition on 2016 investments	—	—	—	(0.1)	—	—	(0.1)

	(252.9)	(184.4)	(287.9)	(48.3)	(28.5)	(89.7)	(891.6)
Changes in the consolidation area	(0.0)	—	—	—	—	—	(0.0)
Other changes	(0.2)	13.4	0.5	0.7	0.4	5.3	20.1
Disposals	0.6	—	0.0	—	—	—	0.7
Amortisation	(11.8)	(9.9)	(18.3)	(12.4)	—	(0.4)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)
Balance at 31/12/2017	(264.3)	(180.9)	(305.7)	(60.0)	(28.3)	(84.8)	(923.9)

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
NET BOOK VALUE	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	19.7	121.0	328.9	152.0	132.6	1.0	755.3
Changes in the consolidation area	0.1	43.1	68.5	13.5	—	0.2	125.3
Additions	5.7	—	0.5	10.3	99.2	—	115.7
Other changes	7.2	—	—	2.0	(107.8)	(0.2)	(98.7)
Disposals	(0.0)	—	—	—	(0.8)	—	(0.8)
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)

Balance at 31/12/2016	21.7	155.1	382.0	168.1	123.1	0.5	850.6

PPA recognition on 2016 investments	—	—	—	24.9	—	—	24.9

	21.7	155.1	382.0	193.1	123.1	0.5	875.6
Changes in the consolidation area	—	5.0	22.0	7.3	0.1	0.2	34.6
Additions	4.0	—	16.2	17.8	56.8	0.2	94.9
Other changes	6.8	(0.3)	—	0.2	(98.7)	0.4	(91.6)
Disposals	(0.0)	—	—	—	(0.1)	—	(0.1)
Amortisation	(11.8)	(9.9)	(18.3)	(12.4)	—	(0.4)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)

Balance at 31/12/2017	20.8	150.0	401.8	205.3	81.0	0.8	860.4

Additions to the item Patents and intellectual property rights totalled EUR 10.8 million. The figure includes EUR 6.8 million relating mainly to the purchase and upgrade of existing software, which in the previous year was recognised under Intangible assets in progress and advances.

The item Trademarks includes:

•                  the trademark of Spanish radio broadcaster Cuatro, valued at EUR 104.0 million. This asset was recorded as a result of the Purchase Price Allocation process carried out by Mediaset España Comunication S.A. during the 2011 financial year. The amortisation period has been estimated at 20 years;

•                  the trademark of the radio broadcaster Radio 105, valued at EUR 40.5 million, This asset was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the Finelco Group in 2016. The amortisation period has been estimated at 25 years;

•                  the trademark of the radio broadcaster Radio Subasio, valued at EUR 5.0 million, which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut, as reported in the section Business combinations. The amortisation period has been estimated at 25 years, starting from the effective date of acquisition.

Licences include rights to use television frequencies held by the subsidiary Elettronica Industriale S.p.A. used in Italy for the operation of domestic networks using digital terrestrial technology, as well as the television broadcasting license of the Cuatro Multiplex, valued at EUR 85.2 million during the allocation of the purchase price paid by the subsidiary Mediaset España in 2010, in relation to the acquisition of Prisa Group’s television operations. The residual carrying amount of the frequency user rights held by Elettronica Industriale S.p.A. was confirmed in the impairment testing on the Free-to-Air TV Italy CGU, as reported in Note 7.4 above. The recoverability of the carrying amount of the television broadcasting licence for the Cuatro Spanish Multiplex was determined in the impairment testing on the Mediaset España CGU, as reported in Note 7.4 above.

The item also includes EUR 131.3 million of user rights to radio broadcasting frequencies held by Mediaset Group radio broadcasters (Monradio S.r.l., Radio Studio 105, Virgin Radio, Radio Subasio and Radio Aut). That amoun also includes EUR 22.0 million which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut, as reported in the section Business combinations.

Additions for the year referred primarily to the value recognised for the authorisation to provide audiovisual services in Italy and the accompanying allocation of the automatic numeration of the general-interest digital terrestrial channel “canale 20” (formerly ReteCapri) associated with LCN 20, LCN 120 (+1 delayed simulcast), and LCN 520 (HD version), owned by the company Unione di Trasmissioni Televisive S.r.l. (UTT), which was acquired by RTI in the second quarter and subsequently merged by acquisition. Based on the remaining life, and the procedures and requirements for the renewal of the authorisation, this intangible asset’s remaining useful life is estimated to be until the end of October 2032.

The item customer relations refers to the intangible assets recognised in the financial statements following the purchase price allocation process completed by EI Towers S.p.A. A useful life of 20 years has been estimated for these assets on the basis of technical considerations relating to the outlook for developments in radio, television and telephone signal transmission systems. During the year, the item rose by EUR 50.0 million. Of that figure, EUR 24.9 million was recognised following the final allocation of the goodwill resulting from the purchase price allocation process for the acquisition of the companies Società Bresciana Telecomunicazioni S.r.l. and BT S.r.l , and the merger by acquisition of FP Tower S.r.l. into Towertel S.p.A.; EUR 17.8 million referred to the assets and business units acquired by EI Tower S.p.A. over the year; and EUR 7.3 million related to business combinations.

Intangible assets in progress and advances refer mainly to advance payments made to suppliers for the acquisition of broadcasting rights, for dubbing services and for options on programme production and to the launch of production. Additions for the period mainly included advances paid to broadcasting rights owners and advances paid in relation to the production of long-running TV drama series.

7.6 Investments in associates and joint ventures

The following is a breakdown of equity investments, showing the ownership interest held and the carrying amounts of the equity investments valued with the equity method for the two years compared.

	31/12/2017		31/12/2016
		Book Value		Book Value
	Stake %	(EUR million)	Stake %	(EUR million)
Associated companies

Blasteem S.r.l.	40.0%	1.1	40.0%	1.2
Furia de Titanes A.I.E.	34.0%	—	34.0%	—
La Fabrica De La Tele SL	30.0%	2.4	30.0%	2.2
MegaMedia Televisión SL	30.0%	0.6	30.0%	0.4
Pegaso Television INC	43.7%	1.9	43.7%	1.5
Producciones Mandarina S.L.	30.0%	2.1	30.0%	2.4
Società Funivie Maddalena S.p.A.	31.0%	0.7	31.0%	0.7
Supersport Television S.L.	30.0%	0.9	30.0%	0.9
Titanus Elios S.p.A.	30.0%	2.1	30.0%	2.0
Other	—	0.4	—	0.2

Total		13.0		11.5

Joint Ventures
Boing S.p.A.	51.0%	10.2	51.0%	9.0
Emissions Digital de Catalunya SA	—	—	34.7%	8.8
Fascino P.G.T. S.r.l.	50.0%	12.8	50.0%	11.7
Mediamond S.p.a.	50.0%	2.8	50.0%	2.9
Tivù S.r.l.	48.2%	2.0	48.2%	3.4

Total		28.4		35.8

Total Associated and Joint Ventures		41.4		47.3

For the item Equity Investments in associates and joint ventures, the main decreases during the year consisted of:

•                  the acquisition of a 49% equity interest in the company Studio 71 Italia S.r.l, for a total of EUR 0.6 million;

•                  the acquisition of a 20.2% equity interest in the company SuperguidaTV S.r.l, for a total of EUR 0.2 million;

•                  the acquisition of a 33.3% interest in the joint venture European Broadcaster Exchange Ltd (EBX), for a total of EUR 0.6 million.

Decreases in the item consisted primarily of the sale of a 34.66% equity interest in the company Sociedad Emision Digital Cataluña under agreements made by the subsidiary Mediaset España.

The following table provides key income statement and balance sheet figures for associates and joint ventures.

		Shareholders’	Liabilities and
2017 FY	Assets	Equity	minorities	Revenues	Net Result

Alea Media S.A.	2.9	0.1	2.8	7.8	—
Aunia Publicidad Interactiva S.L.U.	0.9	—	0.9	1.4	—
Blasteem S.r.l.	2.2	0.6	1.6	1.3	(0.2)
LaFabrica De La Tele SL	13.5	7.8	5.7	28.8	4.3
Megamedia Television SL	3.8	2.1	1.7	10.5	1.3
Melodia Producciones S.L.	2.2	(0.2)	2.4	7.8	—
Società Funivie Maddalena S.p.A.	—	—	—	—	—
Producciones Mandarina S.L.	7.6	7.0	0.6	6.8	0.2
Titanus Elios S.p.A.	21.6	7.0	14.6	4.5	1.2
Studio 71 Italia S.r.l.	1.4	1.2	0.2	—	(0.3)
Superguida TV S.r.l.	—	—	—	—	—
Supersport Television S.L.	5.7	3.0	2.7	14.2	1.5
	—	—	—	—	—

Total	61.8	28.6	33.2	83.1	8.0

		Shareholders’	Liabilities and
2016 FY	Assets	Equity	minorities	Revenues	Net Result

Aunia Publicidad Interactiva S.L.U.	0.7	—	0.7	1.5	—
Blasteem S.r.l.	1.8	0.8	1.0	—	0.4
Emission Digital de Catalunya S.A.	6.7	(5.1)	11.8	14.7	(6.5)
LaFabrica De La Tele SL	13.9	7.3	6.6	27.9	3.8
Megamedia Television SL	3.2	1.5	1.7	7.8	1.0
Pegaso Television INC (*) (**)	—	3.4	—	—	(0.4)
Producciones Mandarina S.L.	9.5	8.0	1.5	12.5	1.2
Supersport Television S.L.	6.0	3.0	3.0	15.7	1.5
Titanus Elios S.p.A.	23.1	6.6	16.5	4.6	0.8
Tivù S.r.l.	11.3	7.0	4.3	12.7	1.9

Total	76.2	32.5	47.1	97.4	3.7

(*) Figures converted to euros, based on financial statement figures denominated in USD

(**) Consolidated data

7.7 Other Financial Assets

						Fair Value
	Balance at	Changes in the				Adjustments /		Balance at
	31/12/2016	consolidation area	Increases	Decreases	Financial income	Impairment	Other changes	31/12/2017

Equity Investments	32.2	0.0	30.1	(0.5)	—	—	(0.5)	61.4
Financial receivable (due over 12 months)	13.2	—	2.5	(1.3)	—	—	0.6	15.0

Hedging derivatives	15.8	—	(15.4)	—	—	—	—	0.4

TOTAL	61.2	0.0	17.2	(1.8)	—	—	0.1	76.7

Additions to the item Investments relate to both the equity investments that form part of the AD4Venture equity investment operation, totalling EUR 5.1 million, and the subscription by the subsidiary RTI S.p.A. of a 5.618% equity interest in the companies Prosiebensat.1 Digital Content GP LTD and Prosiebensat.1 Digital Content LP, which operate on the major free on-line video distributions platforms, for a total amount of EUR 25 million. Other changes consisted of the reclassification to non-current assets held for sale of the equity investment held in the company ISalud Health Service, following sale agreements made in December by Mediaset España. The sale was completed in the first quarter of 2018.

The item Financial receivables mainly includes EUR 7.0 million of receivables from associates and EUR 3.7 million of loans granted by the Mediaset España Group to the company Pegaso Televisión Inc.

The item Hedging derivatives mainly refers to the non-current portion of the fair value of derivatives used to hedge the foreign exchange and interest rates.

7.8 Deferred Tax Assets and Liabilities

	31/12/2017	31/12/2016

Deferred tax assets	512.7	518.3
Deferred tax liabilities	(133.2)	(124.4)

Net position	379.4	393.9

The deferred tax assets and liabilities shown above are calculated on the basis of temporary differences between the amounts recognised in the financial statements and the corresponding amounts recognised for tax purposes.

Deferred tax assets and liabilities are measured on the basis of the current tax rates applicable at the time the differences are offset.

Tax assets and liabilities arising from actuarial valuations of defined benefit plans, movements in hedging reserves for future cash flows and the effects of consolidation adjustments recognised at equity are recognised directly through shareholders’ equity.

The following tables show the breakdown of changes in deferred tax assets and deferred tax liabilities for the two years.

			Through
	Balance at	Through Income	Shareholders’	Business		Balance at
DEFERRED TAX ASSETS	1/1	Statement	Equity	combinations	Other changes	31/12

2016	409.4	107.1	(0.1)	1.2	0.6	518.3
2017	518.3	(21.9)	10.5	0.5	5.3	512.7

			Through
DEFERRED TAX	Balance at	Through Income	Shareholders’	Business		Balance at
LIABILITIES	1/1	Statement	Equity	combinations	Other changes	31/12

2016	(83.0)	6.3	(3.7)	(40.2)	(3.8)	(124.4)
2017	(124.4)	4.1	4.4	(10.3)	(7.0)	(133.2)

Credits/(debits) through profit or loss, relating to Deferred tax assets, included EUR 61.8 million in proceeds from tax losses transferred in 2017 by companies scoped into the Italian tax consolidation arrangement, as they did not generate taxable income in the reporting year; EUR 22.7 million of deferred tax assets generated in the year as a result of temporary differences between the carrying amounts and the corresponding values for tax purposes; and EUR 106.4 million of uses (of which EUR 18.9 million relating to the Mediaset España Group). Deferred tax liabilities included EUR 1.6 million of provisions for deferred tax liabilities and EUR 5.7 million of uses in the year.

The item Tax charged to equity includes the changes in deferred tax assets and liabilities relating to the valuation reserve for cash flow hedging derivatives and reserves for actuarial gains and losses.

The item business combinations refers to the final allocations of the purchase price paid for the acquisition by RTI in July of 100% of the share capital of Radio Subasio S.r.l. and Radio Aut S.r.l. and for the acquisitions made by the EI Towers Group during the year, as reported in Note 5 Business combinations.

With regard to deferred tax assets, Other changes mainly included reclassifications of deferred tax assets and deferred tax liabilities.

The tables below provide details of the temporary differences giving rise to deferred tax assets and liabilities for the last 2 years.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2017	differences	31/12/2016

Deferred tax assets related to:

Property, plant and equipment	8.1	3.0	3.6	0.9
Non current intangible assets	61.5	19.8	96.8	26.8
Television and movie rights	243.0	59.0	341.5	82.8
Provision for receivables write-off	51.3	12.3	52.5	13.3
Provisions for risks and charges	130.0	34.1	202.2	50.9
Post-employment benefit plans	40.6	9.7	39.8	9.6
Provisions for equity investments write-off	158.0	39.5	217.0	54.3
Inventories	6.9	1.9	6.3	1.7
Hedging derivatives	43.6	10.5	1.3	0.3
Tax losses that can be brought forward	855.1	205.2	639.9	153.6
Other temporary differences	210.8	52.6	222.5	55.4
Consolidation adjustments	233.1	65.0	246.5	68.8

Total	2,041.9	512.7	2,070.0	518.3

Deferred tax assets amount to EUR 512.7 million and, in addition to the tax effects relating to consolidation adjustments for EUR 65.0 million, include EUR 101.0 million for temporary differences generated within the Mediaset España Group, EUR 6.0 million for the EI Towers Group, EUR 0.8 million for Radiomediaset and its subsidiaries and EUR 339.2 million for the Italian tax consolidation area, including EUR 205.2 million for the totality of IRES tax losses that can be carried forward indefinitely within the tax consolidation area (EUR 855.1 million).

The recognition of deferred tax assets is based on the forecasts of expected taxable income for future years. With particular reference to tax losses generated into Italian tax consolidation perimeter, the recoverability test has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

Deferred tax assets relating to the item Provisions for equity investment write-downs included an amount of EUR 39.3 million for the tax effect resulting from the write-down for impairment in previous years by Mediaset España of the investment held in Edam Acquisition Holding I Cooperatief U.A.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2017	differences	31/12/2016

Deferred tax liabilities related to:

Non current tangible assets	22.2	6.1	21.2	5.8
Non current intangible assets	405.8	118.3	374.2	102.9
Television and movie rights	—	—	—	—
Provision for receivables write-off	1.2	0.3	1.2	0.3
Post-employment benefit plans	30.8	7.4	29.5	7.2
Hedging derivatives	2.0	0.5	18.8	4.5
Other temporary differences	2.0	0.5	12.9	3.6
Consolidation adjustments	0.5	0.1	0.3	0.1

TOTAL	464.4	133.2	458.1	124.4

The most significant components of intangible assets included the EUR 13.5 million tax effect from customer relations, which was recognised under intangible assets following the purchase price allocation process conducted by the subsidiary EI Towers S.p.A.; the EUR 20.3 million tax effect resulting from the final allocation of the purchase price paid for the acquisition last year of the Finelco Group; and EUR 7.4 million arising from final allocation of the purchase price paid for the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l., as reported in the section Business combinations.

8 CURRENT ASSETS

8.1 Inventories

The item at the reporting date breaks down as follows:

			31/12/2016 Net	31/12/2015 Net
	Gross	Write-downs	value	value

Raw and ancillary materials, consumables	5.1	(2.6)	2.5	3.4
Work in progress and semi-finished products	2.2	—	2.2	2.2
Finished goods and products	32.0	(3.2)	28.8	27.5

Totale	39.3	(5.8)	33.5	33.0

Raw materials, ancillary materials and consumables mainly include replacement parts for radio and television equipment. The write-down reported was for materials with slow turnover, which were written down to bring them into line with their estimated net realisable value .

Work in progress and semi-finished goods mainly include production sets and television productions in the making.

Finished goods and products mainly include:

•                  television productions mainly attributable to R.T.I. S.p.A. totalling EUR 13.9 million (EUR 18.0 million at 31 December 2016) and to the Mediaset España Group for a total of EUR 5.8 million;

•                  cam, smart card and set-top box/bundle stocks for Mediaset Premium totalling EUR 1.3 million (EUR 1.4 million at 31 December 2016);

•                  television broadcasting rights expiring within one year, for the residual amount until their expiry, totalling EUR 1.6 million (EUR 2.1 million at 31 December 2016);

•                  products held for sale to large-scale retailers and B2C customers for a total of EUR 3.6 million (EUR 2.4 million at 31 December 2016)

8.2 Trade receivables

The item at the reporting date breaks down as follows:

	Balance at 31/12/2017
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2016

Receivables from customers	1,081.0	1,079.1	1.9	1,199.0
Receivables from related parties	57.0	57.0	—	59.0

Total	1,138.0	1,136.1	1.9	1,258.0

The item Receivables from customers includes EUR 118.6 million of receivables due from Sky Italia S.r.l. (EUR 336.9 million at 31 December 2016) for the sub-licensing of the D package of the tender award for the broadcasting rights to the Serie A League Championship for the 2016–2018 seasons.

The breakdown by type, risk class, concentration and maturity is reported in Note 14 below.

The breakdown of receivables from related parties is reported in Note 16 below (Related-Party Transactions).

8.3 Tax Credits, Other Receivables and Current Assets

8.3.1 Tax credits

This item, amounting to EUR 55.4 million (EUR 53.3 million at 31 December 2016) includes EUR 31.4 million relating to net credits due from the tax authorities to the Group’s Italian companies scoped into the Italian tax consolidation arrangement (EUR 30.5 million at 31 December 2016).

In addition, this item included EUR 8.2 million (EUR 8.7 million at 31 December 2016) representing the net IRAP tax position for Group companies with respect to advances paid, and EUR 15.2 million (EUR 13.6 million at 31 December 2016) for the tax credits of the subsidiary Mediaset España S.A..

8.3.2 Other receivables and current assets

	31/12/2017	31/12/2016

Other receivables	101.9	166.8
Prepayments and accrued income	112.9	122.1

TOTAL	214.8	288.8

Other receivables mainly include:

•                  advances totalling EUR 40.1 million to suppliers, contractors and agents, paid to advertising professionals and suppliers, and to suppliers, artists and professionals involved in television productions (EUR 49.6 million at 31 December 2016);

•                  receivables totalling EUR 19.6 million due from factoring companies for the transfer of trade receivables without recourse, for which settlement by the factor had not occurred at the reporting date. During the year a total of EUR 514.0 million (EUR 503.5 million at 31 December 2016) of receivables were sold without recourse to factoring companies;

•                  the current portion, amounting to EUR 1.3 million, of the receivable from the associate Boing relating to the sale of the business unit on 1 April 2013.

Accrued income and prepayments, of which EUR 12.7 million relating to the Mediaset España Group, mainly consist of costs attributable to future years relating to:

•                  EUR 56.7 million in prepayments on broadcasting rights not yet disputed for UEFA Champions League matches for the 2017/2018 season, acquired from Union des Associations Européennes de Football;

•                  EUR 1.5 million in H3G band costs due to the company 3Lettronica Industriale S.p.A.;

•                  EUR 20.5 million in costs connected with the DVB-T reconfiguration of third-party digital networks;

•                  EUR 1.8 million in smart card costs and vouchers.

8.4. Current financial assets

	31/12/2017	31/12/2016

Financial receivables (due within 12 months)	20.0	29.3
Securities	—	9.8
Financial assets for hedging derivatives (cash flow hedge)	0.2	9.9
Financial assets for derivatives with no hedging purpose	0.1	6.3

Total	20.3	55.2

Current financial receivables include EUR 15.8 million (EUR 19.0 million at 31 December 2016) in government subsidies for movie productions made by Medusa Film S.p.A. and Taodue, which had been approved but not paid at the reporting date; EUR 1.6 million in relation to current accounts managed by Mediaset S.p.A. on behalf of associates and joint ventures; and EUR 2.5 million in receivables due from associates.

The change in the item Securities and other current financial assets was driven by the sale of bonds held by the subsidiary Mediaset Investment S.a.r.l.

Financial assets for hedging derivatives consisted almost exclusively of the current portion of the fair value of foreign exchange derivatives.

Financial assets for derivatives with no hedging purpose show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

8.5 Cash and Cash Equivalents

Below is a breakdown of the item:

	31/12/2017	31/12/2016

Bank and postal deposits	172.6	328.2
Cash in hand and cash equivalents	0.1	0.5

Total	172.7	328.8

Of the total amount, EUR 134.1 million referred to Mediaset España Group. A more detailed breakdown of changes in cash and cash equivalents is reported in the consolidated cash flow statement.

NOTES ON MAIN

SHAREHOLDERS’ EQUITY AND LIABILITY ITEMS

9 SHARE CAPITAL AND RESERVES

Main items composing the Shareholders’ Equity and relevant changes are:

9.1 Share Capital

At 31 December 2017 the share capital of the Mediaset Group, issued by the Parent, was fully subscribed and paid up. It is made up of 1,181,227,564 ordinary shares with a par value of EUR 0.52 each, for a total value of EUR 614.2 million. No changes occurred during the year.

9.2 Share Premium Reserve

At 31 December 2017, the share premium reserve amounted to EUR 275.2 million. No changes occurred during the year.

9.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provided authorisation to the Board of Directors for purchases of up to 118,122,756 shares (10% of share capital).

	2017		2016
	Number of shares	Book value	Number of shares	Book value

Balance at 1/1	44,825,500	416.7	44,825,500	416.7
Additions	—	—	—	—
Disposals	—	—	—	—

Balance at 31/12	44,825,500	416.7	44,825,500	416.7

No treasury shares were purchased or sold in 2017. At 31 December 2017, the carrying amount of the treasury shares was EUR 416.7 million, consisting of 1,895,500 shares earmarked to service approved stock option plans and 42,930,000 shares acquired on 13 September 2005 and 8 November 2005 under a share buyback programme approved by shareholders.

9.4 Other reserves

	31/12/2017	31/12/2016

Legal reserve	122.8	122.8
Equity investment evaluation reserve	(6.2)	(6.2)
Consolidation reserve	(79.1)	(79.1)
Reserves for minority transaction	446.1	466.2
Other reserves	324.4	324.3

TOTAL	808.0	828.0

The change for the year in the item Reserves for minority transactions shows the effects of the purchase by RTI S.p.A. of 11.11% of the share capital of the company Mediaset Premium from the Telefonica Group, as reported in the section Key information relating to the scope of consolidation.

9.5 Valuation reserves

	31/12/2017	31/12/2016

Cash flow hedge reserve	(31.5)	15.3
Stock option plans	5.8	2.8
Actuarial Gains/(Losses)	(28.3)	(28.1)

TOTAL	(54.0)	(10.0)

The table below shows the changes in these reserves over the year.

		Stock option
	Cash flow	and incentive	Actuarial	Total valuation
	hedge reserve	plans	Gains/(Losses)	reserves

Balance at 31/12/2016	15.4	2.8	(28.1)	(10.0)
Increase/(decrease)	(1.1)	3.4	(0.3)	2.0
Through Profit and Loss account	(0.3)	—	—	(0.3)
Opening balance adjustment of the hedged item	8.7	—	—	8.7
Fair value adjustments	(69.1)	—	—	(69.1)
Deferred tax effects	14.8	—	0.1	14.9
Other changes	—	(0.4)	—	(0.4)

Balance at 31/12/2017	(31.5)	5.8	(28.3)	(54.0)

The Valuation reserve for financial assets for cash flow hedging purposes is connected with valuations of derivative instruments designated as hedges against the foreign exchange risk associated with the acquisition of television and movie broadcasting rights in foreign currencies, or as hedges against the interest rate risk associated with medium and long-term financial liabilities.

The Reserve for stock option plans at 31 December 2017 consisted of the contra-entries for costs accrued, measured in accordance with IFRS 2, relating to medium-long term incentive plans adopted by Mediaset S.p.A. The change for the year was driven by EUR 3.4 million in costs accruing under incentive plans issued by the Mediaset Group in 2015, 2016 and 2017.

The Reserve for actuarial gains/(losses) consists of components arising from the actuarial valuation of defined benefit plans, recognised directly through shareholders’ equity.

The change in the Valuation reserve for financial assets for cash flow hedging purposes and the Valuation reserve for actuarial gains/(losses), before tax, is shown in the Comprehensive Income Statement.

9.6 Retained earnings

The change compared to 31 December 2016 was primarily due to the change in the percentage interest held in Mediaset España and in EI Towers following the buyback of own shares and the allocation of the loss for the previous year.

10 NON CURRENT LIABILITIES

10.1 Post-employment Benefits Plans

Employee leaving indemnities due to eligible workers under Italian legislation qualify as post-employment benefits for the purposes of IAS 19 and must therefore be recognised in the financial statements on the basis of actuarial valuations.

The valuations of the Group’s obligations to its employees were carried out by an independent actuary, according to the following steps:

•                  projected estimate of the cost of employee leaving indemnities already accrued at the valuation date up to the future point in time when employment contracts will terminate, or the when the accrued amounts may be paid in part as advances on the entitlement;

•                  discounting, at the valuation date, of the expected cash flows the Group will pay to its employees in the future;

•                  re-proportioning of the allocation of the discounted benefits on the basis of employee length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by the Group.

The actuarial valuation of employee leaving indemnities in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. specific calculations were made for each Mediaset Group employee at the valuation date, without taking into account any future hires .

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions are summarised below:

Demographic assumptions

Death probability	ISTAT survival table, divided by age and gender, 2016

Probability of leaving the Group

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data. The employee attrition probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists). For staff on temporary contracts, the development time horizon was taken to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date. The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget,” (converted with amendments by Law 214 of 22 December 2011) and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2012.

TFR advance	Frequencies of advances and average percentage of TFR requested in advance have been taken from the observation of historical data for each company of the Group

Supplementary retirement schemes

Those who fully transfer their TFR to supplementary pensions release the company from TFR obligations, and thus, are not the subject of valuation. On the other hand, for other employees, valuations were done taking into account the decisions actually made by employees updated to 31 December 2017.

Economic-financial assumptions

Inflation rate

Inflation trends were taken from the document “Update of 2017 Economic and Financial Document” with the rate set to the planned inflation rate of 1,2% for 2016 and 1.5% for the next years as a weighted planned inflaction scenario.

Discount rates

Pursuant to IAS 19, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date. In this regard, the “Composite” interest rate curve was used for securities issued by corporate issues with an AA rating in the “Investment Grade” category in the eurozone as of 31 December 2017 (source: Bloomberg).

Changes in provisions for employee leaving benefits are summarised in the following table:

	2017	2016

Balance at 1/1	91.8	89.1
Service Cost	0.4	0.3
Actuarial (gains)/losses	0.4	6.0
Interest Cost	(0.2)	—
Indemnities paid	(7.5)	(7.6)
Business Combination	0.6	4.0
Other changes	—	—

Balance at 31/12	85.5	91.8

The table below shows the amount of the liability in response to changes in the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Economic and financial assumptions		DBO	Service cost
	+50 b.p.	82.3	0.4
Discount rate curve
	-50 b.p.	88.9	0.4

	+50 b.p.	87.6	0.4
Inflation rate
	-50 b.p.	83.5	0.4

Demographic/Actuarial assumptions		DBO	Service cost
	+50 b.p.	85.6	0.4
Wage increases
	-50 b.p.	85.4	0.4
	+50%	84.9	0.4
Probability of termination of the employment relationship
	-50%	86.3	0.4
	+50%	85.5	0.4
Change in TFR accrued
	-50%	85.5	0.4

10.2 Financial liabilities and payables

	31/12/2017	31/12/2016

Due to banks	949.6	395.7
Corporate bond	372.7	600.3
Due to other financial institutions	1.3	7.5
Financial liabilities on hedging derivatives (non current stake)	15.3	0.6
Other financial liabilities	0.3	0.1

TOTAL	1,339.1	1,004.1

Financial payables (non-current) refer to the portion of committed credit facilities (revolving and term loans) maturing beyond 12 months held by Mediaset S.p.A. and EI Towers S.p.A. These payables are recognised in the financial statements using the amortised cost method.

A breakdown of the change of EUR 553.9 million for the year is provided below:

•                  drawdown of the committed credit facility agreed with UniCredit S.p.A. last year for a total nominal amount of EUR 150 million;

•                  partial drawdown of a new committed credit facility agreed with UniCredit S.p.A. on 18 July 2017 for a total nominal amount of EUR 20 million;

•                  new committed credit facility agreed with UBI Banca S.p.A. on 8 February 2017 for a total nominal amount of EUR 50.0 million;

•                  new committed credit facility agreed with UBI Banca S.p.A. on 4 December 2017 for a total nominal amount of EUR 50.0 million;

•                  new credit facility maturing in May 2020 taken out by the EI Towers Group for a total nominal amount of EUR 18 million.

•                  new credit facility maturing in October 2021 taken out by the EI Towers Group for a total nominal amount of EUR 270 million.

Existing loans and credit facilities are subject to financial covenants on a consolidated basis as summarised below:

financing counterpart	covenant	checking period
Intesa - S.Paolo	Net Financial Position/EBITDA less than 2	6 months
Net Financial Position/EBITDA less than 2
Unicredit		6 months

Net Financial Position/Equity less than 2
Net Financial Position/EBITDA less than 2
Mediobanca		6 months
EBITDA/Net Financial Charges equal or more than 10
Net Financial Position/EBITDA less than 2
BNL		6 months
Net Financial Position/Equity less than 2
	Net Financial Position/EBITDA less than 3,25	6 months
Pool of banks
	Change of control	At event
UBI (Gruppo EITowers)	Change of control	At event

Any breach of financial covenants, both for the loans and credit facilities, will require Mediaset S.p.A. and Ei Towers to repay all amounts drawn. To date these parameters have been met.

At 31 December 2017, approximately 59.2% of all approved credit facilities were committed facilities.

The following table shows the effective interest rates and financial charges expensed in the income statement for loans recognised using the amortised cost method and the fair value calculated on the basis of year-end markets rates.

		Financial
	IRR	Charges	Fair Value
Intesa - S.Paolo	0.82%	1.2	152.7

Unicredit 2016.9.29	0.82%	0.3	206.2

Unicredit 2017.7.18	0.97%	0.1	20.8

Mediobanca	1.38%	1.4	104.8

BNL	0.39%	0.4	100.2

UBI 2017.2.8	0.62%	0.3	50.5

UBI 2017.12.4	0.65%	0.0	51.3

Pool di banche (EITowers)	0.62%	0.1	275.6

UBI (EITowers)	0.56%	0.1	30.1

The item Corporate bonds refers to the non-current portion of corporate bonds issued by Mediaset S.p.A. and recognised in the financial statements at amortised cost, applying an internal rate of return. The change in this item refers to the early repayment of the bond issued by the subsidiary EI Towers.

The following table shows the key details of the corporate bonds issued by the Mediaset Group.

		Notional
Issuer	Issuing date	Value	Duration	Notional rate	IRR	amortized cost

Mediaset S.p.A.	24th October 2013	375.0	5 years	5.125%	5.42%	391.8

Payables due to other financial institutions mainly refer to loans received to finance co-production and movie distribution activities totalling EUR 1.0 million (EUR 1.0 million at 31 December 2016).

Other financial liabilities refers to loans payable by the subsidiary Mediaset España.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of derivatives hedging interest rate risk and derivatives hedging foreign currency risk.

10.3 Provisions for risks and charges

The following is a breakdown of the provisions and their changes:

	31/12/2017	31/12/2016
Balance at 1/1	250.7	116.9
Provisions made during the period	88.5	202.5
Provisions used during the period	(158.1)	(69.0)
Financial charges	0.2	0.2
Other changes/Business combinations	—	0.1
Balance at 31/12	181.2	250.7

Of which:
current	131.9	154.3
non current	49.4	96.4
Total	181.2	250.7

Risk provisions at 31 December 2017 mainly refer to legal proceedings totalling EUR 24.7 million (EUR 22.5 million at 31 December 2016), staff disputes totalling EUR 8.0 million (EUR 7.7 million at 31 December 2016) and contractual risks totalling EUR 100.0 million (EUR 86.0 million at 31 December 2016), of which risks relative to the under-utilisation of artistic resources compared to contractual agreements totalling EUR 35.1 million (EUR 35.7 million at 31 December 2016).

The changes for the year include the use of EUR 82.4 million of funds allocated in 2016 for a total amount of EUR 123.6 million that, in accordance with IAS 37, reflect the costs of some long-term contracts for sports events.

Below is an update at 31 December 2017 of the main lawsuits pending and contingent liabilities associated with them, which were also reported in the financial statements of previous years and the interim statements for the year.

By order no. 25462 of 13 May 2015, the Italian Antitrust Authority approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI — Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU). On 14 April 2016, the AGCM sentenced RTI and Mediaset Premium to a fine of EUR 51.4 million. With a ruling of 23 December 2016, the Lazio Regional Administrative Court upheld the companies’ appeal and annulled the fine. The AGCM challenged the ruling in the State Council. At the closing date of these consolidated financial statements, the relative hearing was not settled.

During the year, the subsidiary company Publitalia ‘80 had recourse to a procedure to define a pending litigation governed by art. 11 of legislative decree 24 April 2017 n. 50. In particular, it determined the tax assessment notices for the years from 2003 to 2007. The cost of the definition involved a payment of 2.7 million euros, of which 2.4 million euros were already allocated to the provision for risks in the financial statements ended 31 December 2016.

It should be noted that Publitalia ‘80 also proceeded to define pursuant to art. 15 Co. 1 D. Legislative Decree n. 218 of 1997 the assessment notice given on 7 August 2017 for the 2008 tax period. § The closure of this assessment resulted in a payment of EUR 0.5 million, already allocated to the provision for risks last year.

On 21st June, Publitalia’80 S.p.A. was notified of the legal proceedings brought by the Bankruptcy of the company Radio e Reti S.r.l. in relation to the alleged breach of agreements made between those companies, which were already subject to civil proceedings brought by Radio e Reti S.r.l., which ended with a favourable ruling for Publitalia’80 S.p.A. on January 2013 that had not been appealed. The first hearing for this dispute has been set at 6 November 2017.

It should be noted that on 2 January 2018 an assessment for fiscal year 2012 was received in relation to IRES with which the Italian Tax Authority challenged the non-accounting of certain items that should have been recorded on the income statement under the reconstruction of the office. On 16 February 2018, Mediaset S.p.A., as the consolidating entity, submitted the IPEC Form to request a deduction of the consolidated tax losses from the higher taxable income ascertained of 13 million euros. The notice of assessment will be challenged in accordance with the law before the Provincial Tax Commission.

Regarding Mediaset España, an update of the main lawsuits pending and contingent liabilities associated with those reported in the financial statements at 31 December 2016 is provided below.

In February 2018, Mediaset España was notified by the Comision Nacional de los Mercados y Competencia (CNMC) of the initiation of an assessment procedure (in parallel with one on Atres Medias) relating to a possible infringement of Article 1 of the Ley de Defensa de la Competencia (LDC) due to possible restrictive practices of the Spanish advertising market undertaken by Mediaset and Atres Media. Mediaset España believes that these allegations are groundless and denies the existence of any agreement with the main competitor. For this reason, Mediaset España is confident of a favourable resolution of the dispute.

As reported in the 2013 financial statements, the Spanish financial authority (Dependencia de Control Tributario y Adeanuero de la Delegación Central de Grandes Contribuentes) made an assessment against Mediaset España, with a finding of application of certain tax calculation rules called “Tasa juegos, suerte, envite y azar: Rifas y tombola y Tasa de juego” for the tax periods from 2008 to 2011 for a total amount of EUR 9.0 million in relation to the program called Call-TV. This complaint was immediately challenged before the administrative tribunal, claiming that the criteria established by the same tax administration were used on previous occasions and with reference to identical transactions. The ruling of 14 March 2016 of the Session Septima de la Sala de lo Contencioso Administrativo rejected the appeal by soliciting a settlement agreement. This sentence was appealed before the Supreme Court. The ruling of 11 October 2017 of the Supreme Court refused the appeal of Medaset España on the matters of substance. On 15 November, Mediaset made a nullity application against this ruling, recognising that the tax administration violated the principles of legitimacy and trust by adopting a decision based on non-existent or blatantly incorrect premises. The ruling cannot be considered definitive based on these premises and it is necessary to wait until the resolution of the nullity application. As a result, the company has made appropriate provisions for this dispute.

11 CURRENT LIABILITIES

11.1 Financial payables

	31/12/2017	31/12/2016

Loans	18.3	3.2
Credit lines	203.0	155.1

Total	221.3	158.3

Loans refer to the current portion of committed credit facilities. The change compared to the previous year was mainly driven by the current portion of new loans taken out by the EI Towers Group.

All credit facilities are subject to floating interest rates and refer to short-term advances with a due date set formally at one year and are renewable. The fair value of credit facilities is the same as their carrying amount. The change for the period of EUR 61.1 million was driven by the greater use of short-term financing.

11.2 Trade and other payables

	Balance at 31/12/2017
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2016

Due to suppliers	1,084.1	1,054.2	29.9	1,686.2
Due to related parties	54.4	54.4	—	79.7

Total	1,138.5	1,108.6	29.9	1,765.8

This item mainly included trade payables for the licensing of television and movie broadcasting rights for EUR 625.6 (EUR 1,240.1 million at 31 December 2016) and payables for the purchase and production of TV programmes and amounts due to television artists and professionals for EUR 338.1 million (EUR 345.4 million). In these items are included:

•                  EUR 199.9 million due to rights owners for the licensing of television rights to the supplier Lega Nazionale Professionisti Serie A for the 2016–2018 period

•                  EUR 56.8 million due to the Union des Associations Europeennes de Football for the purchase of broadcasting rights to the 2016–2018 Champions League seasons;

•                  EUR 7.8 million due to Infront Italy S.r.l. for the purchase of archive rights connected with the broadcasting rights to the 2016-2018 Serie A football seasons;

Amounts due to related parties include payables to associates, affiliates and the parent company. Details of these payables are provided in Note 16 below (Related-Party Transactions).

11.3 Current Tax Payables

This item, amounting to EUR 2.8 million (EUR 5.2 million at 31 December 2016) includes payables to the tax authorities for companies not scoped into the tax consolidation arrangement, and taxes payable by foreign companies.

11.4 Other Financial Liabilities

	31/12/2017	31/12/2016

Corporate bond	19.2	338.9
Due to other financial institutions	33.7	33.4
Financial liabilities on derivatives with no hedging purpose	4.1	0.1
Financial liabilities on hedging derivatives	14.9	0.3

Total	71.8	372.7

Corporate bonds refers to current amounts of bonds issued by Mediaset Group companies (reported in the note on Financial liabilities and payables), consisting of interest accruing at 31 December 2017 that will be paid in 2018. The change compared to 2016 was mainly driven by the repayment of the 7-year corporate bond on 1 February for a total of EUR 313.6 million.

Payables to other financial institutions mainly consist of payables to factoring companies totalling EUR 0.2 million (EUR 2.2 million at 31 December 2016); current account facilities with associates and joint ventures totalling EUR 28.1 million (EUR 24.0 million at 31 December 2016); and loans totalling EUR 4.7 million (EUR 4.5 million at 31 December 2016) received to finance movie development, distribution and production operations.

Financial liabilities on derivatives with no hedging purpose refer to the fair value of derivative instruments (for which hedge accounting has not been applied), held to hedge the risk of changes in the fair value of items recognised in the financial statements.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of IRS derivatives hedging the interest rate risk associated with medium/long-term financial liabilities and derivatives hedging foreign currency risk.

11.5 Hedging Derivatives

The following is a breakdown of the financial assets and liabilities relating to hedging derivatives, reported earlier in Notes 7.7 (Other Financial Assets), 8.4 (Current Financial Assets), 10.2 (Financial Liabilities and Payables) and 11.4 (Other Financial Liabilities), showing the Group’s net position.

	Assets	Liabilities

Foreign currency forward contracts	0.1	(33.8)
Exchange rate collars contracts	0.6	(0.4)

Total	0.7	(34.2)

The table below shows the notional amount of derivatives designated as hedges against foreign exchange risk associated with future commitments for the acquisition of broadcasting rights and existing contracts.

	31/12/2017	31/12/2016

United States Dollars (USD)	653.8	905.4
Great Britain Pounds (GBP)	—	—

Total	653.8	905.4

With reference to the hedging of future commitments for the acquisition of broadcasting rights, the derivative contracts held at 31 December 2017 were made with maturities that reflect the expected time horizon within which these fixed assets will be formalised by contract and recognised in the financial statements. The income statement effect will be reflected in the amortisation of the assets as of the commencement date of the rights.

The following table states the horizon for the reference currency (US dollars), when cash flows are expected to appear.

	entro 12 mesi	12-24 mesi	oltre 24 mesi	Totale

2017	242,3	122,1	124,5	488,9

2016	252,9	230,4	246,6	729,9

11.6 Other Current Liabilities

	31/12/2017	31/12/2016

Due to social security institutions	22.8	23.2
Withholding tax on employees’ wages and salaries	15.9	17.0
VAT payables	7.5	14.1
Other tax payables	12.3	15.3
Advances	21.4	23.6
Other payables	91.8	85.0
Accrued and deferred income	53.3	57.3

Total	224.9	235.4

Other tax payables include EUR 6.4 million (EUR 6.7 million at 31 December 2016) in allocations by the subsidiary Mediaset España, representing 3% of its gross advertising revenues, as per Spanish Law 8/2009 on the funding of the Spanish Radio and Television Corporation (RTVE).

Other payables consist primarily of amounts due to personnel.

Accrued and other deferred income includes EUR 6.3 million (EUR 8.5 million at 31 December 2016) of revenues from the sale of smart cards, vouchers and cams not accruing to the year and EUR 26.2 million of deferred income from penalty charges invoiced for the non-payment of subscription fees (these revenues will be recorded at the time of collection).

11.7 Net Financial Position

In accordance with Consob Communication 6064293 of 28 July 2006, here we report the breakdown of the consolidated net financial position, showing the Group’s current and non-current net financial debt. For each of the items reported, reference is given to the relative explanatory note. For a breakdown of changes in the net financial position over the year, see the section on the Group’s balance sheet and financial structure in the Report on Operations.

	31/12/2017	31/12/2016

Cash in hand and cash equivalents	0.1	0.5
Bank and postal deposits	172.6	328.2
Securities	—	17.0

Total securities and liquidity	172.7	345.8

Current financial assets and receivables	33.2	28.3

Due to banks	(216.2)	(155.1)
Current portion of non current debt	(24.9)	(342.6)
Other current payables and financial liabilities	(33.6)	(35.6)

Current Net Financial Position	(274.7)	(533.3)

Curren Net Financial Position	(68.7)	(159.2)

Due to banks	(949.6)	(395.7)
Corporate bond	(372.7)	(600.3)
Other non current payables and financial liabilities	(1.2)	(7.2)

Non current financial debt	(1,323.4)	(1,003.2)

Net Financial Position	(1,392.2)	(1,162.4)

Below is a breakdown of certain financial position items; please refer as required to individual financial statement items for comments on the main changes in figures.

Securities at 31 December 2016 consisted of bonds held by the subsidiary Mediaset Investments S.a.r.l.

Receivables and other current financial assets include the fair value of derivatives hedging against foreign exchange risk exceeding the change in the foreign-currency payables hedged and the fair value of the derivatives designated as hedges against interest-rate risk.

Current financial liabilities and payables include payables to factoring companies, current account arrangements with associates and joint venture and loans received to finance movie development, distribution and production operations, as reported in Note 10.4.

Other non-current financial payables and liabilities include non-current amounts of the fair value of derivatives held to hedge against interest rate risk and payables due to leasing companies.

Current amounts of non-current financial debt primarily consist of the current portion of the corporate bond, equal to EUR 19.2 million (EUR 338.9 million at 31 December 2016); the current portion of medium/long-term bank loans, equal to EUR 5.1 million (EUR 3.2 million at 31 December 2016); the current portion of finance leases, equal to EUR 0.3 million; and the current portion of the fair value of derivatives held to hedge against interest rate fluctuations, equal to EUR 0.3 million (EUR 0.6 million at 31 December 2016).

NOTES ON THE MAIN ITEMS OF THE STATEMENT OF INCOME

12.1 Revenues from sales of goods and services

Below is a breakdown of the main types of these revenues:

	2017	2016

Television advertising revenues	2,587.6	2,590.1
Other advertising revenues	130.1	112.6
Trading of TV rights and television production	41.9	42.0
Pay-tv subscriptions and sales of pre-paid cards	579.3	606.7
Sales of goods	18.0	14.4
Construction and maintenance of television equipment	152.1	142.0
Movie distribution	36.7	62.6
Other revenues	39.8	43.1

TOTAL	3,585.5	3,613.6

Revenues from the sale of television advertising include the revenues, net of agency commissions, from the sale of advertising space on free-to-air networks by Publitalia ’80 S.p.A.; revenues from the sale of advertising space on pay TV channels broadcast via digital terrestrial technology by Digitalia ‘08 S.r.l.; and revenues from the sale of advertising space on Spanish broadcasters of the Mediaset España Group by Publiespaña S.A. and Publimedia S.A. The item also includes revenues from the resale of television space through barter activity by Publitalia ’80 S.p.A. and Digitalia ’08.

Other advertising revenues relate to amounts due to the Group relative to revenues from advertising space on proprietary websites (managed by investees); revenues for teletext commercial services; advertising revenues from non-TV media, earned by Publieurope Ltd. and Publimedia S.A.; and amounts due to Monradio, Radiomediaset, Radio Subasio and Radio Aut (for the latter two, starting from 1 August 2017) for radio advertising sales under the exclusive agency of Mediamond.

Revenues from the sale of TV rights and television productions mainly include revenues from the multi-platform sale of premium content and the sale of movie rights for home video and television.

Revenues from Pay-TV subscriptions are mainly generated by the sale of subscriptions and pre-paid cards relative to the Mediaset Premium offer and the Infinity offer.

The revenues from the sales of goods relate to teleshopping operations and advertising bartering activities.

Revenues from construction and maintenance of television equipment mainly relate to the income paid in return for the use of transmission capacity on digital terrestrial television networks. This item also includes revenues from the sale of equipment by Elettronica Industriale S.p.A. to external customers, and hosting and maintenance services provided to television and telecommunications operators by the EI Towers Group.

Movie distribution revenues include the movie distribution revenues of Mediaset España and rental of movies to cinema operators throughout Italy by Medusa Film.

Other revenues mainly includes royalties relating to merchandising, income from telephone traffic originating from the interaction of various TV productions on the Mediaset and Mediaset España networks, and the sale of multimedia content and services to telephone service providers.

Revenue breakdown by geographical area

Below is a breakdown of revenues by geographical area, according to the customer’s country of residence:

	2017	2016

Italy	2,489.9	2,577.7
Spain	961.9	966.3
Other EU Countries	81.3	41.7
North America	24.7	8.0
Other Countries	27.6	19.9

TOTAL	3,585.5	3,613.6

Concentration of revenues

None of the income receivable from individual customers amounts to or exceeds 10% of the net consolidated revenues.

12.2 Other revenues and income

This item mainly includes non-core revenues and income, revenues from property rents and leases and contingent assets.

12.3 Personnel expenses

Personnel expenses decreased from EUR 540.25 million in 2016 to EUR 531.5 million in 2017.

	2017	2016

Ordinary pay	282.9	269.7
Overtime	14.0	15.0
Special benefits	28.1	41.6
Additional salary period (13th and 14th salary period)	40.4	39.7
Accrued holiday pay	0.0	0.9

Total wages and salary	365.4	367.0

Social security contributions	105.5	104.8
Employee severence indemnity	0.4	0.1
Stock Option Plans/ M/L term incentives	3.4	2.1
Other expenses and layoff	56.9	66.3

Total personnel expenses	531.5	540.2

The item Stock Option Plans/MLT incentives includes expenses accruing to the year 2017 for medium/long-term incentive plans allocated by Mediaset S.p.A. in 2015, 2016 and 2017.

Other expenses include leaving incentives and short-term benefits for employees (other than wages, salaries, contributions and paid leave), such as medical assistance, company cars, meal services and other free or subsidized goods and services. The item also includes compensation paid to salaried directors of Group companies, totalling EUR 6.8 million (EUR 6.8 million at 31 December 2016), of which EUR 4.2 million relating to the Mediaset España Group (EUR 4.2 million at 31 December 2016).

12.4 Purchases, services and other costs

	2017	2016
Purchases	110.1	128.8

Change in the inventories of raw materials, work in progress, semi-finished and finished goods	(40.9)	(79.0)

Consultants, temporary staff and services	231.5	241.6

Production services and purchase of television products	602.6	719.3

Publisher’s fees and other fixed fees (“minimi garantiti”)	42.0	44.7
Advertising spaces and public relations	29.8	37.9
EDP	23.2	25.6
Personnell search, training and other costs	11.1	12.3
Other services	343.7	347.8
Total services	1,283.9	1,429.1

Leasing and rentals	233.2	249.1

Provisions for risks	36.9	154.1

Other operating costs	63.8	72.7

Total purchases, service and other costs	1,686.9	1,954.8

Purchases include EUR 50.3 million relating to the acquisition of broadcasting rights with a term of less than 12 months (EUR 63.9 million at 31 December 2016).

Other services mainly refer to trade association costs for the use of intellectual property rights of EUR 102.1 million (EUR 98.6 million at 31 December 2016); costs for customer care activities primarily relating to Mediaset Premium of EUR 28.1 million (EUR 34.0 million at 31 December 2016); and EUR 40.1 million of maintenance and operating costs for the broadcasting networks (EUR 41.5 million at 31 December 2016). The item also includes costs for commissions, utilities, and banking and insurance fees.

Leasing and rentals include EUR 154.8 million relating to the transmission of television signals (EUR 145.4 million at 31 December 2016); EUR 13.8 million of royalties (EUR 32.0 million at 31 December 2016); and EUR 40.7 million relating to rents and leases, mainly for television studios and equipment and office space (EUR 48.2 million at 31 December 2016).

The change in provisions for risks was mainly driven by the allocation of EUR 123.6 million of provisions at 31 December 2016 to cover the costs of some long-term contracts for sports events.

Other operating costs include costs relating to the contribution of 3% of the gross advertising sales of the Mediaset España Group in accordance with the industry sector law on funding public television.

12.5 Amortisation, depreciation and write-downs

	2017	2016

Amortisation of TV and movie rights	954.3	1,084.5
Amortisation of other intangible assets	52.9	45.9
Amortisation of tangible assets	76.0	80.2
Write-downs/(Reversal) of TV and movies rights	2.9	135.9
Write-downs/(Reversal) of fixed assets	0.2	0.2
Write downs of receivables	9.8	14.4

Total amortisation, depreciation and write-downs	1,096.1	1,361.1

Last year the item Write-downs/(write-backs) of television broadcasting rights included a EUR 133.0 million impairment loss recognised on the basis of assessments conducted on the recoverability at 31 December 2016 of long-term sports broadcasting rights contracts.

12.6 Financial expenses

	2017	2016

Interests on financial liabilities	(40.8)	(49.3)
Financial expenses on securities	(0.6)	(0.1)
From derivative instruments	(0.3)	(41.9)
Other financial losses	(5.2)	(10.1)
Foreign exchange losses	(37.8)	(23.4)

Total financial losses	(84.7)	(124.7)

Interest expense on financial liabilities includes the interest expense for the period on corporate bonds issued by the Mediaset Group and the EI Towers Group totalling EUR 34.6 million (EUR 45.7 million at 31 December 2016).

Last year, Expenses on derivative instruments included the costs of hedging equity investments and charges for the early closure of derivative instruments designated as interest rate hedges on financial liabilities connected with the Mediaset Premium—Vivendi deal.

The change in other financial expenses was mainly driven by charges for the early repayment of committed credit facilities made last year.

12.7 Financial income

	2017	2016

Interests on financial assets	2.9	3.3
From derivative instruments	—	0.3
Other financial income	1.1	1.3
Foreign exchange gains	52.0	32.1

Total financial income	56.0	37.1

Foreign exchange gains include the effects of derivatives relating to the hedging of foreign currency exposure connected to commitments for the future acquisition of rights, and the effect of derivatives used to hedge against fluctuations in the exchange rates on financial statement items.

12.8 Financial income/expenses recognised according to IAS 39

The table below summarises the income and expenses recorded in the income statement, classified according to the IAS 39 categories. For more details see Note 13, which contains additional information on financial instruments and risk management policies.

	2017	2016

Trading derivatives	(1.2)	(24.0)
Liabilities evaluated with amortized cost method	(25.8)	(62.7)
Loans and receivables	(0.2)	1.4
Other financial income/(losses)	(1.5)	(2.4)

Total financial income/(losses)	(28.7)	(87.6)

Trading derivatives include net financial income and charges relating to derivatives used to hedge against the risk of fluctuating interest rates for medium/long term financial liabilities, and those used to hedge against fluctuating exchange rates.

Other financial income/(expenses) include the revenues relating to the time discounting of employee leaving indemnities and interest relating to the time discounting of provisions for risks expiring after 12 months.

12.8 Result from equity investments

This item includes the portion of net result of companies accounted using equity method including any impairment or recoveries, write-downs of equity investments classified as available for sale included under other non-current financial assets and the financial receivables related to them, allocations to the provision for risks on equity investments, and income from the collection of dividends and capital gains and losses.

	2017	2016

Result of equity investments valued with the equity method	8.4	8.0
Other equity investments	(0.0)	(0.1)
Write-downs of financial assets	0.3	(1.0)
Gain/(losses) from the sale of equity investments	0.1	(4.5)

Total income/(expenses) from equity investments	8.8	2.4

The result from equity investments valued with the equity method mainly includes costs and income related to the pro-rata recognition of profit from equity investments in associates and joint ventures. In particular:

•                  the equity investment held in Fascino Produzione Gestione Teatro S.r.l. generated a gain of EUR 1.6 million;

•                  the equity investment in La Fábrica de la Tele generated income totalling EUR 1.5 million;

•                  the equity investment in Boing S.p.A. generated income totalling EUR 3.4 million;

•                  income totalling EUR 0.6 million related to the equity investment in Tivù S.r.l..

Write-downs of financial assets refer to the write-down of financial receivables from the company Pegaso Televisión INC.

The change in the item Gain/(losses) from sale of equity investments compared to last year was mainly due to the losses realised from the sale in 2016 of the equity investments held by the Mediaset Group in the companies Wimdu GmbH and Private Griffe S.p.A.

12.10 Income taxes

	2017	2016

Irap tax	10.2	8.8
Ires tax	22.3	22.2
Previous year tax	(0.6)	2.4
Current tax expenses (foreign companies)	32.9	31.8

Total current tax	64.8	65.3

Income from tax asset	(84.4)	(148.6)
reversal from tax asset	106.3	41.4

Total deferred tax asset	21.9	(107.1)

reversal from deferred tax liabilities	1.6	1.8
Total deferred tax liabilities	(5.7)	(7.8)

Total deferred tax liabilities	(4.1)	(6.0)

Total income tax	82.6	(47.9)

Current tax payables (IRAP and IRES tax) include income tax accruing to the year for Italian group companies not scoped into the tax consolidation arrangement.

Prior year tax mainly includes expense generated as a result of the recalculation of taxes upon submission of the income tax return with respect to the amount recognised in the financial statements for previous years.

The tax expenses (foreign companies) mainly relate to the taxes for the year posted by the Spanish subsidiary company Mediaset España.

The items deferred tax assets and liabilities mainly show the financial movements for the year for the allocations and/or uses generated as a result of changes in the temporary differences between the values for tax and accounting purposes. Deferred tax assets also include income generated by the negative IRES tax base due to tax losses of companies scoped into the Italian tax consolidated arrangement, as the companies did not generate taxable income in the reporting year.

The table below shows a reconciliation between the standard tax rate in force in Italy on the income tax for companies for the tax years 2017 and 2016, and the effective tax rate of the Group.

	2017	2016

Current tax rate	27.90%	-27.90%
IRAP tax non deductible expenses	5.19%	9.24%
Effects of companies with different tax rate	-6.55%	-3.03%
Effects of change in tax rate	—	0.00%
Non recurring taxes	—	0.00%
Non deductible expenses and consolidation adjustment with no tax effect	1.32%	4.20%

Actual tax rate	27.86%	-17.49%

12.11 Net profit for the year and proposed dividend

The consolidated net result at 31 December 2017 improved from a net loss of EUR 294.5 million for the previous year to a net profit of EUR 90.5 million.

12.12 Profit/(loss) per share

The calculation of basic and diluted earnings per share is based on the following data:

	2017	2016

Net result for the period (millions of euro)	90.5	(294.5)
Weighted average number of ordinary shares (without own shares)	1,136,402,064	1,136,402,064

Basic EPS	0.08	-0.26
Weighted average number of ordinary shares for the diluted EPS computation	1,136,402,064	1,136,402,064

Diluted EPS	0.08	-0.26

The figure for earnings per share is calculated using the ratio of the Group’s net profit to the weighted average number of shares in circulation during the period, net of treasury shares. The figure for earnings per diluted share is calculated using the number of shares in circulation and the potential diluting effect from the allocation of treasury shares to the beneficiaries of vested stock option rights.

CASH FLOW STATEMENT

13.1 Change in payables for investments

For the two reference periods, the change in payables to Lega Calcio following the assignment of the Serie A league championship broadcasting rights is shown net of receivables for the amount arising from the sub-licensing of such broadcasting rights to Sky Italia.

13.2 Business combinations net of cash and cash equivalents acquired

The item shows the impact on cash and cash equivalents of the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l. on 31 July 2017 (EUR 28.7 million) and of the business combinations performed by the EI Towers Group (EUR 23.6 million). The item for the previous year showed the impact on cash and cash equivalents for the period of the outlay incurred for the acquisition of the RB1 Group (holding of the Finelco Group) and the business combinations performed by the EI Towers Group, as reported in the financial statements at 31 December 2016.

13.3 Changes in stakes in subsidiaries

This item relates to the buyback of 11.11% of the subsidiary Mediaset Premium S.p.A.

13.4 Change in treasury Shares

In both years, this item shows the total expenditure for the buyback of own shares by the subsidiaries Mediaset España S.A. and EI Towers S.p.A. under their respective share buyback programmes.

13.5 Changes in financial liabilities

The table below as required by IAS 7 shows the changes in financial liabilities

				Other non
				cash
			Fair value	movements
Change in fianncial liabilities	2016	Cash in (*)	adjustment	(**)	2017

Finanial liabilities on hedging derivaties	0.5	—	(1.0)	—	(0.5)
Loans	40.6	(28.7)	—	6.2	18.1
Credit lines	116.0	86.0	—	—	202.0
Due to other financial istitutions	33.9	1.0	—	—	34.9
Corporate bond	939.2	(581.9)	—	34.6	391.9
Due to banks	395.7	570.0	—	(16.1)	949.5

Total financial labilities	1,525.9	46.4	(1.0)	24.7	1,595.9

(*) includes cash flow from interests paid

(**) includes amortized costs

OTHER INFORMATION

14. DISCLOSURES ON FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The tables below provide, separately for the two years being compared, the disclosures required by IFRS 7, for the purpose evaluating the significance of the financial instruments with reference to the balance sheet, cash flow and the income statement result of the Group.

Categories of financial assets and liabilities

Below is a breakdown of the book value of the financial assets and liabilities, as required by IAS 39.

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2017	value	receivables	sale	BOOK VALUE	NOTES
OTHER FINANCIALS ASSETS:
equity investments	—	—	61.4	61.4
hedging derivatives (non current stake)	0.4	—	—	0.4	7.7
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	15.0	—	15.0

TRADE RECEIVABLES:
receivables from customers	—	1,081.0	—	1,081.0	8.2
receivables from related parties	—	57.0	—	57.0

OTHER RECEIVABLES/CURRENT ASSETS:
Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	19.6	—	19.6

CURRENT FINANCIALS ASSETS:
financials receivables (due within 12 months)	—	20.0	—	20.0
securities and financial receivables	—	—	—	—	8.4
hedging derivatives	0.2	—	—	0.2
derivatives with no hedging purpose	0.1	—	—	0.1

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	172.6	—	172.6	8.5

TOTAL FINANCIALS ASSETS	0.7	1,366.6	61.4	1,428.6	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	instruments
	evaluated at	Liabilities at		EXPLANATORY
FINANCIAL LIABILITIES AS AT 31 DECEMBER 2017	fair value	amortizated cost	BOOK VALUE	NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:
due to banks	—	949.6	949.6	10.2
corporate bond	—	372.7	372.7
hedging derivatives (non current stake)	15.3	—	15.3
other financial liabilities	—	1.6	1.6

CURRENT LIABILITIES:
due to banks	—	221.3	221.3	11.1
due to suppliers	—	1,084.1	1,084.1	11.2
due to related parties	—	54.4	54.4

OTHER FINANCIAL LIABILITIES:
due to factoring company	—	0.2	0.2
corporate bond	—	19.2	19.2
other financial liabilities	—	5.4	5.4	11.4
hedging derivatives	14.9	—	14.9
derivatives with no hedging purpose	4.1	—	4.1
financial liabilities to related parties	—	28.1	28.1

TOTAL FINANCIAL LIABILITIES	34.2	2,736.4	2,770.6	—

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2016	value	receivables	sale	BOOK VALUE	NOTES
OTHER FINANCIALS ASSETS:
equity investments	—	—	32.2	32.2
hedging derivatives (non current stake)	15.8	—	—	—	7.7
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	13.2	—	13.2

TRADE RECEIVABLES:
receivables from customers	—	1,199.0	—	1,199.0	8.2
receivables from related parties	—	59.0	—	59.0

OTHER RECEIVABLES/CURRENT ASSETS:	—	—	—	—	—
Other receivables	—	2.5	—	2.5	8.3
receivables from factoring companies	—	62.1	—	62.1

CURRENT FINANCIALS ASSETS:					—
financials receivables (due within 12 months)	—	29.3	—	29.3
securities and financial receivables	9.8	—	—	9.8	8.4
hedging derivatives	9.9	—	—	9.9
derivatives with no hedging purpose	6.3	—	—	6.3

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	328.2	—	328.2	8.5

TOTAL FINANCIALS ASSETS	41.8	1,693.3	32.2	1,751.4	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	instruments
FINANCIAL LIABILITIES	evaluated at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2016	fair value	amortizated cost	BOOK VALUE	NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	395.7	395.7
corporate bond	—	600.3	600.3	10.2
hedging derivatives (non current stake)	0.6	—	0.6
other financial liabilities	—	7.1	7.1
CURRENT LIABILITIES:

due to banks	—	158.3	158.3	11.1
due to suppliers	—	1,686.1	1,686.1	11.2
due to related parties	—	79.8	79.8
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	2.2	2.2
corporate bond	—	338.9	338.9
other financial liabilities	—	7.5	7.5	11.4
hedging derivatives	0.3	—	0.3
derivatives with no hedging purpose	0.1	—	0.1
financial liabilities to related parties	—	23.7	23.7

TOTAL FINANCIAL LIABILITIES	1.0	3,299.6	3,300.6	—

Fair value of financial assets and liabilities, and calculation models and input data used

Below is an analysis of the amounts corresponding to the fair value of assets and liabilities broken down based on the methodologies and the calculation models used to calculate them.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•                  Euro curves for the estimation of forward rates and discount factors;

•                  Spot exchange rates of the ECB;

•                  Forward exchange rates calculated by Bloomberg;

•                  The fixing of the Euribor rate;

•                  The “mid” credit default swap (CDS) spread listed by various counterparties (if available);

•                  Credit spread of Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A.

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2017	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	6.8				7.1	7.1	8.2
Securities	—	—			—	—	8.4
Due to banks	(967.8)				(992.1)	(992.1)	10.2
Corporate Bond	(391.5)	(413.4)			—	(413.4)	10.2

Due to supplier (over 12 months)	(88.1)				(88.0)	(88.0)	11.2

Non-cash flow hedging derivatives:							—
-Forward	(4.0)				(4.0)	(4.0)	8.4;11.4
Cash flow hedging derivatives:	—				—	—	—
-Forward	(29.5)				(29.5)	(29.5)	7.7;8.4;
-IRS	0.2				0.2	0.2	10.2;11.4

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2016	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	335.5				335.8	335.8	8.2
Securities	9.8	9.8				9.8	8.4
Due to banks	(398.9)				(411.9)	(411.9)	10.2
Corporate Bond	(625.5)	(674.7)				(674.7)	10.2

Due to suppliers (over 12 months)	(930.8)				951.0	951.0	11.2

Non-cash flow hedging derivatives:	—
-Forward	6.2				6.2	6.2	8.4;11.4
Cash flow hedging derivatives:	—
-Forward	24.8				24.8	24.8	7.7;8.4;
-IRS	(0.5)				(0.5)	(0.5)	10.2;11 .4

The fair value of securities listed on an active market is based on market prices at the reporting date. The fair value of securities not listed in an active market and trading derivatives is determined by employing the most commonly used valuation models and techniques on the market or using the price provided by several independent counterparties, with reference to comparable listed securities prices.

The fair value of non-current bank payables was calculated considering the credit spread of Mediaset S.p.A., including the short-term component of the medium/long term loans.

Regarding the bonds issued by the Group, listed on the Luxembourg stock exchange, the following market values as of 31 December 2017 were used to determine fair value:

				MARKET PRICE
ISSUER	Issuing date	BOOK VALUE	DURATION	(*)

Mediaset S.p.A.	24th October 2013	375.0	5 years	110.2

(*) inclusive of the interest accrual

For the trade receivables and payables expiring before year-end, the fair value was not calculated as their book value is an approximation. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A.

It should also be noted that the fair value of derivatives refers to valuation techniques already described in the section Summary of accounting standards and valuation criteria which use variables observable in the market, for example the rates curve and exchange rates.

The financial assets and liabilities valued at fair value are classified in the following table, based on the nature of financial parameters used in determining the fair value, on the basis of the fair value hierarchy envisaged by the standard:

•                  level I: listed prices on active markets for identical instruments;

•                  Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

•                  level III: variables that are not based on observable market values.

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2017	BOOK VALUE	level I	level II	level III	VALUE	Notes

Non-cash flow hedging derivatives
-forward	(4.0)		(4.0)		(4.0)	8.4;11.4
Cash flow hedging derivatives						—
-forward	(29.5)		(29.5)		(29.5)	7.7;8.4;
-IRS	0.2		0.2		0.2	10.2;11.4

BALANCE SHEET ITEMS	BOOK				TOTAL FAIR
AS AT 31st DECEMBER 2016	VALUE	level I	level II	level III	VALUE	Notes

Securities	9.8	9.8			9.8	8.4
Non-cash flow hedging derivatives
-forward	6.2		6.2		6.2	8.4;11.4
Cash flow hedging derivatives
-plain vanilla options	24.8		24.8		24.8	7.7;8.4;
-forward	(0.5)		(0.5)		(0.5)	10.2;11.4

Financial expenses and income recognised in compliance with IAS 39

Below is an analysis of the net financial charges and income generated from financial assets and liabilities, broken down according to the categories laid down by IAS 39 (as shown in Note 11.8) and illustrating, for each category, the nature of these charges and income.

				Foreign
IAS 39 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2016	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.1	0.7	(0.3)	(1.7)	(1.2)
Liabilities at amortizated cost	(42.0)	—	—	16.1	(25.8)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	(0.2)	—	—	—	(0.2)
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(42.0)	0.7	(0.3)	14.4	(27.2)

				Foreign
IAS 39 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2015	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.2	(44.5)	2.4	18.0	(24.0)
Liabilities at amortizated cost	(54.1)	—	—	(8.6)	(62.7)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	1.4	—	—	—	1.4
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(52.5)	(44.5)	2.4	9.4	(85.2)

Capital management

The Group’s objectives regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

Mediaset has defined specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks. To optimise the structure of operating costs and resources, this activity is centralised within the group parent Mediaset S.p.A., which has been entrusted with the task of collecting the information regarding the positions exposed to risk and hedging them.

Mediaset S.p.A. and Mediaset España directly operate in their own specific markets, controlling and managing financial risk for their subsidiaries. The selection of the financial counterparts focuses on those with a high credit standing while, at the same time, ensuring a limited concentration of exposures towards them.

Exchange rate risk

The Group’s exposure to exchange rate risk mainly stems from the acquisition of television and movie broadcasting rights in currencies other than the Euro, mainly in US dollars, carried out in their respective areas of operation by RTI S.p.A. and Mediaset España Comunicación S.A..

In compliance with the Group’s policies, the companies adopt an approach to exchange rate risk management aimed at eliminating the effect of exchange rate fluctuations while setting in advance the book value at which the rights will be posted once they are acquired.

Exchange rate risk emerges from the early stages of negotiations for entering into any contract and continues up to payment of the amount due for the acquisition of the broadcasting rights. From an accounting standpoint, from the date the derivatives contract is entered into until the date the asset is posted, the Mediaset Group applies the hedge accounting methodology documenting by way of the hedging relationship, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

During the period between the date on which the purchase commitments were agreed and the date on which the hedged television rights were recognised, the “cash flow hedge” method is used in accordance with IAS 39. Based on this method, as more detailed in the section “Summary of accounting standards and valuation criteria”, the effective portion of the change in the value of the derivative is accounted for in a reserve in Shareholders’ Equity, which is used to adjust the carrying amount of the right in the Financial Statements (basis adjustment), generating an impact on the Income Statement when the hedged item, i.e. the right, is amortised.

At the same time as the posting of the right, in the period from the time the payable arises until it is paid in full, following the termination of the formal cash flow hedge, the subsequent accounting is performed by implementing the “natural hedge” due to which both the adjustment of the exchange rates on the payable and the adjustment of the exchange rate derivative to fair value are posted “naturally” to the Income Statement, which takes in their opposite impacts.

The types of derivatives mainly used are forward purchases and purchases of option contracts. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date adjusted for creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged risk (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

Sensitivity analysis

Financial instruments exposed to EURO/USD exchange rate risk, mainly comprising payables for the acquisition of broadcasting rights and exchange rate derivatives, were the subject of a sensitivity analysis at the reporting date. The carrying amount of the financial instruments was adjusted by applying a symmetrical percentage change to the period-end exchange rate, equal to the 1-year implicit volatility of the reference currency published by Bloomberg, equal to 7.45% (10.52% for 2016).

This sensitivity analysis of the derivatives under cash flow hedge accounting had an impact on the changes in spot values posted to the Shareholders’ Equity Reserve, while the change resulting from the forward points impacts the Income Statement Result, in compliance with the method defined by the hedging relationship.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

	EUR/USD
	exchange as		rectified	through		Total
	at 31		EUR/USD	Profit and	through	Shareholders’
	december	% change	exchange rate	Loss	Equity	Equity
		7.450%	1.2886
2017	1.1993
		-7.45%	1.1100	(1.0)	24.9	24.0

		10.520%	1.1650	3.3	(50.1)	(46.8)
2016	1.0541
		-10.52%	0.9432	(4.5)	61.9	57.4

Interest rate risk

The management of the financial resources of the Mediaset Group involves the centralised cash-pooling with the group parent Mediaset S.p.A. and with Mediaset España Comunicación S.A. for its subsidiaries.

These companies are tasked with obtaining funding from the market by entering into medium/long term loans and opening committed and uncommitted credit lines.

Interest rate risk mainly originates from variable rate financial payables, which expose the Group to cash flow risk. The management objective is to limit the fluctuation of financial charges that impact the financial result, limiting the risk of a potential rise in interest rates.

Within this context, the Group pursues its objectives using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing, the change in cash flows due to the market change in interest rates on medium/long-term debt. The timeframe considered significant for managing interest rate risk is defined as a minimum term of 18 months of residual duration of the operation.

Hedge accounting is put in place from the date the derivatives contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

The IAS 39 cash flow hedge method is used. According to this method, the method, the lower, in absolute terms, of the changes in the clean fair value of derivatives, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between that value and the total fair value is then charged to the income statement at each reporting date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of the interest rate swaps (IRS) is calculated based on the current value of expected future cash flows.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

The Group has collar derivatives in place to hedge variable rate medium/long term loans.

The main features about derivatives instruments regarding Mediaset S.p.A. and EI Towers S.p.A. are shown below.

		Varialble
	Fixed rate	rate	Floor	Validity	Maturity

Interest Rate Swap - BANCA INTESA - notional amount 150 € mio	-0.02%	Euribor 3M/365	-1.10%

				04/07/2016	30/06/2020

Interest rate Swap- UNICREDIT - notional amount 50 € mio	-0.15%	Euribor 3M/365	-1.10%

				31/01/2017	29/09/2021

Interest rate Swap- UNICREDIT - notional amount 25 € mio	0.21%	Euribor 3M/365	-1.10%

				31/01/2017	29/09/2021

Interest rate Swap- Banca intesa - notional amount 80 € mio	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- UNICREDIT - notional amount 80 € mioo	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- BPM - notional amount 80 € mioo	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- Mediobanca - notional amount 80 € mio	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Sensitivity analysis

Sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to a change of 50 bps upwards and 20 bps downwards at the date of re-fixing the internal rate of return posted during the year.

•                  Short and medium/long revolving payables and other current financial items were subject to a recalculation of the amount of financial charges by applying a change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                  The fair value of interest rate swaps (IRS) was recalculated applying a non-symmetrical shift (+50 bps; -20 bps) to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

It was not possible to apply a symmetrical change of 50 bps as the very short-term interest rate curve at the reporting date was negative.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

				Total
		through Profit and		Shareholders’
	changes	Loss	through Equity	Equity

	+50 b.p.	(0.7)	2.8	2.1
2017
	-20 b.p.	0.2	-3.4	(3.3)

	+50 b.p.	1.0	2.5	3.5
2016
	-20 b.p.	1.0	(2.4)	(1.4)

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

Through a careful and prudent financial management, which is reflected in the policy adopted, and the constant monitoring of the relationship between granted credit lines and their use, as well as the balance between short-term debt and medium/long term debt, the Mediaset Group has put in place sufficient credit lines, both in terms of quantity and quality, to face the current crisis.

As already mentioned, the Group’s treasury activities are centralised within Mediaset S.p.A. and Mediaset España, operating in their respective domestic markets as well as internationally, through the use of automatic cash pooling movements used by almost all the group companies.

The management of the liquidity risk involves:

•                  maintaining an essential balance between the committed and uncommitted credit lines to avoid a strain on liquidity if creditors request repayment;

•                  keeping the average financial exposure during the year to no more than 80% of the total value granted by the lenders;

•                  the availability of short-term readily negotiable assets to cover any cash requirement.

In order to optimise the management of liquidity, the Group concentrates the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The table below shows the company’s financial obligations, based on the contractual expiry date and considering the worst case scenario at undiscounted values. Depending on the type of finance, it shows the nearest date when the Group may be asked to make payment and explanatory notes are provided for each class.

At 31 December 2017 “current financial payables” due within 3 months included credit facilities for very short term advances, with a due date set formally at one year and renewable, totalling EUR 202.0 million (EUR 116.0 million at 31 December 2016). Lastly, current financial payables include the interest expense on term loans due within one year.

Corporate bonds also include the current amount due within 12 months for the interest and principal that will be paid during the course of 2018, posted under the item Other financial liabilities.

		Time Band
ITEM OF BALANCE		from 0 to 3	from 4 to 6	from 7 to 12	from 1 to 5		Total cash	Explanatory
as at 31 DECEMBER 2017	Book value	months	months	months	years	after 5 years	flows	Notes
FINANCIAL LIABILITIES:

Non current due to bank	949.6	—	—	—	979.9	—	979.9	10.2
Corporate bond	391.8	19.2	—	0.0	394.2	—	413.4	10.2;11.4
Current due to bank	221.3	204.7	8.1	9.9	—	—	222.6	11.1
Financial due to related parties	28.1	28.1	—	—	—	—	28.1	11.4
Due to suppliers for television and movie rights	625.7	464.6	115.9	15.4	29.9	—	625.7	11.2
Due to other suppliers	458.4	452.9	3.8	2.5	—	—	459.2	11.2
Due to related parties	54.4	54.3	0.1	—	—	—	54.4	11.2
Due to factoring companies	0.2	0.2	—	—	—	—	0.2	11.4
Due to leasing companies	0.4	0.1	—	—	0.3	—	0.4	11.4
Other debt and financial liabilities (*)	6.8	2.1	—	4.7	—	—	6.8	11.4

Total	2,736.7	1,226.0	127.8	32.5	1,404.3	—	2,790.6

DERIVATIVES:
hedging derivatives (buying currency)
(value to the contractual exchange)	29.7	217.9	—	—	216.2	—	434.1	7.7 ;8.4;10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(204.2)	—	—	(209.8)	—	(414.0)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	3.0	129.3	—	—	—	—	129.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(126.7)	—	—	—	—	(126.7)

hedging derivatives (rate risk)	(0.2)	0.1	0.1	0.3	1.1	—	1.7	7.7;8.4;10.2;11.4

Total	32.5	16.5	0.1	0.3	7.5	—	24.4

		Time Band
ITEM OF BALANCE		from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	Total cash	Explanatory
as at 31 DECEMBER 2016	Book value	months	months	months	months	months	flows	Notes

FINANCIAL LIABILITIES:

Non current due to bank	395.7	0.2	0.6	1.4	318.6	101.5	422.3	10.2
Corporate bond	939.2	334.2	8.9	0.0	661.3	—	1,004.4	10.2;11.4
Current due to bank	158.3	157.5	0.7	1.4	—	—	159.5	11.1
Financial due to related parties	23.7	23.7	—	—	—	—	23.7	11.4
Due to suppliers for television and movie rights	1,240.1	450.0	116.7	343.2	330.2	—	1,240.1	11.2
Due to other suppliers	445.9	4.0	434.8	7.2	—	—	445.9	11.2
Due to related parties	79.8	75.9	3.9	—	—	—	79.8	11.2
Due to factoring companies	2.2	2.1	0.1	—	—	—	2.2	11.4
Due to leasing companies	0.8	—	0.2	0.2	0.4	—	0.8	11.4
Other debt and financial liabilities (*)	24.9	11.9	—	4.8	8.3	—	25.0	11.4

Total	3,310.4	1,059.4	565.9	358.2	1,319.0	101.5	3,403.8

DERIVATIVES:
hedging derivatives (buying currency)
(value to the contractual exchange)	(25.4)	229.2	—	—	417.2	—	646.4	7.7;8.4;10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(239.9)	—	—	(452.5)	—	(692.4)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	(6.2)	142.4	—	—	697.9	—	840.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(148.3)	—	—	(712.5)	—	(860.8)
hedging derivatives (rate risk)	0.5	0.1	0.1	0.3	1.6	—	2.2	7.7;8.4;10 2;11.4

Total	(31.0)	(16.5)	0.1	0.3	(48.3)	—	(64.4)

(*) Includes the item advances for barter operations

The Group expects to meet these obligations through the realisation of its financial assets and, specifically, through the collection of receivables connected to its various commercial activities.

The difference between the book values and the total of the financial flows is mainly due to the calculation of interest on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to financial derivatives, in the scenario of settlement of gross flows, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract, while the year end rate means the spot rate at the reporting date.

Credit risk

The credit risk mainly originates from the advertising sales on the Mediaset Group’s Italian and Spanish television networks and on assets resulting from the sale of Mediaset Premium cards and subscriptions.

The Group, based on a specific policy, manages the credit risk relative to the advertising sales through a comprehensive customer credit rating procedure, with an analysis of their economic and financial situations both at the time of setting the initial credit limit and through the ongoing and continuous monitoring of observance of payment terms, updating, when necessary, the previously assigned credit limit.

Based on the above-mentioned credit rating procedure and its subsequent updates, it is possible to break down customer exposure into the following three classes of risk, which represent the summary of a wider and more complex subdivision:

Low risk

Customers with a standard risk index and a financial position that adequately supports their assigned credit limit.

Medium risk

Customers who have not regularly fulfilled their contractual commitments or have current economic/financial situations that are critical compared to those relative to their original credit limit. Based on these specifications of credit positions, a write-down is calculated based on the percentage impact of historically observed losses.

High risk

Customers with whom there are ongoing default situations, or there is objective insolvency regarding their receivables, for which specific write-downs are made and, in some cases, recovery plans agreed, or extended payment terms which, in any case, do not exceed 12 months.

Below is a table summarising the net balances and the provision for write-downs divided into the above classes.

		Net matured
RISK CLASSES						Total net	Provision for	Net
as at 31 DECEMBER 2017	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables
ITALY ADVERTISING RECEIVABLES:
low	450.1	27.8	12.4	1.7	18.6	60.5	—	450.1
medium	76.3	15.3	3.8	0.3	3.6	23.1	3.0	73.3
high	29.9	3.1	1.1	1.1	11.3	16.6	12.1	17.8
FOREIGN ADVERTISING RECEIVABLES :
low	229.6	21.8	18.3	5.3	6.9	52.2	1.3	228.3
medium	8.2	1.3	1.5	1.4	0.2	4.3	0.2	8.1
high	11.8	0.2	—	0.1	8.8	9.1	8.6	3.2

OTHER RECEIVABLES :
Distributors	2.2	0.3	0.2	0.3	0.2	1.0	—	2.2
Phone and television operator	155.1	0.6	1.8	0.1	16.7	19.3	1.5	153.6
Phone and television operator - Towers	56.1	4.6	4.8	2.7	28.1	40.2	9.2	46.9
Film area	35.7	4.7	0.2	0.3	17.1	22.2	9.8	25.9
Other customers	120.5	2.4	1.1	0.4	9.5	13.4	48.8	71.7
RECEIVABLES FROM RELATED PARTIES:
low	57.0	0.6	—	—	—	0.6	—	57.0
TOTAL TRADE RECEIVABLES	1,232.4	82.6	45.3	13.6	121.0	262.6	94.5	1,138.0

		Net matured
RISK CLASSES						Total net	Provision for	Net
as at 31 DECEMBER 2016	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables
ITALY ADVERTISING RECEIVABLES:
low	386.5	22.8	4.1	0.3	1.1	28.4	—	386.5
medium	92.0	15.4	3.3	0.9	2.8	22.4	3.1	88.9
high	37.7	2.3	2.0	0.7	18.4	23.5	18.3	19.4
FOREIGN ADVERTISING RECEIVABLES :
low	217.6	67.4	11.8	1.9	3.6	84.7	3.2	214.4
medium	5.8	1.1	1.1	0.1	1.4	3.7	1.3	4.5
high	8.4	0.1	—	0.1	8.2	8.3	7.4	1.0

OTHER RECEIVABLES :
Distributors	2.3	0.1	0.1	—	1.4	1.8	1.3	1.0
Phone and television operator	364.8	0.1	1.4	—	1.5	3.0	1.3	363.5
Phone and television operator - Towers	39.9	2.5	2.0	1.2	20.5	26.1	9.6	30.3
Film area	30.8	3.5	0.8	0.2	20.6	25.1	13.5	17.3
Other customers	114.1	8.6	4.4	5.6	63.4	82.0	41.7	72.4
RECEIVABLES FROM RELATED PARTIES:
low	59.0	0.2	—	—	—	0.2	—	59.0
TOTAL TRADE RECEIVABLES	1,358.7	124.2	31.0	10.9	142.9	309.2	100.7	1,258.0

The item Distributors mainly comprises receivables from the distribution of Mediaset Premium cards.

The item Telephone/television operators mainly comprises receivables from the sale of content activities. It includes the receivable due from Sky Italia arising from sub-licensing the television broadcasting rights relating to the Serie A league championship for the seasons 2015-2018.

The item Telephone/television operators — Towers mainly comprises receivables related to the EI Towers Group.

The item Other clients includes receivables relative to Mediaset Premium’s customers.

The overall amount of guarantees received, mainly bank guarantees, for the receivables balances of third parties totals EUR 20.8 million (EUR 22.9 million at 31 December 2016) of which EUR 15.2 million relating to the Mediaset España Group (EUR 16.2 million at 31 December 2016).

In addition, bank guarantees in favour of associates and third party companies have been issued for a total amount of EUR 109.7 million (EUR 75.6 million at 31 December 2016). Of this amount, EUR 98.0 million were issued by the Mediaset España Group (EUR 58.0 million at 31 December 2016).

Regarding the main type of trade payables generated by the advertising business in Italy, in terms of concentration, 19.5% of sales were achieved with the top 10 clients.

The changes in the bad debts provision are shown below.

		Provisions		Changes in the
		made during	Employment	consolidation	Balance at
	Balance at 1/1	the period	of the period	area	31/12

2017	100.8	15.5	(22.3)	0.4	94.5

2016	97.9	22.3	(20.6)	1.1	100.8

In addition, below is a table showing a detailed analysis of other financial assets, whose maximum credit risk exposure corresponds to the book value.

	2017	2016

Financial receivables	35.0	44.9
Other financial assets	—	9.8
Hedging derivatives	0.6	25.7
Derivatives with no hedging purpose	0.1	6.3
Receivables from factor companies	19.5	62.1
Bank and postal deposits	172.6	328.2
Total financial asset	227.8	477.0

15. SHARE-BASED PAYMENTS

At 31 December 2017, medium/long-term incentive plans allocated for the years 2015, 2016 and 2017 were recognised in the financial statements for the purposes of IFRS 2. However, the plan allocated in 2011 was not recognised because it could not be exercised due to the failure to meet the objectives set.

In June 2017, a medium/long-term incentive plan was allocated for the period 2017-2019. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that could be exercised and which, at the reporting date, had not yet been concluded, or those that had vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market. The options and free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The characteristics of these stock option and incentive plans can be summarised as follows:

Stock Option Plan
	2011 (out of the	incentive plan	incentive plan	incentive plan
	money)	2015(*)	2016(*)	2017(*)

Grant date	21/06/2011	01/07/2015	21/06/2016	27/06/2017

Vesting Period	from 01/01/2011 to 21/06/2014	from 01/07/2015 to 31/12/2017	from 21/06/2016 to 31/12/2018	from 27/06/2017 to 31/12/2019

Exercise period	from 22/06/2014 to 21/06/2017	from 01/08/2018	from 01/07/2019	from 01/07/2020

Fair Value	0,20 euro	4,312 euro	3,771 euro	3,447 euro

Strike price	3,56 euro

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

It should be noted that, for the medium/long-term incentive plan allocated in 2017, a total of 1,304,534 rights were assigned on Mediaset S.p.A. ordinary shares, whose grant period will commence from 1 August 2020. In 2017, a total of 161,482 rights lapsed due to the termination of employment of the beneficiaries.

Below is a summary of the changes to stock option plans and the medium/long-term incentive plans:

	Stock Option Plan
	2011 (out of the	Incentive plan 2015	Incentive plan 2016	Incentive plan 2017
	money)	(*)	(*)	(*)	Total

Options outstanding at 1/1/2016	—	816,756	870,544	—	1,687,300
Options issued during the year		—	—	—	—
Options exercised during the year		—	—	—	—
Options not-exercised during the year		—	—	—	—
Options expired/cancelled during the year	—	—	—	—	—
Options outstanding at 31/12/2016	—	816,756	870,544	—	1,687,300

Options outstanding at 1/1/2017	—	816,756	870,544	—	1,687,300
Options issued during the year	—	—	—	1,304,534	1,304,534
Options exercised during the year	—	—	—	—	—
Options not-exercised during the year	—	—	—	—	—
Options expired/cancelled during the year	—	(127,850)	(33,632)	—	(161,482)
Options outstanding at 31/12/2017	—	688,906	836,912	1,304,534	2,830,352

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

The incentive plans are recognised in the financial statements at their fair value:

•                  2015 Plan: EUR 4.312 per option;

•                  2016 Plan: EUR 3.771 per share;

•                  2017 Plan: EUR 3.447 per share.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

The subsidiary Mediaset España also has medium/long-term incentive plans in place, allocated in 2016 and 2017.

The plans provide for the allocation of free rights for the granting of Mediaset España shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the continuing employment of the beneficiary at the end of the vesting period. All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

The details of the incentive plans can be summarised as follows:

	incentive plan 2016	incentive plan 2017

Grant date	13/4/2016	27/04/2017

Vesting Period	from 13/04/2016 to 31/12/2019	from 27/04/2017 to 31/12/2020

Exercise period	60 days after the Shareholders’ meeting 2019	60 days after the Shareholders’ meeting 2020

Fair Value	8.76	11.29

During the year a total of 92,570 rights to ordinary Mediaset España shares were allocated, for which the 60-day grant period will commence as of the date of the Shareholders’ Meeting called in 2020.

Below is a summary of the changes to medium/long-term incentive plans:

	incentive plan 2016	incentive plan 2017	Total

Options outstanding at 1/1/2016	—	—	—

Options issued during the year	117,579	—	117,579
Options exercised during the year	—	—	—
Options not-exercised during the year	—	—	—
Options expired/cancelled during the year	(5,564)	—	(5,564)
Options outstanding at 31/12/2016	112,015	—	112,015

Options outstanding at 1/1/2017	112,015	—	112,015

Options issued during the year	—	92,570	92,570
Options exercised during the year	—	—	—
Options not-exercised during the year	—	—	—
Options expired/cancelled during the year	—	—	—
Options outstanding at 31/12/2017	112,015	92,570	204,585

The incentive plans are recognised in the financial statements at their fair value:

•                  2016 Plan: EUR 8.76 per share.

•                  2017 Plan: EUR 11.29 per share.

The fair value of the incentive plans is based on the arithmetic mean of the official stock market prices over the 30 days prior to the grant date.

16. RELATED-PARTY TRANSACTIONS

The following summary table shows, for the main income statement and balance sheet groupings, the details of the companies that are the counterparts of these transactions.

The total values of the related-party positions/transactions and their impact on the relative types of financial statement are shown in the specific Balance Sheet and Income Statement schedules drafted in accordance with CONSOB Decision no. 15519 of 27 July 2006, which are reported at the beginning of these Financial Statements.

		Operating	income/	Trade	Trade	Other receivables/
	Revenues	costs	(charge)	receivables	payables	(payables)

CONTROLLING ENTITY

Fininvest S.p.A.	0.2	4.9	—	0.1	0.0	0.0

AFFILIATED ENTITIES

Alba Servizi Aerotrasporti S.p.A.	0.1	0.3	—	0.0	(0.1)	—
Arnoldo Mondadori Editore S.p.A.*	11.5	0.6	—	3.6	1.8	0.2
Fininvest Gestione Servizi S.p.A.	0.1	0.0	—	0.0	—	—
Isim S.p.A.	—	—	—	—	—	—
Mediobanca S.p.A.	—	0.1	(1.6)	0.0	—	(99.6)
Mediolanum S.p.A.*	4.3	0.0	—	0.9	0.0	—
Trefinance S.A.*	—	0.0	—	—	—	—
Altre consociate	0.0	0.7	—	0.0	0.0	—
Total Affiliated	15.9	1.7	(1.6)	4.6	1.8	(99.5)
JOINT CONTROLLED AND ASSOCIATES ENTITIES
Furia de Titanes II A.I.E.	—	—	—	—	—	—
Alea Media	—	—	0.0	—	1.4	0.8
Auditel S.p.A.	—	6.6	—	—	—	—
Aunia Publicidad Interactiva SLU	0.6	0.1	—	0.3	0.0	—
Blasteem S.r.l.	—	0.1	—	—	0.0	—
Boing S.p.A.	9.7	44.3	0.1	3.8	23.8	(0.1)
Bulldog TV Spain, SL	—	—	—	—	—	—
En Melodia Producciones SL	0.0	(0.0)	0.0	0.0	—	1.5
European Broadcaster Excange (EBX) Limited	—	—	—	—	—	—
Fascino Produzione Gestione Teatro S.r.l.	(0.1)	58.8	0.0	0.3	11.1	(23.9)
La Fabbrica De la Tele SL	0.0	28.2	—	0.0	6.5	—
Mediamond S.p.A.	82.5	2.3	0.1	44.1	3.9	1.5
MegaMedia Televisión SL	0.3	8.9	—	0.1	2.9	—
Nessma Lux S.A.**	—	—	0.0	0.0	—	2.6
Pegaso Television INC**	—	—	(0.9)	2.0	—	3.7
Produciones Mandarina SL	0.2	4.2	—	0.0	1.3	—
Publisia S.r.l.	—	—	—	—	—	—
Società Funivie Maddalena S.p.A.	—	0.1	—	—	0.0	—
Studio 71 Italia S.r.L.	—	—	—	—	—	—
SUPERGUIDATV S.r.l.	0.2	—	—	—	—	—
Supersport Televisión SL	1.6	8.1	—	0.3	0.9	—
Titanus Elios S.p.A.	—	4.6	—	—	—	4.3
Tivù S.r.l.	2.3	1.1	—	1.3	0.5	0.0
Total Joint controlled and affiliates entities	97.3	167.3	(0.6)	52.2	52.5	(9.4)

KEY STRATEGIC MANAGERS (***)	—	0.9	—	—	—	(0.9)

PENSION FUND (Mediafonf)	—	—	—	—	—	(1.0)

OTHER RELATED PARTIES****	0.0	0.1	—	0.1	—	—

TOTAL RELATED PARTIES	113.4	174.9	(2.2)	56.9	54.3	(110.7)

* The figure includes the company and its subsidiaries, associates or jointly controlled companies

** the figure includes the company and the companies it controls

*** the figure includes the directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and companies over which these persons exercise control, joint control or have a considerable influence, or hold a significant share either directly or indirectly, of at least 20% of the voting rights

**** the figure includes relations with consortiums principally engaged in the management of television signal transmission.

The costs and the related trade payables to affiliates mainly refer to the sale of television advertising space; the costs and related trade payables mainly refer to purchases of television productions and broadcasting rights and to the fees paid to associates for the sale of advertising space managed through exclusive concessions by Group companies.

The item other receivables/(payables) mainly refers to payables for loans and credit facilities due to affiliate companies, intercompany current accounts and loans given to associates. The other receivables due from Boing S.p.A. mainly relate to the remaining consideration due to R.T.I. S.p.A. for the disposal of the business unit carried out on 1 April 2013.

Payables for loans and credit facilities due to affiliate companies, amounting to EUR 99.5 million, relate to draw downs of the 8-year revolving facility granted by Mediobanca in November 2016.

The item key strategic managers concerns relations with directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and the company’s at which these persons exercise control, joint control, considerable influence or hold a significant share, either directly or indirectly, of at least 20% of the voting rights.

For more information as required by IAS 24 on the compensation of key strategic managers, please see the Remuneration Report annexed to the financial statements.

The item Other related parties includes the transactions of the Mediaset Group with several consortia mainly for the management of television signal transmission operations.

During the year, dividends were also collected from affiliates and jointly controlled entities, for a total of EUR 7.2 million.

17. COMMITMENTS

The main commitments of the Mediaset Group can be summarised as follows:

•                  commitments to purchase television and film rights (free and paid) totalling EUR954.8 million (EUR1228.5 million on 31 December 2016). These future commitments relate mainly to volume deal contracts of the Mediaset Group with some of the leading American TV producers.

•                  commitments related to the acquisition of content and sport events, rental contracts totalling EUR 180.1 million, of which 27.5 to associates (EUR 336.3 million at 31 December 2016). This item includes commitments to the purchase of rights to sports events;

•                  commitments for artistic projects, television productions and press agency contracts of approximately EUR 192.8 million (EUR 169.1 million at 31 December 2016), of which EUR 26.5 million due to Related Parties;

•                  commitments for digital broadcasting capacity services of EUR 184.5 million (EUR 237.7 million at 31 December 2016);

•                  contractual commitments for the use of satellite capacity of EUR 39.5 million (EUR 59.8 million at 31 December 2016);

•                  commitments for the purchase of new equipment, maintenance of network infrastructure, multi-year rents and leases, the supply of EDP services and commitments to trade associations for the use of intellectual property rights totalling EUR 354.6 million.

for the Board of Directors

the Chairman

LIST OF EQUITY INVESTMENTS INCLUDED IN THE GROUP’S

CONSOLIDATED FINANCIAL STATEMENTS AT 31 DICEMBRE 2017

			Share	% held by the
Companies consolidated on a line-by-line basis	Registered Office	Currency	Capital	Group (*)
Mediaset S.p.A.	Milan	EUR	614,2	0,00%
Publitalia ‘80 S.p.A.	Milan	EUR	52,0	100,00%
Digitalia ‘08 S.r.l.	Milan	EUR	10,3	100,00%
Publieurope Ltd.	Londra	GBP	5,0	100,00%
Adtech Ventures S.p.A.	Milan	EUR	0,1	75,10%
R.T.I. S.p.A.	Rome	EUR	500,0	100,00%
Videotime S.p.A.	Milan	EUR	52,0	99,20%
Videotime Produzioni S.p.A.	Milan	EUR	52,0	99,20%
Elettronica Industriale S.p.A.	Lissone (MB)	EUR	363,2	100,00%
E.I. Towers S.p.A.	Lissone (MB)	EUR	2,8	40,00%
EIT Radio S.r.l.	Lissone (MB)	EUR	0,1	40,00%
MULTIRETI S.r.l.	Bari	EUR	0,0	40,00%
Nettrotter S.r.l.	Lissone (MB)	EUR	0,1	38,00%
Towertel S.p.A.	Lissone (MB)	EUR	22,0	40,00%
Medusa Film S.p.A.	Rome	EUR	120,0	100,00%
Monradio S.r.l.	Milan	EUR	6,1	80,00%
Taodue S.r.l.	Rome	EUR	0,1	100,00%
Medset Film S.a.s.	Parigi	EUR	0,1	100,00%
Mediaset Premium S.p.A.	Milan	EUR	30,0	100,00%
Mediaset Investment S.a.r.l.	Luxembourg	EUR	50,5	100,00%
Mediaset Investment N.V.	Amsterdam	EUR	0,0	100,00%
Radio Mediaset S.p.A.	Milan	EUR	7,4	100,00%
Radio Studio 105 S.p.A.	Milan	EUR	0,8	100,00%
Radio 105 USA Corp	Miami (Florida)	USD	0,0	100,00%
Radio Aut S.r.l.	Loc.Colle Bensi PG)	EUR	0,0	100,00%
Radio Engineering CO S.r.l.	Milan	EUR	0,1	100,00%
Radio Subasio S.r.l.	Assisi (PG)	EUR	0,3	100,00%
Virgin Radio Italy S.p.A.	Milan	EUR	10,1	99,99%
Mediaset España Comunicaciòn S.A.	Madrid	EUR	168,4	50,21%
Advertisement 4 Adventure, SLU	Madrid	EUR	0,0	50,21%
Publiespaña S.A.U	Madrid	EUR	0,6	50,21%
Publimedia Gestion S.A.U.	Madrid	EUR	0,1	50,21%
Netsonic S.L	Barcelona	EUR	0,0	50,21%
Netsonic S.A.C.	Lima	SOL	0,0	50,16%
Grupo Editorial Tele 5 S.A.U.	Madrid	EUR	0,1	50,21%
Telecinco Cinema S.A.U.	Madrid	EUR	0,2	50,21%
Conecta 5 Telecinco S.A.U.	Madrid	EUR	0,1	50,21%
Mediacinco Cartera S.L.	Madrid	EUR	0,1	50,21%
Concursos Multiplataforma S.A.	Madrid	EUR	0,6	50,21%
Sogecable Editorial S.L.U.	Madrid	EUR	0,0	50,21%

(*) Group’s stakes have been calculated not considering treasury shares hold by subsidiaries.

			Share	% held by the
Associates and joint ventures	Registered Office	Currency	Capital	Group (*)
Agrupacion de interés Economico Furia de Titanes II A.I.E.	Santa Cruz de Tenerife	EUR	0,0	17,07%
Alea Media SA	Madrid	EUR	0,1	20,08%
Auditel S.r.l.	Milan	EUR	0,3	26,67%
Aunia Publicitad Interactiva SLU	Madrid	EUR	0,0	25,10%
Blasteem S.r.l.	Turin	EUR	0,0	40,00%
Boing S.p.A.	Milan	EUR	10,0	51,00%
Bulldog TV Spain SL	Madrid	EUR	0,0	15,06%
European Broadcaster Exchange (EBX) Limited	London	GBP	1,5	25,03%
Fascino Produzione Gestione Teatro S.r.l.	Rome	EUR	0,0	50,00%
La Fabrica De La Tele S.L.	Madrid	EUR	0,0	15,06%
Melodia Producciones SL	Madrid	EUR	0,0	20,08%
Mediamond S.p.A.	Milan	EUR	2,4	50,00%
Megamedia Television S.L.	Madrid	EUR	0,1	15,06%
Nessma S.A.	Luxembourg	EUR	11,3	34,12%
Nessma Broadcast S.a.r.l.	Tunis	dinaro	1,0	32,30%
Pegaso Television INC	Miami (Florida)	USD	83,3	21,95%
Producciones Mandarina S.L.	Madrid	EUR	0,0	15,06%
Publisia S.r.l.	Milan	EUR	0,0	30,00%
Titanus Elios S.p.A.	Rome	EUR	5,0	29,76%
Tivù S.r.l.	Rome	EUR	1,0	48,16%
Società Funivie Maddalena S.r.l.	Brescia	EUR	0,0	12,40%
Studio 71 Italia S.r.l.	Cologno Monzese (MI)	EUR	0,1	51,87%
Superguidatv S.r.l.	Napoli	EUR	1,4	20,24%
Supersport Media S.L.	Madrid	EUR	0,1	15,06%

			Share	% held by the
Equity investments held as “Available for sale”	Registered Office	Currency	Capital	Group (*)

21 Buttons App SL	Barcelona	EUR	0,0	4,69%
Aprok Imagen S.L. (in liquidazione)	Madrid	EUR	0,3	1,53%
Aranova Freedom S.C.aR.L	Bologna	EUR	0,0	13,33%
Ares Film S.r.l.	Rome	EUR	0,1	5,00%
Audiradio S.r.l. (in liquidazione)	Milan	EUR	0,0	9,50%
Blooming Experience SL	Valencia	EUR	0,0	2,93%
ByHours Travel S.L.	Madrid	EUR	0,0	2,67%
Check Bonus S.r.l.	Milan	EUR	0,8	16,00%
Class CNBC S.p.A.	Milan	EUR	0,6	10,90%
Club Dab Italia Società Consortile per Azioni	Milan	EUR	0,2	10,00%
Deporvillage S.L.	Barcelona	EUR	0,2	13,29%
Hundredrooms S.L.	Palma de Mallorca	EUR	0,6	6,57%
Innovacon y Desarrollo Nuevos	Madrid	EUR	0,0	3,67%
Isalud Health Services	Barcelona	EUR	0,0	1,29%
Job Digital Networks SL	Barcelona	EUR	0,0	11,53%
Kirch Media GmbH & Co. Kommanditgesellschaft auf Aktien	Unterföhring (Germania)	EUR	55,3	2,28%
Midnight Call S.r.l.	Reggio Emila	EUR	0,0	9,26%
Playspace SL	Palma de Mallorca	EUR	0,0	4,56%
Radio e Reti S.r.l.	Milan	EUR	1,0	10,00%
Romaintv S.p.A. (in liquidazione)	Rome	EUR	0,8	9,67%
Monte Maddalena Telecomunicazioni S.r.l. (in liquid.)	Brescia	EUR	0,0	26,20%
ProSiebenSat.I Digital Content GP Ltd	London	GBP	0,0	5,62%
ProSiebenSat.I Digital Content LP	London	GBP	0,0	5,62%
Springlane Gmbh	Dusseldorf	EUR	0,1	8,09%
Tavolo Editori Radio S.r.l.	Milan	EUR	0,0	12,94%
Westwing Group Gmbh (già Jade 1290 Gmbh)	Munich	EUR	0,1	2,61%

(*) Group’s stakes have been calculated not considering treasury shares hold by subsidiaries.

Attestation of the Consolidated Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•  to the adequacy relative to the characteristics of the Group and

•  the effective application

of the administrative and accounting procedures for building up the Consolidated Financial Statements, during the financial year 2017.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Consolidated Financial Statements at 31st December 2017 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Consolidated Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             Reflect the balances in the books and the accounting postings;

c)              Are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer and of the group of companies included within the consolidation;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer and of the group of companies included within the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

24th April 2018

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

MEDIASET GROUP

MEDIASET

Consolidated Annual Report 2017

Indipendent Auditors' Report

Deloitte & Touche S.p.A. Via Tortona, 25 20144 Milano Italia

Tel:+39 02 83322111
Fax:+39 02 83322112
www.deloitte.it

INDEPENDENT AUDITOR’S REPORT

PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010

AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of

Mediaset S.p.A.

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

Opinion

We have audited the consolidated financial statements of Mediaset S.p.A. and its subsidiaries (the “Group” or the “Mediaset Group”), which comprise the consolidated statement of financial position as at December 31, 2017, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in shareholders’ equity for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at December 31, 2017, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of Mediaset S.p.A. (the “Company”) in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Revenue Recognition — Television Advertising Revenues

Description of key audit matter

The Group’s 2017 consolidated income statement includes Television Advertising Revenues amounting to Euro 2.587,6 million. As reported in the explanatory notes, Television Advertising Revenues are recognized at the time of the appearance of the advertisement or of the advertising spot.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Udine Verona

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We concluded that this area constitutes a key audit matter for the Mediaset Group financial statements at December 31, 2017 considering the significance of the amount, the high number and variety of contractual conditions applied to the customers and the complexity of IT Systems related to the billing and advertising tracking processes.

Note 12.1 “Revenues from sales and services” includes the Group’s revenues disclosure while the related accounting policies are included in the “Revenue recognition” paragraph included in Note 3 “Summary of the accounting standards and measurement criteria”.

Audit procedures

In order to evaluate the correct recognition of Television Advertising Revenues, the main procedures we performed are:

•                  Obtaining an understanding of the relevant controls adopted by Mediaset Group on advertising revenues recognition;

•                  Verification of the implementation and tests of the operating effectiveness of relevant controls, including IT controls, related to the billing and advertising tracking process, also with the assistance of our internal IT specialists;

•                  Reconciliation of total advertising spot broadcasted during 2017, extracted from the advertising tracking IT system, with the total revenues accounted and billed to customers in order to verify the recognition in the correct reporting period;

•                  Performance of a detail test, on a sample basis, of sales transactions verifying supporting documentation (for example, agreements, orders, invoices and collections if occurred);

•                  Trend analysis on the main advertising revenues components (volume and discounts) accounted for in 2017 and in the first quarter 2018;

•                  Assessment of compliance with accounting standards on revenue recognition of the information disclosed.

Impairment Test

Description of key audit matter

The Mediaset Group’s Consolidated Financial Statements include Goodwill amounting to Euro 968,5 million and other intangible assets with indefinite useful lives amounting to Euro 85,2 million. These assets, in accordance with IAS 36, are not systematically depreciated but are subject to Impairment testing at least annually.

The Impairment Test is performed by comparing the cash generating unit’s (“CGU”) recoverable amount, determined according to either the Value in Use or the Fair Value methodology, and its carrying amount, inclusive of Goodwill and other assets allocated to the CGU tested. In particular, the Fair Value methodology has been used by Management to value the Pay TV, Mediaset Espana and EI Towers CGUs, while the Value in Use method has been used in testing the Free to Air and Radio CGUs.

The Management valuation process, with reference to the determination of the Value in Use, is based on assumptions concerning, among others, the cash flows derived from the five-year plans (2018-2022), drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on March 27, 2018, the determination of an appropriate discount rate (WACC) and the long-term growth (g-rate).

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The determination of forecasted cash flows is based on assumptions influenced by future expectations and external variables, including the evolution of the industry markets, discount rates and long-term growth rates.

With reference to the Impairment Test carried out through the Fair Value methodology on the Pay TV CGU, Management based their assumptions on the value of recent third party transactions in relation to Cinema Rights - Television Series and on prices of recent TV rights bids of the UEFA Champions League and Serie A Championship. In this context, Management has obtained a Fairness Opinion from an independent expert assessing the adequancy of methodology, the application process and the conclusions reached.

Finally, where the CGU corresponds to a listed subsidiary on regulated markets (CGU Mediaset Espana and EI Towers), Management has considered the market capitalization value at the reporting date (CGU Mediaset Espana and EI Towers).

Given the materiality of the goodwill and of the other assets allocated to the CGUs, the subjectivity and uncertainty inherent in the estimates of expected cash flows and of the key variables of the impairment model used in the estimation of the Value in Use and of the Fair Value, we considered the Impairment Test a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.4 “Assessment of recoverability of goodwill and other intangible assets (Impairment testing)” includes the disclosure on the Impairment Test, including a “sensitivity analysis,” which illustrates the effects from changes in the key variables used in the Impairment Test.

Audit procedures

In order to assess the recoverability of the assets subject to the Impairment Test, we have preliminarily analyzed the methods used by Management to determine the recoverable value of the various CGUs, analyzed the methods and assumptions used for the development of the Impairment Test and, after having understood the relevant controls in place on the impairment process, we have carried out, with the support of our valuation specialists, the following procedures:

•                  Assessment of compliance of the methodology adopted by Management for the Impairment Test with the applicable accounting standards;

•                  Analysis of the reasonableness of the main assumptions used to develop the cash flows forecasted related to Free to Air and Radio CGUs, also through a sector data analysis (reports on the Italian advertising market) as well as through the attainment of supporting information from Management;

•                  Analysis of the Budget vs Actual results, in order to assess the nature of the deviations and the reliability of the planning process;

•                  Evaluation of the reasonableness of the discount rate (WACC) and long-term growth (g-rate);

•                  Verification of the mathematical accuracy of the model used to determine the Value in Use of the CGUs;

•                  Analysis on the reasonableness of the main assumptions used for the determination of the Fair Value; also through analysis of sector data and through the attainment of supporting information from Management as well as through obtaining and examining the Fairness Opinion drafted by the independent expert with reference to the Pay TV CGU;

•                  Verification of the correct determination of the carrying amount of the CGUs;

•                  Verification of the sensitivity analysis prepared by the Management;

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•                  Assessment of the adequacy of the disclosure reported in the notes to the consolidated financial statements with the IAS 36.

Valuation of Deferred Tax Assets

Description of key audit matter

The Mediaset Group consolidated financial statements present deferred tax assets amounting to Euro 512,7 million, of which, approximately Euro 339,2 million are recorded in the Italian tax consolidation perimeter to which some Group entities adhere. Deferred Tax Assets relate for Euro 205,2 million to the entire amount of tax losses carried forward (IRES) generated in the Italian tax consolidation perimeter.

As reported by the Directors in the explanatory notes, the Group recognizes deferred tax assets having verified the recoverability of the amounts as well as by taking into account the future effects arising from the temporary differences on which deferred tax liabilities are recorded. In particular, the Directors performed the estimates determining the future taxable income on the basis of the five-year plans (2018-2022) for the explicit period and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Given the existence of tax losses generated in recent years, the subjectivity and uncertainty inherent in the estimates of future taxable income, with particular reference to those beyond the explicit period covered by multi-year plans, we considered the valuation of deferred tax assets as a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.8 “Deferred Tax Assets and Liabilities” includes the disclosure on the Group’s deferred tax assets.

Audit procedures

In order to assess the recoverability of the Deferred Tax Assets, we have preliminarily examined the methods used by Management to verify the recoverability of such assets.

We have, among others, performed the following procedures:

•                  Analysis of the reasonableness of the main assumptions used for the development of the taxable income forecasted, with particular reference to the forecasts included in the Italian tax consolidation perimeter, verification of the adequacy of these expectations with the multi-year plans prepared by the Directors for the explicit periods and verification of the consistency with the trends forecasted by the plan and with other information available from the Directors for the subsequent periods;

•                  Analysis of the correctness of the tax rates applied, of the existing temporary differences and of the mathematical calculation of the deferred tax assets;

•                  Verification of the adequacy of the disclosure reported by the Directors with the IFRS accounting principles.

Other Matter

The consolidated financial statements of Mediaset Group for the year ended December 31, 2016, were audited by another auditor who expressed an unmodified opinion on those statements on April 28, 2017.

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Responsibilities of the Directors and the Board of Statutory Auditors for the Consolidated Financial Statements

The Directors are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05, and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or the termination of the business or have no realistic alternatives to such choices.

The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•          Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•          Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•          Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•          Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

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•          Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•          Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report.

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Group for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14 paragraph 2 (e) of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and the ownership structure of Mediaset Group as at December 2017, including their consistency with the related consolidated financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and the ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98, with the consolidated financial statements of Mediaset Group as at December 31, 2017 and on their compliance with the law, as well as to make a statement about any material misstatement.

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In our opinion, the above-mentioned report on operations and some specific information contained in the report on corporate governance and the ownership structure are consistent with the consolidated financial statements of Mediaset Group as at December 31, 2017 and are prepared in accordance with the law.

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the Group and of the related context acquired during the audit, we have nothing to report.

Statement pursuant to art. 4 of the Consob Regulation for the implementation of Legislative Decree 30 December 2016, no. 254

The Directors of Mediaset S.p.A. are responsible for the preparation of the non-financial statement pursuant to Legislative Decree 30 December 2016, no. 254.

We verified the approval by the Directors of the non-financial statement.

Pursuant to art. 3, paragraph 10 of Legislative Decree 30 December 2016, no. 254, this statement is subject of a separate attestation issued by us.

DELOITTE &TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

April 26, 2018

This report has been translated into the English language solely for the convenience of international readers.

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